PROSPECTUS

                                2,200,000 SHARES
                         [VION PHARMACEUTICALS, INC LOGO]

                                  COMMON STOCK

                            ------------------------

     This is a public offering by Vion Pharmaceuticals, Inc. of 2,200,000 shares of common stock.

     We have been approved for quotation on the Nasdaq National Market under the symbol 'VION.' On October 25, 1999, the last reported sales price of our shares was $5.8125 per share.

                            ------------------------

THESE ARE SPECULATIVE SECURITIES. BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN 'RISK FACTORS' BEGINNING ON PAGE 8.

----------------------------------------------------------------------------------------------------
                                                             UNDERWRITING
                                     PRICE TO               DISCOUNT AND               PROCEEDS TO
                                      PUBLIC                 COMMISSIONS                   VION
----------------------------------------------------------------------------------------------------
Per share..................           $5.00                     $0.35                     $4.65
Total......................        $11,000,000                 $770,000                $10,230,000
----------------------------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters the right to purchase up to an additional 330,000 shares of our common stock within 30 days following the date of this prospectus to cover over-allotments. Brean Murray & Co., Inc., the representative of the underwriters, expects to deliver the shares of common stock to the purchasers on October 29, 1999.

                            ------------------------

                            BREAN MURRAY & CO., INC.

                            ------------------------

                The date of this prospectus is October 25, 1999

                               [graphics omitted]

[Pictures which outline the four stages by which the TAPET system suppresses tumor growth. The pictures show (i) the methods by which TAPET bacteria is introduced into the body, (ii) how TAPET bacteria find their way to the tumor,
(iii) TAPET bacteria multiplying inside the tumor, and (iv) the suppression of tumor growth.]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     8
Note Regarding Forward-Looking Statements...................    15
Use of Proceeds.............................................    16
Price Range of Common Stock.................................    16
Dividend Policy.............................................    17
Capitalization..............................................    17
Selected Financial Data.....................................    18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    19
Business....................................................    23
Management..................................................    35
Principal Stockholders......................................    43
Certain Transactions........................................    45
Description of Capital Stock................................    45
Shares Eligible For Future Sale.............................    49
Underwriting................................................    51
Legal Matters...............................................    52
Experts.....................................................    52
Where You Can Find More Information.........................    52
Index to Financial Statements...............................   F-1

                            ------------------------

     Unless we indicate otherwise in this prospectus, references to 'Vion,' 'we,' 'us' or 'our' mean Vion Pharmaceuticals, Inc. Except as otherwise specified, all information in this prospectus:

      does not give effect to 7,600,248 shares issuable upon the exercise of outstanding stock options and warrants and 2,864,259 shares issuable upon the conversion of outstanding shares of preferred stock as of October 25, 1999; and

      assumes that the underwriters' over-allotment option is not exercised.

     TAPET'r', Triapine'r', Promycin'r' and MELASYN'r' are our registered trademarks and servicemarks.

     You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares of common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information, financial statements and notes to the financial statements appearing elsewhere in this prospectus.

                                   ABOUT VION

     Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Pursuant to license agreements with Yale University, we have acquired the rights to several patents and patent applications related to cancer treatment technologies. Our product portfolio consists of a drug delivery platform and three cancer therapeutics.

DRUG DELIVERY PLATFORM: TAPET'r'

     We believe that our core technology, TAPET, or Tumor Amplified Protein Expression Therapy, addresses one of the biggest challenges faced in treating cancer: how to effectively deliver anticancer agents while having a minimal effect on healthy, normal tissues. Administered systemically, most anticancer drugs affect rapidly growing cells, both cancerous and normal, throughout the body. Too often, the result is significant side effects that take a toll on patient health, limiting the amount of treatment a patient may receive. Therefore, a great need exists for new therapies and delivery mechanisms that are able to deliver anticancer agents to tumors preferentially, safely and efficiently. We believe that TAPET will meet this need.

     We believe that TAPET is the first and only drug delivery technology that uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer-fighting drugs preferentially to solid tumors. The Salmonella utilized in the TAPET system have been genetically modified to minimize the occurrence of septic shock. As an additional safety measure, TAPET organisms have been designed to remain fully sensitive to antibiotics. Therefore, if there is an adverse reaction, the bacteria can be treated with antibiotics at any time during therapy. Preclinical studies have demonstrated these safety measures to be effective.

     In preclinical studies, after injection into the body, TAPET organisms migrated to and penetrated throughout tumors, including the necrotic, or the deep, oxygen-starved cells of solid tumors where other anticancer drugs have difficulty reaching. These studies showed that TAPET organisms double in quantity every 30 to 45 minutes, thereby increasing their ability to inhibit tumor growth and enabling the continuous delivery of anticancer drugs to tumors. We believe that bringing a 'drug factory' preferentially to the tumor will result in a cancer therapy that is more concentrated, more effective and less toxic to normal tissue.

     Preclinical studies have demonstrated TAPET's ability to inhibit the growth of a broad range of solid tumors, such as melanoma and colon, lung and breast cancer. Additionally, in these preclinical studies, TAPET organisms have been shown to selectively accumulate in solid tumors of the lung, colon, breast, prostate, liver, kidney and also in melanoma at ratios of greater than 1,000:1 relative to normal tissues. These types of solid tumors represent more than 60% of all new cancer incidences in the world today. Administration of unarmed TAPET vectors, without an anticancer drug, to mice bearing melanoma tumors inhibited the growth of these tumors by 94% compared with untreated control animals. In addition, the treated mice survived more than twice as long as those that did not receive TAPET treatment.

     We believe that TAPET's greatest potential application is the ability to continuously deliver a large variety of anticancer drugs directly to tumors while minimizing the side effects associated with current chemotherapy. Through genetic engineering, we intend to develop TAPET vectors that manufacture and deliver Vion-developed anticancer drugs. Some of these drugs will be generic and non-proprietary, however, when combined with the TAPET system, they could result in proprietary products for us. In addition, we intend to seek multiple strategic partnerships with pharmaceutical companies to use TAPET to deliver their proprietary anticancer drugs.

     Following the submission of an investigational new drug, or IND, application to the U.S. Food and Drug Administration, we are now working under an open IND status to prepare for and initiate Phase I intratumoral safety studies in human patients using unarmed TAPET organisms. On October 11, 1999, we received Institutional Review Board approval to begin Phase I safety trials at the Cleveland Clinic under the supervision of Ronald M. Bukowski, M.D. If successful, these safety studies will soon be followed by additional Phase I studies of TAPET organisms delivered intravenously, as well as by an armed vector designed to manufacture and express an anticancer drug.

ANTICANCER CELL THERAPEUTICS

Promycin'r'

     Promycin, which is currently being evaluated in a multicenter Phase III clinical trial for the treatment of head and neck cancer, is designed to improve the treatment of solid tumors by attacking the hypoxic, or oxygen-depleted, cancer cells that are often resistant to traditional radiation therapy. Small quantities of hypoxic cells within a tumor often survive and proliferate after most of the non-hypoxic malignant cells in the tumor have been eradicated by radiation treatment. Because radiation therapy requires oxygenation of the tissue in order to be effective, oxygen depleted cells are less susceptible to radiation therapy and tend to form a therapeutically resistant group within solid tumors. Preclinical studies have shown that Promycin, in conjunction with radiation, is effective in eradicating oxygen-depleted cells.

     A Phase I/II trial was conducted on 21 patients who were treated with radiation, and in some cases, surgery, in conjunction with Promycin for certain types of head and neck cancer. In this study, there was a 33% cancer-free survival rate at five years versus the clinical expectation of approximately 15% for radiation therapy alone. Based on these findings, Vion and Boehringer Ingelheim International GmbH collaborated to initiate a Phase III trial of Promycin in patients with head and neck cancer at 44 centers worldwide. The trial is designed to determine the efficacy of Promycin as an adjunct to radiation therapy for these conditions. We expect to begin evaluating Promycin in other tumor types by the first quarter of 2000.

Triapine'r'

     Triapine is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA. In preclinical trials, Triapine has shown a broad spectrum of activity against human tumors grafted onto another species and mouse tumors. We received clearance from the U.S. Food and Drug Administration to proceed with a Phase I human clinical trial in January 1998. Both single dose and multiple dose regimens are currently being evaluated in patients with solid tumors.

Sulfonyl Hydrazine Prodrugs

     Sulfonyl hydrazine prodrugs represent compounds that are designed to be converted to unique, potent alkylating agents. Alkylating agents are highly effective against tumors, but lack selectivity and affect many normal tissues as well as cancer cells, causing toxic side-effects. Developing the sulfonyl hydrazine alkylating agent as a prodrug form yields a relatively non-toxic drug form that may be converted preferentially into the active drug, allowing it to exploit a property of tumor cells for conversion into powerful cancer-fighting drugs.

OUR BUSINESS STRATEGY

     Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer technologies through in-house research and through collaboration with academic institutions. Second, we seek partnerships with other companies to develop, and eventually market, our products.

     Our plan of operations for the next 18 months includes the following elements:

      Continue to conduct internal research and development with respect to our core technologies and other product candidates that we may identify;

      Conduct Phase III clinical studies of Promycin in the United States and Europe for treatment of head and neck cancer;

      Conduct Phase I clinical studies of Triapine in the United States for safety and efficacy;

      File IND(s) with the FDA and conduct Phase I clinical studies in the United States and Europe for the safety and selective tumor accumulation of several bacterial constructs using our TAPET delivery system;

      Continue to support research and development being performed at Yale University and by other collaborators; and

      Continue to seek collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties.

     We were incorporated in Delaware on May 13, 1993 and began operations on May 1, 1994. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210.

                                  THE OFFERING

Common stock offered by Vion.................  2,200,000 shares
Common stock outstanding before the
  offering...................................  15,697,325 shares
Common stock to be outstanding after the
  offering...................................  17,897,325 shares
Use of Proceeds..............................  For working capital, including for research and development and other general corporate
                                               purposes. See 'Use of Proceeds.'
Nasdaq SmallCap Symbol.......................  VION

------------

     The number of shares outstanding after the offering is based on the number of shares outstanding as of October 25, 1999. Except as otherwise specified, the information in this prospectus:

      does not give effect to 7,600,248 shares issuable upon the exercise of outstanding stock options and warrants and 2,864,259 shares issuable upon the conversion of outstanding shares of preferred stock; and

      assumes that the underwriters' over-allotment option is not exercised.

                             SUMMARY FINANCIAL DATA

                                                                                                       FOR THE
                                                                                                     PERIOD FROM
                                                                                                     MAY 1, 1994
                                                                                SIX MONTHS           (INCEPTION)
                                                                              ENDED JUNE 30,           THROUGH
                                                                          -----------------------     JUNE 30,
                                       1996        1997         1998         1998         1999          1999
                                       ----        ----         ----         ----         ----          ----
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
     Contract research grants......  $      52   $      48   $      309   $      109   $      164     $    573
     Research support..............     --           1,223        1,647          423        1,115        3,985
     Technology license revenues...     --           4,000       --           --               50        4,050
                                     ---------   ---------   ----------   ----------   ----------     --------
          Total revenues...........         52       5,271        1,956          532        1,329        8,608
                                     ---------   ---------   ----------   ----------   ----------     --------
Operating expenses:
     Research and development......      5,975       7,675       10,709        4,371        6,324       38,299
     General and administrative....      2,113       2,639        2,203        1,091        1,200       10,587
     Non-recurring collaboration
       restructuring fee...........     --             600       --           --           --              600
                                     ---------   ---------   ----------   ----------   ----------     --------
          Total operating
            expenses...............      8,088      10,914       12,912        5,462        7,524       49,486
                                     ---------   ---------   ----------   ----------   ----------     --------
          Loss from operations.....     (8,036)     (5,643)     (10,956)      (4,930)      (6,195)     (40,878)
Interest income....................       (437)       (344)        (540)        (249)        (127)      (1,533)
Interest expense...................         10          44           62           34           21          181
                                     ---------   ---------   ----------   ----------   ----------     --------
     Net loss......................     (7,609)     (5,343)     (10,478)      (4,715)      (6,089)     (39,526)
Preferred dividends and
  accretion........................    (11,627)     (1,132)      (4,414)      (2,676)        (357)     (17,530)
                                     ---------   ---------   ----------   ----------   ----------     --------
Loss applicable to common
  shareholders.....................  $ (19,236)  $  (6,475)  $  (14,892)  $   (7,391)  $   (6,446)    $(57,056)
                                     ---------   ---------   ----------   ----------   ----------     --------
                                     ---------   ---------   ----------   ----------   ----------     --------
Basic and diluted loss applicable
  to common shareholders per
  share............................  $   (2.52)  $   (0.75)  $    (1.24)  $    (0.72)  $    (0.44)
                                     ---------   ---------   ----------   ----------   ----------
                                     ---------   ---------   ----------   ----------   ----------
Weighted average number of shares
  of common stock outstanding......  7,641,546   8,670,717   11,977,121   10,251,896   14,567,169
                                     ---------   ---------   ----------   ----------   ----------
                                     ---------   ---------   ----------   ----------   ----------

     The 'As Adjusted' column of the following balance sheet gives effect to our sale of 2,200,000 shares of common stock in this offering at the price set forth on the cover page of this prospectus after deducting the underwriting discount and estimated offering expenses.

                                                                 JUNE 30, 1999
                                                              --------------------
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $4,506    $ 14,111
Working capital.............................................   3,002      12,607
Total assets................................................   7,185      16,790
Redeemable preferred stock..................................   5,013       5,013
Total shareholders' equity (deficit)........................    (789)      8,816

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this prospectus before purchasing our shares.

WE DO NOT HAVE A LONG OPERATING HISTORY AND ARE VULNERABLE TO THE UNCERTAINTIES AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES

     To date, our activities have consisted primarily of research and development and we have generated minimal revenues. Therefore, we are vulnerable to the uncertainties and difficulties encountered by early stage companies, such as our ability to:

      implement sales and marketing initiatives;

      attain, retain and motivate qualified personnel;

      respond to actions taken by our competitors;

      effectively manage our growth by building a solid base of operations and technologies; and

      move from the product development stage to the commercialization stage.

WE DO NOT HAVE MANUFACTURING OR MARKETING CAPABILITIES OF OUR OWN

     We have no experience in manufacturing or marketing any therapeutic products. We currently do not have the resources to manufacture or market independently on a commercial scale any products that we may develop. We currently intend to outsource some or all manufacturing requirements we may have. We may not be able to enter into suitable arrangements for manufacturing. If, alternatively, we decide to establish a manufacturing facility, we will require substantial additional funds and will be required to hire significant additional personnel and comply with the extensive FDA-mandated good manufacturing practices that would apply to such a facility. Additionally, we currently have no marketing or sales staff and we may not be successful in hiring such a staff.

WE DEPEND ON OUTSIDE PARTIES FOR ASPECTS OF OUR PRODUCT DEVELOPMENT EFFORTS

     Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We are dependent, therefore, upon the actions of these third parties in performing their responsibilities. We also rely on our collaborative partners to conduct research efforts and clinical trials, to obtain regulatory approvals and to manufacture and market our products. In particular, we have contracted a research organization to conduct the Phase III clinical studies of Promycin. As a result, the amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

WE HAVE AN ACCUMULATED DEFICIT, WE ANTICIPATE THAT OUR LOSSES WILL CONTINUE AND WE RECEIVED A GOING CONCERN OPINION FROM OUR AUDITORS

     We are in the development stage and at June 30, 1999, we had an accumulated deficit of approximately $57.1 million. The loss applicable to common shareholders is also approximately $57.1 million. Since then, we have experienced significant losses which we expect to continue for the foreseeable future. We have incurred a substantial portion of our losses in connection with research we sponsored on several product candidates pursuant to agreements with Yale University. We continue to have substantial financial commitments to Yale pursuant to the agreements with them. We will continue to conduct significant research, development, testing and regulatory compliance activities which, together with administrative expenses, are expected to result in operating losses for at least the next several years. We also received an opinion from our independent auditors for the fiscal year ended December 31, 1998 expressing substantial doubt as to our ability to continue as a going concern as a result of our recurring operating losses and need for substantial amounts of additional funding to continue our operations.

WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT AND OUR PRODUCT CANDIDATES MAY NOT BE SUCCESSFULLY DEVELOPED

     Some of our proposed products are in the early development stage and require significant further research and development. We have not yet selected lead drugs to use with our proposed TAPET drug delivery platform and one of our proposed products is just beginning clinical trials. We do not expect our products to be commercially available for a significant period of time, if ever. Results obtained in research and testing conducted to date are not conclusive as to whether products we are investigating will be effective or safe for their proposed uses. Our successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that:

      the proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or approvals;

      the proposed products are uneconomical to market or do not achieve broad market acceptance;

      third parties hold proprietary rights that preclude us from marketing proposed products; or

      third parties market a superior or equivalent product.

THE EFFICACY AND SAFETY OF OUR TAPET TECHNOLOGY IS UNCERTAIN

     TAPET uses genetically altered Salmonella bacteria for delivery of genes or gene products to tumors. The use of bacteria in general, and Salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products utilizing the TAPET technology. Products utilizing the TAPET technology are not yet in human clinical trials, and the results of preclinical studies do not always predict safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of septic shock, a serious and often fatal result of bacterial infection of the blood.

WE ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS

     Our strategy is to continue to test our current anticancer therapeutics and technologies and to discover, develop and commercialize other products for the treatment of cancer. In order to implement our strategy, we expect to spend significant amounts of money to:

      pay our financial commitments to our current academic collaborators;

      fund our research and product development programs;

      enter into additional strategic/collaborative partnerships with academic institutions;

      sponsor the performance of clinical trials and other tests on our products;

      market our products; and

      fund operating losses and working capital.

     We required additional capital financing after our initial public offering in 1995 and we will likely require additional capital from public or private equity or debt sources. We anticipate that our existing available capital resources and interest earned on available cash and short-term investments, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital requirements as currently planned until at least September 30, 2000. We may not be able to raise additional capital in the future on terms acceptable to us or at all. Moreover, future equity financings may be dilutive to our stockholders. If alternative sources of financing are insufficient or unavailable, we will be required to delay, scale back or eliminate our research and product development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop alone. In addition, we may be unable to meet our obligations under license agreements, research agreements or other collaborative agreements. If we fail to make any payments required to academic collaborators or licensors, or otherwise default under any agreement with such parties, they will have the right to terminate their agreements with us. As a result, we would be unable to continue development of or to commercialize all or a portion of our product candidates licensed under these agreements.

WE DEPEND HEAVILY ON PATENTS WHICH MAY NOT ADEQUATELY PROTECT OUR TECHNOLOGIES FROM USE BY OTHERS

     Our success will depend on our ability, or the ability of our licensors, to obtain and maintain patent protection on technologies and products, to preserve trade secrets and to operate without infringing the proprietary rights of others. Patent applications filed by us or on our behalf may not result in patents being issued or, if issued, the patents may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology developed by us. It is possible that before any of our potential products can be commercialized, their related patents may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. Moreover, composition of matter patent protection, which gives patent protection for a compound or a composition per se, may not be available for some of our product candidates.

     Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel. In addition, we may have to expend resources to protect our interests from possible infringement by others.

     We are aware that BioChem Pharma has been granted an issued U.S. patent with claims to methods of use of a compound or a group of compounds, including 3TC, for treating HBV. Under an agreement with Yale, we have rights in a patent application with claims directed to methods for the use of 3TC or a mixture containing 3TC for treating HBV. In November 1997, we requested that the U.S. Patent and Trademark Office declare an Interference between the BioChem patent and our patent application. We may not prevail in any Interference proceeding that may be declared.

     We have received correspondence from F. C. Gaskin, Inc. alleging that we may be infringing certain of their patents relating to melanin-containing compositions and their use. We believe this assertion has no merit.

WE RELY ON CONFIDENTIALITY AGREEMENTS TO PROTECT OUR TRADE SECRETS; DISPUTES MAY ARISE AS TO TECHNOLOGY DEVELOPED BY OUR EMPLOYEES

     We also rely on trade secrets that we may seek to protect through confidentiality agreements with employees and other parties. If these agreements are breached, remedies may not be available or adequate and our trade secrets may otherwise become known to competitors. To the extent that our consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of these proprietary rights which may not be resolved in our favor.

WE HAVE PAID AND MUST CONTINUE TO PAY SIGNIFICANT AMOUNTS OF MONEY TO YALE, BUT WE MAY NEVER REALIZE ANY BENEFITS FROM OUR AGREEMENTS WITH YALE

     We have significant financial commitments to academic collaborators in connection with licenses and sponsored research agreements. In particular, through June 30, 1999, we have paid approximately $6.0 million in total to Yale, and we continue to have substantial funding commitments to Yale whether or not the research results in suitable product candidates. Moreover, we generally do not have the right to control the research that Yale is conducting pursuant to the sponsored research agreements, and the funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

WE DEPEND HEAVILY ON KEY PERSONNEL

     Because of the specialized scientific nature of our business, we are dependent upon the continued efforts of our management and scientific and technical personnel. We are also dependent upon key employees and our scientific advisors. We do not maintain key-man life insurance on any of our employees. Competition among biopharmaceutical and biotechnology companies for qualified employees is intense. We may not be able to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities. In addition, the hiring process will be time consuming and will divert the efforts and attention of our management from our operations.

THE FDA AND COMPARABLE FOREIGN REGULATORY AUTHORITIES MAY NOT APPROVE OUR FUTURE PRODUCTS

     The FDA and comparable foreign regulatory authorities require rigorous preclinical testing, clinical trials and other approval procedures for human pharmaceutical products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of pharmaceutical products. Governmental regulations may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. A delay in obtaining or a failure to obtain regulatory approvals for any of our drug candidates will have an adverse effect on our business.

     Government regulatory requirements vary widely from country to country, and the time required to complete preclinical testing and clinical trials and to obtain regulatory approvals is typically several years. The process of obtaining approvals and complying with appropriate government regulations is time consuming and expensive. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in added cost, delays or rejections. Our success substantially depends upon our ability to demonstrate the safety and effectiveness of our drug candidates to the satisfaction of government authorities.

EVEN IF OUR PRODUCTS RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DIFFICULTIES IN MARKETING AND MANUFACTURING THOSE PRODUCTS

     If we receive regulatory approval of any of our drug candidates, the FDA or comparable foreign regulatory agency may, nevertheless, limit the indicated uses of the drug candidate. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

      fines;

      suspended regulatory approvals;

      refusal to approve pending applications;

      refusal to permit exports from the United States;

      product recalls;

      seizure of products;

      injunctions;

      operating restrictions; and

      criminal prosecutions.

THERE IS UNCERTAINTY RELATED TO HEALTHCARE REIMBURSEMENT AND REFORM MEASURES THAT COULD AFFECT THE COMMERCIAL VIABILITY OF ANY PRODUCTS WE DEVELOP

     Our success in generating revenue from sales of therapeutic products may depend on the extent to which reimbursement for the cost of those products will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our therapeutic products, the market acceptance of these products could be adversely affected. Further, third-party insurance coverage may not reimburse us at price levels sufficient for realization of an appropriate return on our investment in developing new therapies or products.

     Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. In addition, Congress regularly considers numerous proposals relating to healthcare reform which, if adopted, could affect the amount paid for pharmaceutical products and medical procedures.

WE FACE INTENSE COMPETITION IN THE MARKET FOR ANTICANCER PRODUCTS

     The market for anticancer products is large and growing rapidly and will attract new entrants. We are in competition with other pharmaceutical companies, biotechnology companies and research and academic institutions. Many of these companies have substantially greater financial and other resources and development capabilities than us and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

THE TESTING AND MARKETING OF OUR POTENTIAL PRODUCTS WILL PRESENT LIABILITY RISKS

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products including, but not limited to, unacceptable side effects. Such side effects and other liability risks could give rise to viable product liability claims against us. We do not currently have any product liability insurance. When we seek to obtain product liability insurance, we may not be able to obtain or maintain product liability insurance on acceptable terms and insurance may not provide adequate coverage against potential liabilities. As a result, if we are subject to product liability claims, we may incur significant expense defending such claims.

OUR COMPLIANCE WITH ENVIRONMENTAL LAWS MAY NECESSITATE EXPENDITURES IN THE
FUTURE

     We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Our limited capital makes it uncertain whether we will be able to pay for these larger than expected capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

     All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, or OSHA, the Environmental Protection Agency, or EPA, and the Nuclear Regulatory Commission, or NRC, regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF VION

     Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

      discourage potential acquisitions;

      delay or prevent a change in control; and

      limit the price that investors might be willing to pay in the future for shares of our common stock.

     In particular, our certificate of incorporation provides that our board may issue from time to time, without stockholder approval, additional shares of preferred stock. The issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage, hinder or preclude an unsolicited acquisition, even if such acquisition is beneficial to us, and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

     In addition, we have adopted a 'poison pill' pursuant to which our stockholders may exercise rights to purchase additional shares of common stock in the event of certain acquisitions of our common stock.

WE MAY ISSUE PREFERRED STOCK ON TERMS THAT MAY DISADVANTAGE OUR COMMON STOCKHOLDERS

     We currently have 498,194 shares of Class A Preferred Stock and 5,000 shares of 5% Redeemable Convertible Preferred Stock Series 1998 outstanding, and the board may issue additional preferred stock without stockholder approval. The issuance of additional shares of preferred stock by our board could decrease the amount of earnings and assets available for distribution to our common stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights that are greater than the rights of the common stockholders.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON OUR BUSINESS AND RESULTS OF OPERATIONS

     In the event that we do not implement adequate plans to address Year 2000 compliance, our operations could be affected in several adverse ways. Failure of a scientific instrument or laboratory facility or by any of our suppliers could result, among other things, in the loss of experiments that would take weeks to set up and repeat. Such delays in the progress of research could have an adverse impact on our stock price and on our ability to raise capital, and the cost of repeating lost experiments cannot reasonably be estimated at this time. In addition, research delays could occur due to the impact of Year 2000 problems at major vendors, government research funding agencies, or development partners.

OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS
OFFERING

     Our management will have broad discretion with respect to the use of proceeds from this offering. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including additional research and development projects, increasing marketing activities and possible expansion through acquisitions. As a result, you must rely solely on management's ability and discretion to apply the proceeds to these ends effectively.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE

     Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities. After this offering, we will have 17,897,325 shares of common stock outstanding, or 18,227,325 shares if the underwriters' over-allotment option is exercised in full. All of these shares will be freely tradeable except for any shares purchased by an affiliate of ours, which will be subject to the limitations of Rule 144 under the Securities Act.

     There are options and warrants outstanding that are exercisable for an aggregate of 7,600,248 shares of common stock. Options and warrants to purchase 6,037,628 shares are currently exercisable, and the remainder become exercisable at various times through 2003. Additionally, the standstill agreement with Boehringer Ingelheim terminates in November 1999, upon which Boehringer Ingelheim will be free to sell up to 448,336 shares in the public market, subject to the limitations of Rule 144.

OUR COMMON STOCK COULD BE DELISTED BY THE NASDAQ NATIONAL MARKET

     We cannot assure you that we will continue to meet the criteria for continued listing of our common stock on the Nasdaq National Market or, if delisted from the Nasdaq National Market, the Nasdaq SmallCap Market. If we are unable to satisfy Nasdaq's requirements and our common stock is delisted from the Nasdaq markets, trading, if any, in the common stock would thereafter be conducted in the over-the-counter market in the so-called 'pink sheets' or the NASD's 'Electronic Bulletin Board.' Consequently, the liquidity of our common stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of us and lower prices for our common stock that might otherwise be attained.

     If our shares of common stock are delisted from Nasdaq, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell these securities to persons other than established customers and accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect the ability of purchasers in this offering to sell in the secondary market any of the shares of common stock they purchase.

     SEC regulations define a 'penny stock' to be any non-Nasdaq equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any such transaction, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. If our shares are subject to the rules on penny stocks, the market liquidity for these shares could be severely adversely affected.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as 'estimate,' 'project,' 'believe,' 'anticipate,' 'intend,' 'expect' and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under 'Risk Factors,' that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or changes in circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events that may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 2,200,000 shares offered by us will be approximately $9,605,000, or $11,140,000 if the underwriters exercise the over-allotment option in full, at an offering price of $5.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

     We intend to use the net proceeds from this offering for working capital to support the growth of our business.

     The following table sets forth our estimated allocation of the net proceeds:

Research & Development Expenses.                               7,074,000
General & Administrative Expenses...........................     788,000
Repayment of Equipment Capital Leases.......................     229,000
Acquisition of Fixed Assets.................................     139,000
Working Capital.............................................   1,375,000
                                                              ----------
     Total Net Proceeds.....................................  $9,605,000
                                                              ----------
                                                              ----------

     The net proceeds may also be used for the possible acquisition of businesses and technologies that are complementary or supplementary to our current or future business. Our ability to effect any acquisition depends on a number of factors, including the availability of acquisition candidates or other business opportunities. We are not currently party to any binding agreement relating to an acquisition, however, we review and consider possible acquisitions on an ongoing basis. Pending the use of proceeds, the proceeds from this offering will be invested in short-term, investment grade interest bearing securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the Nasdaq SmallCap Market under the symbol 'VION' since April 29, 1996. The following table sets forth the range of high and low closing sales prices of the common stock.

                                                               HIGH     LOW
                                                               ----     ---
FISCAL YEAR ENDED DECEMBER 31, 1999

     Fourth quarter (through October 25, 1999)..............  $6.875   $5.375
     Third quarter..........................................   6.000    4.063
     Second quarter.........................................   6.938    4.500
     First quarter..........................................   7.250    4.438

FISCAL YEAR ENDED DECEMBER 31, 1998

     Fourth quarter.........................................  $5.000   $2.125
     Third quarter..........................................   4.266    3.000
     Second quarter.........................................   5.375    3.406
     First quarter..........................................   4.000    2.938

FISCAL YEAR ENDED DECEMBER 31, 1997

     Fourth quarter.........................................  $5.938   $3.063
     Third quarter..........................................   5.375    3.750
     Second quarter.........................................   5.000    3.750
     First quarter..........................................   5.875    3.125

     On October 25, 1999, the last reported sale price of our shares on the Nasdaq SmallCap Market was $5.8125 per share. As of October 25, 1999, there were approximately 226 holders of record of our shares of common stock.

                                DIVIDEND POLICY

     We have never paid any cash dividends on our shares. We currently intend to retain all earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future. Additionally, we cannot pay cash dividends on our common stock without the consent of a majority of holders of the Class A Preferred Stock and the 5% Redeemable Convertible Preferred Stock Series 1998.

                                 CAPITALIZATION

     The following table sets forth, as at June 30, 1999, our capitalization and our capitalization as adjusted to reflect the sale of 2,200,000 shares of our common stock at an offering price of $5.00 per share and the application of the estimated net proceeds from this offering. This table should be read together with the financial statements, including their related notes, appearing elsewhere in this prospectus.

                                                                  JUNE 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                                  (IN THOUSANDS)
Long-term obligations, less current portions................  $     83    $     83
                                                              --------    --------
Redeemable preferred stock:
     5% convertible preferred stock Series 1998, $0.01 par
      value, 15,000 shares authorized; 5,000 shares issued
      and outstanding (redemption value -- $5,250,000)......     5,013       5,013
                                                              --------    --------
Shareholders' equity:
     Preferred stock, $0.01 par value; 5,000,000 shares
      authorized consisting of:
          Class A convertible preferred stock, $0.01 par
            value; 3,500,000 shares authorized; 493,902
            shares issued and outstanding (liquidation
            preference $4,939,020)..........................         5           5
          Common stock, $0.01 par value; 35,000,000 shares
            authorized; 15,577,022 shares issued, actual;
            17,777,022 shares issued, as adjusted...........       156         178
          Additional paid-in capital........................    56,195      65,778
          Deferred compensation.............................       (20)        (20)
          Accumulated deficit...............................   (57,075)    (57,075)
          Treasury stock (9,779 shares, at cost)............       (50)        (50)
                                                              --------    --------
               Total shareholders' equity (deficit).........      (789)      8,816
                                                              --------    --------
               Total capitalization.........................  $  4,307      13,912
                                                              --------    --------
                                                              --------    --------

     The'As Adjusted' column of the table above:

           does not give effect to 7,633,286 shares issuable upon the exercise of outstanding stock options and warrants and 2,830,284 shares issuable upon the conversion of outstanding shares of preferred stock; and

           assumes that the underwriters' over-allotment option is not exercised.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the periods ended December 31, 1994 through December 31, 1998 are derived from our audited financial statements. The financial data for the six months ended June 30, 1998 and June 30, 1999 and the period from May 1, 1994 (inception) through June 30, 1999 are derived from unaudited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly our results of operations for the periods then ended and our financial position as of such dates. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected financial data should be read in conjunction with the financial statements, related notes and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this prospectus.

                                FOR THE                                                                          FOR THE
                              PERIOD FROM                                                                      PERIOD FROM
                              MAY 1, 1994                                                                      MAY 1, 1994
                              (INCEPTION)                                                     SIX MONTHS       (INCEPTION)
                                THROUGH               YEAR ENDED DECEMBER 31,               ENDED JUNE 30,       THROUGH
                              DECEMBER 31,   -----------------------------------------    ------------------     JUNE 30,
                                  1994        1995       1996       1997        1998       1998       1999         1999
                                  ----        ----       ----       ----        ----       ----       ----         ----
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
    Contract research
      grants................     $--         $ --      $     52    $    48    $    309    $   109    $   164     $    573
    Research support........     --            --         --         1,223       1,647        423      1,115        3,985
    Technology license
      revenues..............     --            --         --         4,000       --         --            50        4,050
                                 ------      -------   --------    -------    --------    -------    -------     --------
        Total revenues......     --            --            52      5,271       1,956        532      1,329        8,608
                                 ------      -------   --------    -------    --------    -------    -------     --------
Operating expenses:
    Research and
      development...........        422        7,192      5,975      7,675      10,709      4,371      6,324       38,299
    General and
      administrative........         54        2,378      2,113      2,639       2,203      1,091      1,200       10,587
    Non-recurring
      collaboration
      restructuring fee.....     --            --         --           600       --         --         --             600
                                 ------      -------   --------    -------    --------    -------    -------     --------
        Total operationg
          expenses..........        476        9,570      8,088     10,914      12,912      5,462      7,524       49,486
                                 ------      -------   --------    -------    --------    -------    -------     --------
        Loss from
          operations........       (476)      (9,570)    (8,036)    (5,643)    (10,956)    (4,930)    (6,195)     (40,878)
Interest income.............     --              (84)      (437)      (344)       (540)      (249)      (127)      (1,533)
Interest expense............     --               45         10         44          62         34         21          181
                                 ------      -------   --------    -------    --------    -------    -------     --------
    Net loss................       (476)      (9,531)    (7,609)    (5,343)    (10,478)    (4,715)    (6,089)     (39,526)
Preferred dividends and
  accretion.................     --            --       (11,627)    (1,132)     (4,414)    (2,676)      (357)     (17,530)
                                 ------      -------   --------    -------    --------    -------    -------     --------
Loss applicable to common
  shareholders..............     $ (476)     $(9,531)  $(19,236)   $(6,475)   $(14,892)   $(7,391)   $(6,446)    $(57,056)
                                 ------      -------   --------    -------    --------    -------    -------     --------
                                 ------      -------   --------    -------    --------    -------    -------     --------
Basic and diluted loss
  applicable to common
  shareholders per share....     $(0.15)     $ (1.59)  $  (2.52)   $ (0.75)   $  (1.24)   $ (0.72)   $ (0.44)
                                 ------      -------   --------    -------    --------    -------    -------
                                 ------      -------   --------    -------    --------    -------    -------
Weighted average number of
  shares of common stock
  outstanding...............  3,174,693    6,007,154  7,641,546  8,670,717  11,977,121 10,251,896 14,567,169
                              ---------    ---------  ---------  ---------  ---------- ---------- ----------
                              ---------    ---------  ---------  ---------  ---------- ---------- ----------

                                                                            DECEMBER 31,                   JUNE 30,
                                                              -----------------------------------------    ---------
                                                              1994    1995     1996     1997      1998       1999
BALANCE SHEET DATA:                                           ----    ----     ----     ----      ----       ----
Cash and cash equivalents...................................  $  5   $2,351   $3,788   $ 3,891   $3,821     $4,506
Working capital (deficit)...................................  (372)   4,337    7,938    10,678    5,045      3,002
Total assets................................................     8    5,464    9,881    13,580    9,269      7,185
Redeemable preferred stock..................................   --      --       --       --       4,854      5,013
Total shareholders' equity (deficit)........................  (468)   4,963    9,072    11,959    1,504       (789)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     We are a development stage biopharmaceutical company. Our activities to date have consisted primarily of research and product development sponsored by us pursuant to license agreements with Yale University, negotiating and obtaining other collaborative agreements, recruiting management and other personnel, securing our facilities and raising capital through equity and debt financings. Our revenues consist of research grants, technology license fees and reimbursements for research expenses. We have generated minimal revenues and have incurred substantial operating losses from our activities.

     Our plan of operations for the next 18 months includes the following elements:

      Continue to conduct internal research and development with respect to our core technologies and other product candidates that we may identify;

      Conduct Phase III clinical studies of Promycin in the United States and Europe for treatment of head and neck cancer;

      Conduct Phase I clinical studies of Triapine in the United States for safety and efficacy;

      File IND(s) with the FDA and conduct Phase I clinical studies in the United States and Europe for the safety and selective tumor accumulation of several bacterial constructs using our TAPET delivery system;

      Continue to support research and development being performed at Yale University and by other collaborators; and

      Continue to seek collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Revenues. Revenues increased approximately 150% from $531,640 for the six months ended June 30, 1998 to $1,329,214 for the six months ended June 30, 1999. This was due to increased revenues from reimbursed development costs under our collaboration agreement with Boehringer Ingelheim totaling $1,115,038 for the six months ended June 30, 1999. In addition, reimbursements of expenses from Small Business Innovation Research grants on TAPET and Triapine increased from $109,199 for the six months ended June 30, 1998 to $164,176 for the six months ended June 30, 1999.

     Research and Development. Research and development expenses increased approximately 45% from $4,371,032 for the six months ended June 30, 1998 to $6,324,074 for the six months ended June 30, 1999 reflecting expenses related to patient accumulation for the Promycin head and neck Phase III trial, and expenses of TAPET preclinical development.

     General and Administrative. General and administrative expenses increased 10% from $1,090,776 for the six months ended June 30, 1998 to $1,200,330 for the six months ended June 30, 1999. This was primarily due to increased consulting fees.

     Interest Income and Expense. Interest income on invested funds decreased 49% from $249,065 for the six months ended June 30, 1998 to $127,355 for the six months ended June 30, 1999. this decrease reflects the average invested balances of each period. Interest expense decreased from $34,417 for the six months ended June 30, 1998 to $20,773 for the six months ended June 30, 1999.

     Preferred Dividends and Accretion. Preferred stock dividends and accretion decreased from $2,675,786 for the six months ended June 30, 1998 to $357,368 for the six months ended June 30,

1999. The amounts included primarily represent our recording of non-cash dividends related to the issuance of our Series 1998 Redeemable Convertible Preferred Stock in 1998. The amounts for the six months ended June 30, 1998 also include additional dividend requirements equal to the excess of the fair value of the common stock issued upon conversion over the fair value of the common stock issuable pursuant to the original conversion terms of the Class B Convertible Preferred Stock. Since the Class B Convertible Preferred Stock was entirely converted into common stock in August 1998, none of the dividend requirements relating to the conversion affect the six month period ending
June 30, 1999. Additionally, the annual accretion of dividends related to the issuance of the Series 1998 Redeemable Convertible Preferred Stock is included in the amounts described above. Loss applicable to common shareholders decreased from $7,391,306 to $6,445,976 as a result of the net loss and the effects of the preferred dividends and accretion.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues decreased 63% from $5,271,133 for the year ended December 31, 1997 to $1,955,989 for the year ended December 31, 1998. This decrease was due to revenue of $4,000,000 we received from an initial technology license in 1997. Revenues from reimbursed development costs under our collaboration agreement with Boehringer Ingelheim and from the Triapine-related grant increased from $1,222,912 for the year ended December 31, 1997 to $1,647,202 for the year ended December 31, 1998. Additionally, for the year ended December 31, 1998, we recognized revenues of $308,787 for reimbursements of expenses from the Small Business Innovation Research grants compared to $48,000 for the year ended December 31, 1997.

     Research and Development. Research and development expenses increased 40% from $7,675,486 for the year ended December 31, 1997 to $10,709,401 for the year ended December 31, 1998. The increase in research and development expense for the year ended December 31, 1998 reflects expenses related to patient accumulation for the Promycin head and neck Phase III trial, and expenses of TAPET preclinical development needed to complete filing requirements for our INDs in the United States and Europe. We expect research and development expenses to continue to increase in the future.

     General and Administrative. General and administrative expenses decreased 17% from $2,639,486 for the year ended December 31, 1997 to $2,202,944 for the year ended December 31, 1998. This decrease was due to investment banking fees incurred in 1997 related to the Boehringer Ingelheim agreement and other advisory activities directed at marketing our technology in the United States and abroad that were not incurred in 1998. However, we expect general and administrative expenses to increase materially in 1999 primarily due to an increase in compensation expense paid to our new chief executive officer, and due to severance costs to be paid to his predecessor.

     Non-recurring Collaboration Restructuring Fee. For the year ended December 31, 1997, we had a non-recurring collaboration restructuring fee of $600,000 which was a non-cash expense for issuing 150,000 additional shares of common stock to Yale University. In return, we amended two license agreements pursuant to which Yale agreed to reduce amounts payable by us under those agreements.

     Interest Income. Interest income increased 57% from $343,911 for the year ended December 31, 1997 to $540,240 for the year ended December 31, 1998. This increase reflects the average invested balances of each period. Interest expense increased from $43,666 for the year ended December 31, 1997 to $61,553 for the year ended December 31, 1998, reflecting larger amounts of leased equipment and financing charges on clinical trial insurance.

     Preferred Dividends and Accretion. Preferred stock dividends and accretion increased from $1,131,740 for the year ended December 31, 1997 to $4,414,050 for the year ended December 31, 1998. The amounts included primarily represent our recording of non-cash dividends related to the issuance of our Series 1998 Redeemable Convertible Preferred Stock in 1998. The amounts for the year ended December 31, 1997 primarily represent additional dividend requirements equal to the excess of the fair value of the common stock issued upon conversion over the fair value of the

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
common stock issuable pursuant to the original conversion terms of the Class B Convertible Preferred Stock. Also included in the amounts described above is the annual accretion of dividends related to the issuance.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues increased from $51,779 for the year ended December 31, 1996 to $5,271,133 for the year ended December 31, 1997. This increase was due to revenues of $4,000,000 that we received from an initial technology license and to revenues from reimbursed development costs of $1,222,912 for the year ended December 31, 1997.

     Research and Development. Research and development expenses increased 28% from $5,975,089 for the year ended December 31, 1996 to $7,675,486 for the year ended December 31, 1997. This increase was due to expanded preclinical development of our TAPET technology and preparation for our Phase III trials of Promycin.

     General and Administrative. General and administrative expenses increased 25% from $2,113,077 for the year ended December 31, 1996 to $2,639,486 for the year ended December 31, 1997. This increase was due to investment banking fees related to the Boehringer Ingelheim agreement and other advisory activities directed at marketing our technology in the United States and abroad.

     Non-recurring Collaboration Restructuring Fee. For the year ended December 31, 1997, we had a non-recurring collaboration restructuring fee of $600,000 which was a non-cash expense for issuing 150,000 additional shares of stock to Yale University. In return, we amended two license agreements pursuant to which Yale agreed to reduce amounts payable by us under those agreements.

     Interest Income. Interest income decreased 21% from $437,993 for the year ended December 31, 1996 to $343,911 for the year ended December 31, 1997. This decrease reflects the average invested balances of each period. Interest expense increased from $10,285 for the year ended December 31, 1996 to $43,666 for the year ended December 31, 1997, reflecting larger amounts of leased equipment each year and financing charges on clinical trial insurance.

     Preferred Dividends and Accretion. Preferred stock dividends and accretion decreased from $11,627,404 for the year ended December 31, 1996 to $1,131,740 for the year ended December 31, 1997. The amounts included primarily represent our recording of non-cash dividends related to the issuance of our Class A Convertible Preferred Stock in 1996. The 1997 amounts primarily represent additional dividend requirements equal to the excess of the fair value of the common stock issued upon conversion over the fair value of the common stock issuable pursuant to the original conversion terms of the Class B Convertible Preferred Stock. Also included in the amounts described above is the annual accretion of dividends related to each of these issuances.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1999, we had working capital of $3,001,859. In April 1999, we consummated a private placement of our common stock. Pursuant to the private placement, we issued 893,915 shares of common stock at a price of approximately $4.47 per share, for aggregate proceeds of approximately $4,000,000.

     During the 12 months ending December 31, 1999, we will be required to make payments of an aggregate of $900,152 to Yale University under sponsored research and license agreements of which $450,076 has been paid as of June 30, 1999. In addition, in the second quarter of 1999 we made an unrestricted grant of $200,000 to Yale to fund additional research. We anticipate that our existing available capital resources and interest earned on available cash and short-term investments, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital requirements as currently planned until at least September 30, 2000.

     We have 1,071,232 Class A Warrants outstanding and 1,308,722 Class B Warrants outstanding. Subject to adjustment, each Class A Warrant entitles the holder to purchase, at an exercise price of $4.63, and each Class B Warrant entitles the holder to purchase, at an exercise price of $6.23, one share of common stock. In addition, the exercise of a Class A Warrant entitles the holder to one Class B Warrant. The warrants are exercisable at any time after issuance through August 13,

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
2000. The warrants are subject to redemption by us for $.05 per warrant, upon 30 days' written notice, if the average closing bid price of the common stock exceeds $7.30 per share with respect to the Class A Warrants and $9.80 per share with respect to the Class B Warrants for a 30 consecutive business day period ending within 15 days of the date of the notice of redemption. If all such warrants are exercised, we will receive proceeds, net of any fees, of $18,797,631. However, the common stock is not currently trading, and may not trade, at the level that will trigger redemption of either class of warrants.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue refers to potential problems with computer systems or any equipment with computer chips or software that use dates where the date has been stored as just two digits. On January 1, 2000, any clock or date recording mechanism incorporating date sensitive software which uses only two digits to represent the year may recognize a date using 00 as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, perform laboratory analyses, or engage in similar business activities.

     Our exposure to potential risks from the Year 2000 issue involves information technology, or IT, systems, scientific instrumentation, and laboratory facilities. We have hired an information systems administrator and have inventoried all of the software and hardware embedded in our laboratory and facilities equipment employed in our research and development programs to ascertain our Year 2000 compliance. We have not completed our assessment of our internal information systems to determine the extent of any Year 2000 problem. However, based on an initial review, we do not currently believe that we have material exposure to the Year 2000 Issue with respect to our own information systems, since our existing systems correctly define the Year 2000 or are expected to correctly define Year 2000 by December 31, 1999. In addition, we have not completed our assessment of our scientific instrumentation, and laboratory facilities to determine the extent of any Year 2000 problem. However, we maintain service agreements covering our critical instrumentation and laboratory environmental equipment. Accordingly, to the extent that these service agreements are enforceable, we do not believe that the Year 2000 presents a material exposure with regard to our critical instrumentation and laboratory environmental equipment.

     We have purchased Year 2000 upgrades to several software programs, including our accounting programs, the cost of which has not been material. To date, we have spent approximately $4,000 with respect to our Year 2000 assessment and estimate that our costs to complete our assessment, as well as any corrective measures, will be approximately $26,000. We do not expect to reach profitability on an operating basis before 2000 and therefore expect to fund all such costs from funds we have raised or expect to raise in various financings.

     We believe we will complete our review and implement contingency plans to deal with the Year 2000 issue in a timely manner. In the event that we do not implement adequate plans, our operations could be affected in several adverse ways. Failure of a scientific instrument or laboratory facility could result, among other things, in the loss of experiments that would take weeks to set up and repeat. These delays in the progress of research could have an adverse impact on our stock price and on our ability to raise capital, and the cost of repeating lost experiments cannot reasonably be estimated at this time. In addition, research delays could occur due to the impact of Year 2000 problems at major vendors, government research funding agencies, or development partners.

     We believe we maintain adequate data backup to computers used in our information systems and scientific instrumentation. We currently do not have a contingency plan in the event that we or any of our key suppliers and vendors is unable to become Year 2000 compliant. We will develop a contingency plan if we determine we or any of our key vendors or suppliers is not likely to achieve our compliance objectives.

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
                                    BUSINESS

GENERAL

     We are a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Our product portfolio consists of a drug delivery platform and three cancer therapeutics. We believe that TAPET'r', our drug delivery technology, addresses one of the biggest challenges faced in treating cancer: how to effectively deliver anticancer drugs to tumors without harming normal cells. TAPET uses genetically altered strains of Salmonella bacteria as a vehicle, or vector, for delivering cancer-fighting drugs preferentially to solid tumors. We believe that TAPET's greatest potential application is the ability to continuously deliver a large variety of anticancer drugs directly to tumors while minimizing the side effects associated with current treatments.

     Promycin'r' is an anticancer cell therapeutic that is designed to improve the treatment of solid tumors by attacking the hypoxic, or oxygen-depleted, cells. Used in conjunction with radiation therapy, Promycin may improve the treatment of solid tumors by killing the poorly oxygenated cells of tumors that are not readily destroyed by radiation therapy alone. Preclinical studies have shown that Promycin, in conjunction with radiation, is effective in eradicating oxygen-depleted cells. Promycin is currently in Phase III clinical trials.

     Our other anticancer cell therapeutics include the following:

      Triapine'r' is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA and, as a result, inhibit the growth and repair of cancer cells. In preclinical research, this drug has shown significant, broad-spectrum activity against a variety of cancer types.

      Sulfonyl hydrazine prodrugs represent compounds that are designed to be converted into unique, potent alkylating agents. Alkylating agents are highly effective against tumors but can also lead to toxic side effects. Sulfonyl hydrazine prodrugs reduce these toxic side effects and allow alkylating agents to be delivered safely and preferentially to tumor cells for conversion into powerful cancer-fighting drugs.

     Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer technologies through in-house research and through collaboration with academic institutions. Second, we seek partnerships with other companies to develop, and eventually market, our products. Our research and development programs are based on technologies that we license from Yale University.

OVERVIEW OF CANCER

     Cancer is the second leading cause of death in the United States, exceeded only by heart disease. Since 1990, approximately four million Americans have died from cancer. It is a devastating disease with tremendous unmet medical needs. The American Cancer Society estimates that 1.2 million new cases of invasive cancer will be diagnosed in the United States in 1999 and 563,100 Americans are expected to die from cancer in 1999. Sixty percent of new cases of cancer are expected to result in death within five years.

     Cancer is characterized by uncontrolled cell division resulting in the development of a mass of cells, commonly known as a tumor, as well as the invasion and spreading of these cells. Cancerous tumors can arise in almost any tissue or organ within the human body. Cancer is believed to occur as a result of a number of factors, such as genetic predisposition, chemical agents, viruses and irradiation. These factors result in genetic changes affecting the ability of cells to normally regulate their growth and differentiation. When a normal cell becomes cancerous, it can spread to various sites in the body.

     Although several types of tumors can now be effectively treated with drugs, it is only in recent years that we have begun to see improvement in the survival rates for the most common tumors. The market for cancer therapeutics in the United States was approximately $9.3 billion in

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
1997 and is projected to total approximately $11.5 billion in 1999. We believe that recent developments in the understanding of the processes that regulate the proliferation of malignant cells provide opportunities to discover and develop innovative products and approaches to treat cancer.

COMMON TREATMENT METHODS

     The three most common methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of these methods. Surgery and radiation therapy are particularly effective in patients in which the disease is localized and has not yet spread to other tissues or organs. Surgery involves the removal of the tumor and adjacent tissue. In many cases where the cancer cells have not yet spread, surgery cannot be performed because of the inaccessible location of the tumor or the danger of removing too much normal tissue along with the cancerous tissue.

     Radiation therapy involves the exposure of the tumor and surrounding tissue to ionizing radiation. The objective of radiation therapy is to kill the cancer cells with ionized molecules that are created in the parts of the body exposed to the ionizing radiation. Radiation, however, also kills or damages normal cells. Radiation therapy can have varying levels of effectiveness, and can cause patient weakness, loss of appetite, nausea and vomiting. Radiation can also result in loss of normal body functions, which may include bone marrow depression, gastrointestinal complications, kidney damage and damage to the peripheral nervous system. In some cases, radiation-induced mutations in bone marrow cells can lead to new secondary cancers, such as leukemia, years after treatment for other forms of cancer.

     Chemotherapy is the principal approach used for tumors that have spread. Chemotherapy seeks to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. Chemotherapy involves the administration of drugs designed to kill cancer cells or the administration of hormone analogs to either reduce the production of, or block the action of, certain hormones that affect the growth of various tumors. Chemotherapy, however, can also result in loss of normal body functions and can result in patient weakness, loss of appetite, nausea and vomiting. In many cases, chemotherapy consists of the administration of several different drugs in combination.

RECENT ADVANCES

     In recent years, there have been significant advances in molecular biology, immunology and other related fields of biotechnology that have led to a better understanding of how malfunctioning genes can result in the formation of tumors. It is anticipated that these advances will lead to better ways to diagnose cancer and to prevent tumors from forming or becoming malignant. Other research has focused on mechanisms to efficiently deliver therapies to tumors. Ultimately, these emerging technologies may lead to genetic-based therapies aimed specifically at the genes that have malfunctioned and caused the cancer to form or spread, and to therapies that can selectively deliver agents to tumors that prevent the abnormal growth of cells.

     Most current anticancer drugs, when introduced into the system by current delivery methods, affect rapidly growing cells, both cancerous and normal, throughout the body. The result is often significant side effects that take a toll on a patient's health and can limit the amount of treatment a patient may receive. Therefore, a great need exists for new therapies and delivery strategies that preferentially deliver anticancer agents to tumors while having minimal effects on healthy, normal tissues.

     We believe that, for the foreseeable future, the principal means of combating cancer will continue to be through the surgical removal of tumors and the destruction of malignant cells through radiation therapy and chemotherapy, delivered systemically or in ways that make anticancer agents preferentially more toxic to tumors. Therefore, we intend to take a balanced approach in our research and development efforts. We will continue to develop chemically defined

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
small molecules based upon unique cellular targets discovered through biotechnology, while also pursuing development of technologies to deliver therapeutic agents to tumors.

OUR PRODUCT DEVELOPMENT PROGRAM

     We are currently developing several products for the treatment of cancer. The table below sets forth the development status of our core product candidates as of September 16, 1999:


                                 [GRAPHIC OMITTED]



     'Preclinical' indicates that the product candidate selected for development has met predetermined criteria for potency, specificity, manufacturability and pharmacologic activity in animal and in vitro models. 'Phase I' indicates safety and proof of concept testing in a limited patient population and toxicology testing in animal models. 'Phase II' indicates safety, dosing and efficacy testing in a limited patient population. 'Phase III' indicates safety, dosing and efficacy testing in a large patient population.

DRUG DELIVERY PLATFORM: TAPET

     TAPET is a drug delivery system that uses genetically altered strains of Salmonella bacteria as a vehicle, or vector, for delivering cancer-fighting drugs preferentially to solid tumors.

     The origin of TAPET comes from the concept that malignant melanoma has some striking similarities to normal white blood cells. Melanoma kills after spreading throughout the body and forming solid black tumors, in a process known as metastasis. David Bermudes, our director of microbiology, noting the similarities between melanoma and white blood cells, conducted experiments to determine whether parasites that are specific for white blood cells would be effective cancer-fighting agents. Through his experience with infectious diseases, Dr. Bermudes knew that there were a number of parasites that have evolved to attack white blood cells, especially ones known as macrophages. Working in petri dishes, he was able to show that several different parasites were able to infect human melanoma cells. Among these parasites was the bacterium Salmonella.

     The Salmonella bacteria that comprise TAPET organisms were chosen as the vector because of their ability to preferentially target and infect tumors, and to survive in both the oxygenated and low-oxygen environments found within solid tumors. In preclinical studies, after injection into the body, TAPET organisms migrated to and penetrated throughout tumors. The bacteria grew in the tumor cells at ratios in excess of 1,000:1 compared to normal tissues and multiplied throughout the entire tumor mass, thriving even within the necrotic, or the deep, oxygen-starved cells where other anticancer drugs generally do not reach. The increase in the quantity of the TAPET organisms improves their ability to inhibit tumor growth and to enable the continuous delivery of anticancer drugs to tumors. We believe that this growth occurs because the organisms utilize

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
components of DNA and proteins found in tumors and are protected within the tumor from the body's immune system. We believe that bringing a 'drug factory' preferentially to the tumor will result in a cancer therapy that is more concentrated, more effective and less toxic to normal tissue.

     We have also genetically altered TAPET organisms to significantly reduce the serious toxicities associated with septic shock from normal Salmonella bacteria. As an additional safety measure, TAPET organisms are designed to remain fully sensitive to antibiotic therapies. Therefore, if there is an adverse reaction, the bacteria can be treated with antibiotics at any time during therapy. Preclinical studies have demonstrated these safety measures to be effective.

     We are developing a portfolio of TAPET organisms as a platform to deliver a variety of cancer-fighting drugs to tumors. Our scientists have demonstrated in animals TAPET's potential therapeutic effects on melanoma and colon, lung and breast cancer, all of which are solid tumors. If our TAPET technology proves an effective platform to deliver anticancer drugs and inhibit the growth of tumors in humans, we intend to use TAPET to deliver Vion-developed, anticancer drugs. Some of these drugs will be generic and non-proprietary, however, when combined with the TAPET system, they could result in proprietary products for us. In addition, we intend to seek multiple strategic partnerships with pharmaceutical companies to use TAPET to deliver their proprietary anticancer drugs.

     In preclinical studies, the altered Salmonella bacteria were injected into tumor-ridden mice. In these studies, administration of TAPET organisms inhibited the growth of melanoma tumors by 94% compared with untreated control animals. Additionally, the treated mice survived more than twice as long as those that did not receive TAPET treatment. Toxicological studies in four animal species suggest that TAPET can be administered safely at doses that exhibit antitumor effects in animal models.

     We submitted an IND to the FDA and are now working under an open IND status to prepare for and initiate Phase I intratumoral safety studies in human patients using a TAPET organism that is unarmed, or without an anticancer drug. On October 11, 1999, we received Institutional Review Board approval to begin Phase I safety trials at the Cleveland Clinic under the direction of Ronald M. Bukowski, M.D. If successful, these safety studies will be followed by additional Phase I studies using TAPET organisms delivered intravenously, as well as an armed TAPET organism designed to manufacture and express an anticancer drug.

ANTICANCER CELL THERAPEUTICS

PROMYCIN

     Promycin, is an anticancer cell therapeutic that targets oxygen-depleted cells. Used in conjunction with radiation therapy, Promycin may improve the treatment of solid tumors by killing the poorly oxygenated cells of tumors that are not easily destroyed by radiation therapy alone. The intended market for Promycin is lung, head and neck, cervical, colon, rectum and esophageal cancer.

     Hypoxic tumor cells can often constitute 1%-15% of the malignant cells contained in a tumor. Because radiation therapy requires oxygenation of the tissue in order to be effective, hypoxic cells are less susceptible to radiation therapy and tend to form a therapeutically resistant group within solid tumors. We believe that even small quantities of hypoxic cells within a tumor provide the basis for tumor cells to survive and proliferate after most of the non-hypoxic malignant cells in the tumor have been eradicated by radiation treatment. Hypoxic cells also exhibit resistance to most standard chemotherapeutic agents. Preclinical studies have shown that Promycin, in conjunction with radiation, is effective in eradicating hypoxic cells. Although we believe that one possible explanation for the failure of radiation therapy is the existence within tumors of hypoxic cells, to date, there is no direct proof of this belief in humans.

     A Phase I/II trial was conducted at Yale on a limited number of people. In this initial study, of the 21 patients treated with radiation, and, in some cases, surgery, in conjunction with Promycin for certain types of cancer of the head and neck, there was a 33% cancer-free survival rate at five years versus the clinical expectation of approximately 15% for radiation therapy alone. Based on these findings, we and Boehringer Ingelheim International GmbH of Ingelheim, Germany collaborated to initiate a Phase III trial of Promycin in patients with head and neck cancer at 44 centers worldwide. The trial is designed to determine the efficacy of Promycin as an adjunct to radiation therapy for these conditions. We have expanded our Phase III program to include additional sites in Europe and the United States. We also plan to evaluate Promycin in other tumor types.

     We have obtained an exclusive license from Yale for data from Yale's research on Promycin and the clinical studies of Promycin conducted by Yale scientists. We have received Orphan Drug status to use Promycin to treat head and neck and cervical cancer. The FDA grants Orphan Drug status for rare diseases or conditions, including many cancers. The sponsor of a drug that has obtained Orphan Drug designation and is the first to obtain approval of a marketing application for this drug is entitled to marketing exclusivity for a period of seven years for the designated indication.

     In November 1997, we entered into an exclusive worldwide licensing agreement with Boehringer Ingelheim for the development and marketing of Promycin. This agreement provides us with co-promotion rights to Promycin in North America. We will co-promote Promycin in the United States with Roxane Laboratories, Inc., a subsidiary of Boehringer Ingelheim. Boehringer Ingelheim has exclusive worldwide rights to market and sell Promycin outside North America. In exchange for these rights, Boehringer Ingelheim paid us up front licensing fees and is obligated to pay development milestones and royalties on future sales of Promycin outside North America.

     We will share the worldwide development costs with Boehringer Ingelheim. Additionally, in connection with the licensing agreement, Boehringer Ingelheim made an equity investment in us at a premium to the then current market price. Under the agreement, we will manufacture and supply Promycin worldwide.

TRIAPINE

     Triapine is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA. If DNA is not synthesized, cells cannot replicate. Triapine has shown significant broad-spectrum activity in a variety of preclinical models involving human and mouse tumors. We plan to develop Triapine as a potential treatment for cancers such as lung, breast, colorectal, melanoma and chronic myelogenous leukemia.

     In preclinical trials, Triapine exhibited significant in vitro and in vivo activity against human ovarian cancer grafted onto another species and in mouse tumors for leukemia and lung cancer. We have rights, either by license and/or assignment under a patent with claims to compositions of matter and use of prodrug forms of Triapine as well as under a patent for a process covering the synthesis of the compounds.

     In 1998, we began Phase I human clinical testing with Triapine, investigating its use against solid tumors. We are conducting these studies at the University of Miami Hospital and the Arizona Clinical Research Center. We expect to commence additional trials at Yale University in the near future. In addition, we are developing a water soluble prodrug version of Triapine with a therapeutic half-life that is four-to-six times longer than Triapine itself. This prodrug would enable the development of injectable and oral dosage forms.

SULFONYL HYDRAZINE PRODRUGS

     Sulfonyl hydrazine prodrugs represent compounds that are designed to be converted to unique, potent alkylating agents. Alkylating agents, as a class, are reactive chemicals that are highly effective against tumors and are used to treat a variety of cancers. The interaction of alkylating agents with DNA prevents the division of the cells. These drugs, however, lack selectivity and affect many normal tissues as well as cancer cells, causing toxic side effects. Sulfonyl hydrazine alkylating agents can be converted to prodrug forms, thereby blocking the reactivity of these compounds, decreasing their toxicity and allowing them to be delivered preferentially to tumor cells for conversion into powerful cancer-fighting drugs. We are working closely with scientists at Yale to develop prodrug formulations of the sulfonyl hydrazine class. We are also investigating approaches that combine these potent cytotoxins with our TAPET technology. A cytotoxin is any substance that poisons living cells.

     We have licensed several classes of sulfonyl hydrazine prodrugs from Yale, including various prodrugs that are the subject of eight issued patents and one pending patent application. Each of these alkylating agent prodrugs may target a unique property of a cancer cell, thereby destroying it. We are in the process of evaluating several lead candidates for development. We intend to extend our preclinical studies, which will include analytical studies, formulation and toxicological evaluation, and, if successful, we intend to file an IND.

LICENSED PRODUCT AND PRODUCT CANDIDATES

MELASYN

     MELASYN is a synthetic form of melanin that dissolves readily in water. Melanin is a pigment formed by cells in the skin that gives skin its color and protects it from sun damage by absorbing ultraviolet rays. We believe that MELASYN is the first water-soluble, synthetic version of melanin, making it a novel and useful ingredient for formulation of skin care products and cosmetics. The simplicity of its manufacture allows MELASYN to be produced in commercial quantities at low cost. In addition, MELASYN blends in and conforms to a person's own skin tone without the orange color associated with most commercially available self-tanning products.

     In February 1998, we entered into an exclusive worldwide agreement for a term of three years to license our MELASYN technology to San-Mar Laboratories, a leading manufacturer of private label cosmetics and pharmaceuticals. Under the terms of this agreement, we granted an exclusive worldwide license to San-Mar for the manufacture and sale of products containing MELASYN. We will receive a royalty on products sold by San-Mar with guaranteed minimum annual royalties of $50,000 per year over an initial three-year period. In February 1999, a subsidiary of San-Mar began offering introductory kits over the Internet that include body mousse, face gel, face cream, spot concealer and moisture seal. These are MELASYN-based products for sufferers of vitiligo, the condition of having abnormally white or discolored areas on the skin. Beginning in July 1999, this company also began selling MELASYN-based instant tan lotion.

     We have also funded research projects relating to compounds to control pigmentation and chemotherapeutic products for treating melanoma. To date, such research has not provided any product candidates that we presently plan to pursue.

NOVEL NUCLEOSIDE ANALOGS

     We are developing a nucleoside analog, or synthetic molecule, known as
(beta)-L-Fd4C. (beta)-L-Fd4C is an anti-viral drug capable of inhibiting the replication of the hepatitis B virus, or HBV, that has produced preclinical results superior to those of competing anti-viral drugs. We expect (beta)-L-Fd4C to last longer and require a less frequent dosage than the current treatment, 3TC. HBV is a causative agent of both acute and chronic forms of hepatitis that affects about 300 million people worldwide. HBV also predisposes its victims to the development of liver cancer.

     In October 1996, the U.S. Patent and Trademark Office issued a patent to Yale covering the composition of matter and method of use of (beta)-L-Fd4C for treating HBV, and Yale has licensed to us exclusive worldwide rights to the patent including the use of (beta)-L-Fd4C for the treatment of HBV and AIDS. Due to the financial, personnel and facility resources required, we intend to seek a partner to further develop these anti-HBV agents.

SPONSORED RESEARCH AND LICENSE AGREEMENTS

     Yale/OncoRx Agreement. Under a license agreement with Yale, referred to as the Yale/OncoRx Agreement, Yale granted us an exclusive, non-transferable, worldwide license to make, have made, use, sell and practice various inventions and research for therapeutic and diagnostic purposes. The term of the license is the expiration of any patents relating to any inventions or, with respect to non-patented inventions or research, 17 years. Yale has retained the right to make, use and practice the inventions and research for non-commercial purposes. This agreement also provides that if Yale, as a result of its own research, identifies potential commercial opportunities for the inventions and research, Yale will give us a first option to negotiate a commercial license for such commercial opportunities. Pursuant to this agreement, we issued to Yale 159,304 shares of our common stock, granted registration rights to Yale with respect to these shares and made a payment of $50,000. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sub-licensing revenues and, with regard to one patent, milestone payments based on the status of clinical trials and regulatory approvals. In June 1997, we amended this license agreement as well as another license agreement to reduce certain amounts payable by us under such agreements. In consideration for the reduction, we issued to Yale an additional 150,000 shares of our common stock. We have agreed with Yale that we will plan and implement appropriate research and development with respect to commercialization of products based on the licensed inventions and research. In the event that the agreement is terminated for breach, all rights under licenses previously granted terminate. Accordingly, a default as to one product could affect our rights in other products. In addition, Yale, at its sole option, can terminate any sublicenses that we grant.

     Subsequent to entering into the Yale/OncoRx Agreement, we paid approximately $6.0 million to fund certain research at Yale, including research in the laboratory of Dr. Yung-Chi Cheng, a member of our scientific advisory board, and of Dr. Sartorelli, one of our directors. Yale has sole discretion to use these funds to conduct research relating to products that it desires to pursue. Additionally, to the extent that such research results in technologies not covered by the Yale/OncoRx Agreement, we may be unable to utilize such technologies unless we negotiate additional license agreements.

     Yale/MelaRx Agreement. Under a research agreement with Yale, referred to as the Yale/MelaRx Agreement, Yale has agreed to perform a research program under the supervision of Dr. John W. Pawelek, while he is employed by Yale. The research program has primarily involved synthetic melanin and products designed to control the effects of ultraviolet radiation. In addition, under our TAPET program, Dr. Pawelek is conducting certain research regarding the use of a bacterial vector in connection with genetic therapy for melanoma. We have agreed to reimburse Yale for its direct and indirect costs in connection with the research program in an amount currently equal to $852,000 per year. We entered into an additional license agreement with Yale in December 1995, under which we received a non-transferable worldwide exclusive license to three inventions relating to gene therapy for melanoma. Under this agreement, we paid Yale $100,000 and have agreed to make milestone payments based on the status of clinical trials and regulatory approvals. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sub-licensing revenues. The term of the Yale/MelaRx Agreement ends June 30, 2001, subject to earlier termination by us if Dr. Pawelek is no longer the principal investigator.

     Under the Yale/MelaRx Agreement, we and Yale have entered into five license agreements that grant us exclusive licenses to make, use, sell and practice the inventions covered by various patents. Each such license agreement requires us to pay to Yale royalties based on a percentage of net sales of the products covered and sub-licensing income. In addition, four of the five licenses provide that they are terminable in the event we do not exercise due diligence in commercializing the licensed technology.

COMPETITION

     Competition in the biopharmaceutical industry is intense and based significantly on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. Moreover, the biopharmaceutical industry is characterized by rapidly evolving technology that could result in the technological obsolescence of any products developed by us. We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Most of our competitors have substantially greater financial, technical and human resources than we have and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing and human clinical trials and in obtaining regulatory approvals. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants.

     The timing of market introduction of our potential products or of competitors' products will be an important competitive factor. Accordingly, the relative speed with which we can develop products, complete preclinical testing, clinical trials and regulatory approval processes and supply commercial quantities to market will influence our ability to bring a product to market. In addition, we may apply for Orphan Drug designation by the FDA for our proposed products. To the extent that a competitor of ours develops and receives Orphan Drug designation and marketing approval for a drug to treat the same indication prior to us, we may be precluded from marketing our product for a period of seven years.

PATENTS, LICENSES AND TRADE SECRETS

     Our policy is to protect our technology by, among other means, filing patent applications for technology that we consider important to the development of our business. We intend to file additional patent applications, when appropriate, relating to new developments or improvements in our technology and other specific products that we develop. We also rely on trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position.

     Pursuant to the Yale/MelaRx Agreement, we are the exclusive licensee of a number of pending patent applications relating to our TAPET platform technology which include claims for methods of diagnosing and/or treating various solid tumor cancers, including, but not limited to, melanoma, lung cancer, breast cancer and colon cancer. We also have rights, either by license and/or by assignment, to pending patent applications, U.S. and foreign, relating to our TAPET platform technology. We are also the exclusive licensee of issued U.S. and foreign utility patents and pending patent applications relating to synthetic melanins and methods for using synthetic melanins, such as, for sunscreening or self-tanning agents. Of these U.S. patents and patent applications, however, only one issued patent is relevant to our MELASYN products. Patent applications relevant to the MELASYN products are pending in foreign countries.

     In connection with a collaboration with Memorial Sloan Kettering Cancer Center, we have filed a provisional patent application relating to non-invasive methods to detect solid tumors in vivo using attenuated tumor-targeted bacteria.

     In connection with the Yale/OncoRx Agreement, we are the exclusive licensee of eight issued patents and one pending U.S. patent applications relating to our sulfonyl hydrazine prodrug technology, including patents relating to treatment of trypanosomiasis and cancer and for controlling neoplastic cell growth. We are also the exclusive licensee of a number of issued and pending U.S. and foreign patent applications relating to:

      (beta)-L-Fd4C, its composition and its use for the treatment of HIV and HBV infections and their use in combination with other anti-AIDS drugs;

      the use of 3TC or mixtures containing 3TC for the treatment of HBV infection;

      Triapine and other ribonucleotide reductase inhibitors.

     We are aware that BioChem Pharma has been granted an issued U.S. patent with claims to methods of use of a compound or a group of compounds, including 3TC, for treating HBV. We believe that the BioChem Pharma patent (as well as other BioChem Pharma patent applications and/or patents) is licensed to Glaxo Group. Under the Yale/OncoRx agreement, we have rights in a patent application with claims directed to methods for the use of 3TC or a mixture containing 3TC for treating HBV. In November 1997, we requested that the U.S. Patent and Trademark

Office declare an Interference between the BioChem patent and the Vion patent application. An Interference is a legal proceeding held when more than one patent application or at least one patent application and one or more patents, owned by different parties, contain claims to the same subject matter. An Interference proceeding determines which one of the parties is entitled to a patent containing claims to the common subject matter.

     To date, the Patent and Trademark Office has not granted our request for an Interference with the BioChem Pharma patent. There can be no guarantee that our request will ever be granted. Moreover, there can be no guarantee that if our request is granted, we will prevail in any Interference proceeding that is declared. Even if we do prevail, Interference can be a lengthy proceeding and it could be several years before a patent is issued.

     The BioChem Pharma patent has a filing date earlier than that of the Vion patent application. If an Interference is declared between the BioChem Pharma patent and the Vion patent application, however, we believe that we may be able to prove that we are entitled to priority of invention for claims to a method of use of 3TC and/or a mixture containing 3TC for treating HBV. However, there can be no guarantee that we will prevail and there is a substantial risk that we will not be able to prove priority and obtain a patent.

     Further, even if we were to prevail in the Interference and were to obtain a patent with claims directed to the method of use of 3TC or a mixture containing 3TC for treating HBV, we would only have the right to go to court to exclude any third party, for example, BioChem Pharma, from using 3TC or a mixture containing 3TC in a method for treating HBV. It is possible, if we were to prevail in the Interference, other parties such as BioChem Pharma might be willing to take a license for the right to use 3TC in a method for treating HBV. There can be no guarantee that we would be successful in licensing such rights at acceptable terms.

     It should be noted that even if we were to prevail in the Interference, we would not have any right to make, use, sell or import 3TC in the United States based on any patent we could obtain by prevailing in the Interference.

     In addition, we are aware that third parties, including BioChem Pharma, Glaxo Group and Emory University have filed patent applications, some of which have issued relating to 3TC, mixtures containing 3TC, and methods of preparation and use of 3TC or mixtures containing 3TC as an anti-viral drug. In fact, we are aware that both BioChem Pharma and Emory have been granted patents that have claims directed to 3TC, itself, or a group of compounds including 3TC. Accordingly, even if we had rights to an issued patent with claims to a method of use of 3TC to treat HBV, we would not be able to make, use and sell or import 3TC in the United States unless we obtained a license from one or more third parties. There can be no guarantee that we could obtain such a license or that if available, the license would be on acceptable terms.

     We have received correspondence from F. C. Gaskin, Inc. alleging that we may be infringing certain of their patents relating to melanin-containing compositions and their use. We believe this assertion has no merit.

     We or our licensors are prosecuting the patent applications related to products we license both with the U.S. Patent and Trademark Office and various foreign patent agencies, but we do not know whether any of our applications will result in the issuance of any patents or, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated. During the course of patent prosecution, patent applications are evaluated for, among other things, utility, novelty, nonobviousness and enablement. The U.S. Patent and Trademark Office may require that the claims of an initially filed patent application be amended if it is determined that the scope of the claims include subject matter that is not useful, novel, nonobvious or enabled. Furthermore, in certain instances, the practice of a patentable invention may require a license from the holder of dominant patent rights. In cases where one party believes that it has a claim to an invention covered by a patent application or patent of a second party, the first party may attempt to provoke an interference proceeding in the U.S. Patent and Trademark Office or such a proceeding may otherwise be declared by the U.S. Patent and Trademark Office. In general, in an interference proceeding, the U.S. Patent and Trademark Office reviews the competing patents and/or patent applications to determine the validity of the competing claims, including, but not limited to, determining priority of invention. Any such determination would be subject to appeal in the appropriate United States federal courts.

     We cannot predict whether our or our competitors' patent applications will result in valid patents being issued. An issued patent is entitled to a presumption of validity. The presumption may be challenged in litigation; a court could find any patent of ours or our competitors invalid and/or unenforceable. Litigation, which could result in substantial cost to us, may also be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others proprietary rights. We may participate in interference proceedings that may in the future be declared by the United States Patent and Trademark Office to determine priority of invention. Interference and/or litigation proceedings could result in substantial cost to us.

     The patent position of biotechnology and biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and biopharmaceutical patents.

GOVERNMENT REGULATION

     Overview. Regulation by state and federal governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of our products and in our ongoing research and product development activities. All of our products will require regulatory clearances or approvals prior to commercialization. In particular, drugs, biologicals and medical devices are subject to rigorous preclinical testing and other approval requirements by the FDA pursuant to the FDC Act and the Public Health Service Act and regulations promulgated thereunder, as well as by similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, packaging, advertising, storage, registration, listing and recordkeeping related to marketing of such products. The process of obtaining these clearances or approvals and the subsequent compliance with appropriate federal statutes and regulations require the expenditure of substantial resources. We cannot be certain that any required FDA or other regulatory approval will be granted or, if granted, will not be withdrawn.

     Drugs and Biologicals. Preclinical development of diagnostic and therapeutic drugs and biological products is generally conducted in the laboratory to evaluate the safety and the potential efficacy of a compound by relevant in vitro, or cell culture, and in vivo, or animal model, testing. When a product is tested prospectively to determine its safety for purposes of obtaining FDA approvals or clearances, such testing must be performed in accordance with good laboratory practices for nonclinical studies. The results of preclinical testing are submitted to the FDA as part of an IND. The IND must become effective, informed consent must be obtained from clinical subjects, and the study must be approved by an institutional review board before human clinical trials can begin.

     Regulatory approval often takes a number of years and involves the expenditure of substantial resources. Approval time also depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Typically, clinical evaluation involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the tolerated drug dose, early safety profile, proper scheduling and the pattern of drug distribution, absorption and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine efficacy, dose-response relationships and expanded evidence of safety. In Phase III, large-scale, multi-center, controlled clinical trials are conducted in order to:

      provide enough data for statistical proof of safety and efficacy;

      compare the experimental therapy to existing therapies;

      uncover any unexpected safety problems, such as side-effects; and

      generate product labeling.

     In the case of drugs for cancer and other life-threatening diseases, the initial human testing is generally conducted in patients rather than in healthy volunteers. Because these patients are already afflicted with the target disease, it is possible that such studies will provide results traditionally obtained in Phase II trials. These trials are referred to as 'Phase I/II' trials.

     The results of the preclinical and clinical testing are submitted to the FDA either as part of a new drug application, or NDA, for drugs, or a product license application, or PLA, for biologics, for approval to commence commercial distribution. For a biological, the manufacturer generally must also obtain approval of an establishment license application. In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. It may take several years to obtain approval after submission of an NDA or PLA, although approval is not assured. The FDA also normally conducts a pre-approval inspection and other occasional inspections of an applicant's facilities to ensure compliance with current good manufacturing practices. Further, stringent FDA regulatory requirements continue after a product is approved for marketing, and changes to products or labeling can require additional approvals. If any of our products is approved for marketing, we will be subject to stringent post-marketing requirements.

     We also will be subject to widely varying foreign regulations governing clinical trials and pharmaceutical sales. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained before marketing the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. We intend, to the extent possible, to rely on foreign licensees to obtain regulatory approval to market our products in foreign countries.

     Orphan Drug Designation. Under the Orphan Drug Act, a sponsor may obtain designation by the FDA of a drug or biologic as an 'orphan' drug for a particular indication. Orphan Drug designation is granted to drugs for rare diseases or conditions, including many cancers, with a prevalence of less than 200,000 cases in the United States. The sponsor of a drug that has obtained Orphan Drug designation and which is the first to obtain approval of a marketing application for such drug is entitled to marketing exclusivity for a period of seven years for the designated indication. This means that no other company can market the same Orphan Drug for the same indication approved by the FDA for seven years after approval unless such company proves its drug is clinically superior or the approved Orphan Drug marketer cannot supply demand for the drug. Legislation is periodically considered that could significantly affect the Orphan Drug law. We received Orphan Drug designation for Promycin in September 1995 to treat head and neck cancer and in May 1997 received FDA approval of our request for Orphan Drug status for the use of Promycin to treat cervical cancer. We intend to seek this designation for other products where appropriate. There can be no assurance that future changes to the Orphan Drug Act would not diminish the value of any Orphan Drug designation obtained by us.

     Drugs for Life-Threatening Illnesses. FDA regulatory procedures established in 1988 are intended to speed further the availability of new drugs intended to treat life-threatening and severely debilitating illnesses. These procedures provide for early and continuous consultation with the FDA regarding preclinical and clinical studies necessary to gain marketing approval. This regulatory framework also provides that if Phase I results are promising, Phase II clinical trials may be designed that obviate the need for lengthy, expensive Phase III testing. Notwithstanding the foregoing, approval may be denied by the FDA or traditional Phase III studies may be required. The FDA may also seek our agreement to perform post-approval Phase IV studies, which confirm product safety and efficacy.

     The FDA has announced that the accelerated approval concept is being expanded for cancer drugs. The proposed changes are designed to speed drug approvals by requiring less extensive preapproval testing in some circumstances. Specifically, the FDA has stated that it may approve these drugs based on the use of surrogate markers. 'Partial responses,' such as a drug's effectiveness at short-term tumor shrinkage, that the FDA believes are clear indicators of therapeutic effect, would be sufficient to demonstrate efficacy for these drugs. This is in contrast to requiring the traditional 'full-endpoint' measures of improved survival or quality of life. Other provisions of the new initiatives include proactive solicitation by the FDA of expanded access filings for foreign-approved cancer drugs and greater patient representation on the FDA's Oncology Drugs Advisory Committee. Although agency officials have estimated that the changes will reduce by as much as a year the normal development time for most cancer drugs, it is uncertain whether and how these initiatives will actually be implemented by the FDA and whether they will have a significant impact on the approval process for cancer drugs.

     Environmental Matters. We are subject to environmental laws, including those promulgated by OSHA, the EPA and the NRC, that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. These laws also impose strict liability for the costs of cleaning up, and for damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials for the investigation and remediation of environmental contamination at properties operated by us and at off-site locations where we have arranged for the disposal of hazardous substances. If it is determined that we are not in compliance with current environmental laws, we could be subject to fines and penalties. The amount of any such fines and penalties could be material.

     Our facilities have made, and will continue to make, expenditures to comply with current and future environmental laws. We anticipate that we could incur additional capital and operating costs in the future to comply with existing environmental laws and new requirements arising from new or amended statutes and regulations. In addition, because the applicable regulatory agencies have not yet promulgated final standards for some existing environmental programs, we cannot at this time reasonably estimate the cost for compliance with these additional requirements. The amount of any such compliance costs could be material. We cannot predict the impact that future regulations will impose upon our business.

EMPLOYEES

     As of October 25, 1999, we had 45 full-time employees, including 33 scientists and technicians. We plan to hire additional employees over the next 12 months to support continuing progress in both research and development. Our employees are not covered by any collective bargaining agreement. Additionally, we had seven scientific consultants on a part-time basis.

PROPERTIES

     Our principal facility consists of approximately 19,000 square feet of leased laboratory and office space in New Haven, Connecticut at an annual rental of approximately $230,000. The lease expires in May 2001, with a right to renew for an additional five years.

LEGAL PROCEEDINGS

     On August 10, 1999, Swartz Investments, L.L.C. filed a lawsuit against us in the state court in Fulton County, Georgia, alleging non-payment of a placement agent fee and seeking payment of such fee in the amount of $100,000, consequential damages and interest. We believe that the allegations made in the complaint are without merit and intend to defend them vigorously. We do not believe that any ultimate liability arising out of this action, even a determination that we are liable for the full amount sought, will have a material adverse effect on our business.

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
                                   MANAGEMENT

OUR EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEE

     Our executive officers, directors and key employee are as follows:

           NAME             AGE  POSITION
           ----             ---  --------
Alan Kessman..............  53   President, Chief Executive Officer and Director
Terrence W. Doyle,          57   Vice President, Research & Development
  Ph.D....................
Thomas E. Klein...........  50   Vice President, Finance and Chief Financial Officer
Thomas Mizelle............  48   Vice President, Operations and Secretary
Bijan Almassian, Ph.D.....  46   Vice President, Development
Ivan King, Ph.D...........  44   Vice President, Biology
Mario Sznol, M.D..........  42   Vice President, Clinical Affairs
William R. Miller(1)......  71   Chairman of the Board
Michel C. Bergerac(1).....  67   Director
Frank T. Cary(1)(2).......  78   Director
James L. Ferguson.........  72   Director
Alan C. Sartorelli,         67   Director
  Ph.D....................
Walter B. Wriston(2)......  80   Director

------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

     Alan Kessman has been our Chief Executive Officer since January 1999, our President since April 1999 and has been a director since October 1998. From 1983 to 1998, Mr. Kessman was Chairman, Chief Executive Officer and President of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems, and its subsidiary eLottery, Inc. Mr. Kessman is a partner of PS Capital, LLC, an investment company.

     Terrence W. Doyle, Ph.D. has been our Vice President, Research and Development since the merger with OncoRx and served in the same capacity for OncoRx from January 1994 until the merger. Dr. Doyle was an employee of the Bristol-Myers Squibb Company from 1967 to 1993. From 1990 to 1993, Dr. Doyle was an executive director with Bristol-Myers. Dr. Doyle is the original holder of 41 U.S. patents for anti-infective, anti-inflammatory and anti-tumor drugs and the author of over 100 published research articles and abstracts on cancer chemotherapy.

     Thomas E. Klein has been our Vice President, Finance and Chief Financial Officer since October 1995. From 1988 to 1994, Mr. Klein was Director of Finance and Treasurer of Novo Nordisk of North America, Inc.

     Thomas Mizelle has been our Vice President, Operations since the merger with OncoRx and has been our Secretary since October 1995. Prior to the merger, Mr. Mizelle was Vice President, Business Development since August 1994. From May 1990 to July 1994, Mr. Mizelle served as Senior Vice President, Vice President, Sales and Marketing and Director of Sales of Immunex Corporation.

     Bijan Almassian, Ph.D. has been our Vice President, Development since March 1997 and was named an executive officer in July 1999. From September 1995 to March 1997, Dr. Almassian was our Director of Development. From 1994 to 1995, Dr. Almassian was the Director of Pharmaceutical development at Genelabs Technologies, where he was responsible for product development of several anticancer and antiviral drugs and biologics. Before joining Genelabs, he held several scientific positions at Genzyme/Integrated Genetics, Instrumentation Laboratories and Orion Research.

     Ivan King, Ph.D. has been our Vice President, Biology since September 1995 and became an executive officer in July 1999. From 1990 to 1995, Dr. King was a Section Leader in the

Department of Tumor Biology at Schering-Plough Research Institute in charge of the Cell Biology and In Vivo Biology groups where he was responsible for identifying targets, developing high throughput assays, evaluating in vitro and in vivo activities of drug candidates and recommending candidates for clinical development. Dr. King's first industrial position was as a Senior Research Scientist at Bristol-Myers Squibb.

     Mario Sznol, M.D. has been our Vice President, Clinical Affairs since September 1999. From 1987 to 1999, Dr. Sznol worked for the National Cancer Institute, or NCI, a component of the National Institutes of Health. Most recently he was Head of the Biologics Evaluation Section, Investigational Drug Branch, Cancer Therapy Evaluation Program. From March 1997 to October 1998, he served as acting Chief of NCI's Investigational Drug Branch, Cancer Therapy Evaluation Program. Prior to joining the NCI, Dr. Sznol conducted his fellowship in Medical Oncology, Department of Neoplastic Diseases, at Mt. Sinai School of Medicine, and his residency in Internal Medicine at Baylor College of Medicine in Houston. Dr. Sznol is on the editorial advisory boards of both the Journal of the National Cancer Institute and the Journal of Immunotherapy.

     William R. Miller has been Chairman of our Board since April 1995. From February 1995 until April 1995, Mr. Miller was Chairman of the Board of OncoRx Inc., which was merged into our subsidiary (then known as MelaRx Pharmaceuticals, Inc.) in April 1995. Mr. Miller is currently Chairman of the Board of SIBIA Neurosciences, Inc. and a director of ImClone Systems, Inc., Isis Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., Westvaco Corporation and Xomed Surgical Products Inc. From 1964 until 1991, Mr. Miller was employed by Bristol-Myers Squibb Company, including as Vice Chairman of the Board commencing in 1985.

     Michel C. Bergerac has been a director since 1992. Mr. Bergerac has been Chairman of M.C. Bergerac & Co., Inc., an investment advisory firm, since 1985. From 1974 to 1985, Mr. Bergerac was Chairman of the Board, President and Chief Executive Officer of Revlon, Inc.

     Frank T. Cary has been a director since 1995. Mr. Cary is a director of Celgene Corporation, Cygnus Therapeutic Systems, ICOS Corporation, Lincare, Inc., Lexmark International Group, Inc. and Teltrend, Inc. From 1973 to 1981, Mr. Cary was Chairman of the Board and Chief Executive Officer of IBM.

     James L. Ferguson has been a director since 1995. Mr. Ferguson is a director of ICOS Corporation. Mr. Ferguson was Chairman of the Board of General Foods Corporation from 1974 until 1989 and President from 1973 to 1977.

     Alan C. Sartorelli, Ph.D. has been a director since 1995. Dr. Sartorelli has been a professor of pharmacology at Yale University School of Medicine since 1967 and Chairman of our Scientific Advisory Board since April 1995. Dr. Sartorelli was chairman of the OncoRx Scientific Advisory Board from May 1993 to April 1995 and director of Yale Comprehensive Cancer Center from 1984 to 1993.

     Walter B. Wriston has been a director since 1995. Mr. Wriston is a director of ICOS Corporation, York International Corporation and Cygnus, Inc. Mr. Wriston retired as Chairman and Chief Executive Officer of Citicorp and its principal subsidiary, Citibank, N.A., in 1984 after having served as Chief Executive Officer for 17 years.

COMPENSATION OF DIRECTORS

     We reimburse directors for expenses actually incurred in connection with each meeting of the board or any committee thereof attended. We also pay the chairman of the board $4,000 per meeting of the board attended and each other non-employee director $1,000 for each such meeting attended. Various directors are also entitled to automatic grants of options under our amended and restated 1993 Stock Option Plan.

SCIENTIFIC ADVISORY BOARD

     We have established a scientific advisory board to provide specific expertise in areas of research and development relevant to our business. The scientific advisory board meets periodically with our scientific and development personnel and management to discuss our present and long-term research and development activities. The scientific advisory board members include:

Alan C. Sartorelli, Ph.D......  Chairman (see 'Management' section above)

Joseph R. Bertino, M.D........  Chairman, Molecular Pharmacology and Therapeutics Program,
                                Sloan-Kettering Institute for Cancer Research; Professor,
                                Cornell University School of Medicine

Bruce Chabner, M.D............  Clinical Director, Massachusetts General Hospital Cancer
                                Center; Former Director, Division of Cancer Treatment at the
                                National Cancer Institute; Professor, Harvard Medical School

Yung-Chi Cheng, Ph.D..........  Director, Developmental Therapeutics Program, Yale
                                Comprehensive Cancer Center

Donald M. Crothers, Ph.D......  Chairman, Department of Chemistry, Sterling Professor of
                                Chemistry and Molecular Biophysics and Biochemistry, Yale
                                University

Samuel J. Danishefsky,          Director, Laboratory for Bio-organic Chemistry, Memorial
  Ph.D........................  Sloan-Kettering Research Institute; Professor, Columbia
                                University

Terrence W. Doyle, Ph.D.......  (see 'Management' section above)

James J. Fischer, M.D.,         Director, Radiotherapy Program, Yale Comprehensive Cancer
  Ph.D........................  Center; Robert E. Hunter Professor and Chairman, Department
                                of Therapeutic Radiology, Yale University School of
                                Medicine; Chief, Department of Therapeutic Radiology, Yale
                                New Haven Medical Center; Director, Radio Therapy Program
                                Yale Comprehensive Cancer Center.

Emil Frei III, M.D............  Physician-in-Chief Emeritus and Former Director, Dana Farber
                                Cancer Institute; Richard and Susan Smith Distinguished
                                Professor, Harvard Medical School

Mario Sznol, M.D..............  (see 'Management' section above)

George J. Todaro, M.D.........  Chief Executive Officer, Cytokine Networks, Inc.; Professor,
                                Department of Pathology, University of Washington

David C. Ward, Ph.D...........  Former Chairman, Department of Human Genetics, Yale
                                University School of Medicine; Professor of Biology,
                                Molecular Biophysics and Biochemistry, Yale University
                                School of Medicine

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer and each of the other executive officers who earned over $100,000 and were serving at the end of 1998, for services in all capacities to us, our subsidiaries and predecessors.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                     ANNUAL         ------------
                                                                  COMPENSATION       SECURITIES
                                                               ------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                             YEAR    SALARY     BONUS      OPTIONS
---------------------------                             ----    ------     -----      -------
John A. Spears .......................................  1998   $246,750   $37,013      12,000
  Former President and Chief Executive Officer(1)       1997    234,557    61,000      --
                                                        1996    189,167    70,500      15,000
Terrence W. Doyle ....................................  1998    183,750    27,563       9,600
  Vice President, Research and Development              1997    174,549    38,000      --
                                                        1996    154,167    42,000      12,000
Thomas E. Klein ......................................  1998    157,500    23,625       9,600
  Vice President, Finance and Chief Financial Officer   1997    148,486    33,000      --
                                                        1996    129,167    36,000      37,000
Thomas Mizelle .......................................  1998    183,750    27,563       9,600
  Vice President, Operations and Secretary              1997    173,362    38,000      --
                                                        1996    154,167    42,000      62,000

------------

(1) We were a party to an employment agreement with Mr. Spears. See
    ' -- Employment Agreements.' Mr. Spears was our Chief Executive Officer until January 1999 and President until April 1999.

     The following table sets forth the grant of stock options made during the year ended December 31, 1998 to the persons named in the summary compensation table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                                NUMBER OF    PERCENT OF TOTAL                                STOCK PRICE
                                SECURITIES       OPTIONS        EXERCISE                  APPRECIATION FOR
                                UNDERLYING      GRANTED TO       PRICE                     OPTION TERM(2)
                                 OPTIONS       EMPLOYEES IN       PER      EXPIRATION   ---------------------
             NAME                GRANTED      FISCAL YEAR(1)     SHARE        DATE         5%          10%
             ----                -------      --------------     -----        ----         --          ---
John A. Spears................    12,000           5.4%         $3.0313    1/29/2008     $59,280     $94,320
Terrence W. Doyle.............     9,600           4.3           3.0313    1/29/2008      47,424      75,456
Thomas E. Klein...............     9,600           4.3           3.0313    1/29/2008      47,424      75,456
Thomas Mizelle................     9,600           4.3           3.0313    1/29/2008      47,424      75,456

------------

 (1) Computed based on an aggregate of 221,112 shares issuable upon exercise of options granted to employees during the year ended December 31, 1998.

 (2) These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. The 5% and 10% assumed annual rates of compounded stock price appreciation do not represent our estimate or projection of our future common stock prices. Each option listed in the table has a 10-year term. Actual gains, if any, on stock options exercised will depend on the future price of the common stock. This is not a representation that the rates of appreciation reflected in the table will be achieved.

     The following table sets forth information with respect to unexercised stock options held by the persons named in the summary compensation table at December 31, 1998. No stock options were exercised in 1998 by such persons.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              ACQUIRED              OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                 ON       VALUE     ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   --------   -----------   -------------   -----------   -------------
John A. Spears..............    --         --         383,812        19,500       $1,538,147       $29,718
Terrence W. Doyle...........    --         --           6,000        15,600            4,875        23,775
Thomas E. Klein.............    --         --          74,750        46,850           78,313        59,713
Thomas Mizelle..............    --         --         106,000        53,100          134,250        70,650

------------

 (1) Computed based upon the difference between the closing price of our common stock on December 31, 1998, which was $5.00, and the exercise price.

EMPLOYMENT AGREEMENTS

     Effective January 11, 1999, we entered into an agreement with Alan Kessman and PS Capital LLC, an entity of which Mr. Kessman is a member, pursuant to which Mr. Kessman serves as our chief executive officer. Mr. Kessman receives a base salary of $400,000 per year. The agreement does not provide for any payments upon a change in control or any other severance payments. As an inducement to enter into the agreement, on January 11, 1999, we granted to Mr. Kessman options to purchase an aggregate of 980,000 shares of common stock. The foregoing grants consist of (1) an option to purchase 760,000 shares at an exercise price of $5.775, representing a 10% premium to the market price on the date prior to the date of grant, such option to vest 25% on July 11, 2000, 50% on July 11, 2001, 75% on July 11, 2002 and 100% on July 11, 2003 and (2) an
option to purchase 220,000 shares at an exercise price of $5.25, representing the market price on the date prior to the date of grant, such option having vested in full on July 11, 1999, six months from the date of grant. The option to purchase 220,000 shares of common stock is not terminable if Mr. Kessman is no longer acting as our Chief Executive Officer. We are currently negotiating a new employment agreement with Mr. Kessman. Mr. Kessman has agreed to enter into this agreement in conjunction with the closing of this offering. Pursuant to this new agreement, which will terminate on December 31, 2003, Mr. Kessman will receive a base salary of $400,000 per year and will be eligible for a bonus of up to 50% of his base salary based on the achievement of specified objectives. In the event Mr. Kessman's employment is terminated by us for any reason other than cause or disability, or if Mr. Kessman terminates for good reason, we are obligated to pay him the sum of two times his base salary, average annual bonus for the prior two years and insurance costs paid to him. The proposed agreement further provides that if Mr. Kessman's employment is terminated on or after a change in control, he will be paid two and one-half times his base amount as defined in the agreement.

     Effective January 16, 1998, we entered into an employment agreement with John A. Spears, then our President and Chief Executive Officer. The agreement was for a term of three years and provided for an annual base salary of $246,750. In the event of our termination of the employment agreement for any reason other than 'just cause' or death, including a 'change in control,' we were required to pay Mr. Spears his base salary for the remaining term of the employment agreement through January 2001, subject to the obligation of Mr. Spears to mitigate damages by seeking new employment. We also had the right at any time after the first anniversary of the date of the agreement to terminate the employment agreement without cause upon ten days notice, upon payment to Mr. Spears of a single lump sum equal to one year's base salary, plus an amount equal to the average annual cash bonus paid to Mr. Spears during the prior two years. Mr. Spears was relieved of his obligations as Chief Executive Officer in January 1999 and was relieved of his obligations as President and as a director in April 1999. As a result, the employment agreement was terminated and we agreed to make bi-monthly payments to Mr. Spears in the same amounts as his base salary due pursuant to the separation and release agreement through the earlier of January 16, 2001 or the date on which Mr. Spears secures full-time employment; provided, we will receive a credit against such payments equal to 75% of any gross income earned by Mr. Spears from providing services as a part-time employee or consultant; and provided further, that Mr. Spears will receive a lump-sum payment of 40% of the balance of payments otherwise payable through January 16, 2001 if he secures full-time employment elsewhere, such amount to be payable only if we close an underwritten public offering resulting in gross proceeds to us of at least $10 million. Because Mr. Spears obtained a new position, we are no longer obligated for some these payments. We also agreed to pay Mr. Spears his 1998 bonus of $37,012.50, and Mr. Spears agreed to a lock-up provision regarding certain of the shares underlying his stock options and further agreed to a confidentiality covenant.

SEVERANCE AGREEMENTS

     Effective October 15, 1998, we entered into severance agreements with Thomas Mizelle, our Vice President, Operations, Terrence W. Doyle, our Vice President, Research and Development and Thomas E. Klein, our Vice President, Finance, pursuant to which each of these officers would be entitled to certain payments in the event such officer loses his employment during the twelve-month period following a 'change in control.' Specifically, if a 'change in control' occurs, the officer shall be entitled to a lump sum severance payment equal to the sum of twelve months of the officer's monthly base salary as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, plus the average of the last two cash bonus payments made to the officer prior to the change in control. The officer would also be entitled to all payments necessary to provide him with group health insurance benefits substantially similar to those which he was receiving immediately prior to the date of termination until the earlier of 18 months after such termination or the date he has obtained new full-time employment. The foregoing amounts are not payable if termination of the officer is because of his death, by us for cause, or by the officer other than for good reason. For purposes of the severance agreements, a 'change in control' means that (1) any person or entity becomes the beneficial owner of our securities representing 30 percent or more of the combined voting power of the then outstanding securities; (2) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the board, and any new director (other than a director designated by an acquiring person) whose election by the board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (3) our stockholders approve a merger or consolidation (other than certain recapitalizations).

1993 AMENDED AND RESTATED STOCK OPTION PLAN

     In April 1993, our board adopted the 1993 Amended and Restated Stock Option Plan pursuant to which our employees, officers, directors, consultants and advisers are eligible to receive incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and non-qualified options. In January 1999, the board amended the plan to increase the number of shares which may be granted under the plan to 3,000,000. This amendment was approved by our stockholders in June 1999. The plan, which expires in April 2003, is administered by the compensation committee of our board. The purposes of the plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting such individuals to participate in our ownership, and the criteria to be utilized by the board or the compensation committee in granting options pursuant to the plan will be consistent with these purposes. The plan also provides for automatic grants of options to certain directors. There are currently 43 employees, nine directors and seven consultants eligible to receive grants under the plan.

     Options granted under the plan may be either incentive options or non-qualified options. Incentive options granted under the plan are exercisable for a period of up to 10 years from date of grant at an exercise price that is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive option granted under the plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of the option that is in excess of the $100,000 limitation will be treated as a non-qualified option. Additionally, the aggregate number of shares of common stock that may be subject to options granted to any person in a calendar year shall not exceed 25% of the maximum number of shares of common stock that may be issued from time to time under the plan. Options granted under the plan to our officers, directors or employees may be exercised only while the optionee is employed or retained by us or within 90 days of the date of termination of the employment relationship or directorship. However, options that are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the board or the compensation committee determines. No option may be granted under the plan after April 14, 2003.

     Options may be granted only to our employees, officers, directors, consultants and advisors as the board or the compensation committee shall select from time to time in its sole discretion, provided that only our employees are eligible to receive incentive options. An optionee may be granted more than one option under the plan. The board or the compensation committee, as the case may be, will, in its discretion, determine who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option and whether the options are incentive options or non-qualified options. In making this determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to our success and such other factors deemed relevant in accomplishing the purpose of the plan.

     Under the plan, the optionee has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option until shares are actually issued upon exercise of the option. No adjustment is made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in the plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution.

     The board may amend or terminate the plan except that stockholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the plan, to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be legally required. No action taken by the board may affect any outstanding option grant without the consent of the optionee.

     The provisions of our amended and restated 1993 Stock Option Plan also provide for the automatic grant of non-qualified stock options to purchase shares of common stock to our directors who are not our employees or principal stockholders. Eligible directors elected after August 1995 are granted a director option to purchase 20,000 shares of common stock on the date such person is first elected or appointed a director. Further, commencing on the day immediately following the date of the annual meeting of stockholders, each eligible director, other than directors who received an initial director option since the last annual meeting, will be granted a director option to purchase 5,000 shares of common stock on the day immediately following the date of each annual meeting of stockholders. The size of this automatic grant for the chairman of the board has been increased from 5,000 shares per year to 20,000 shares per year, and the size of the automatic grant for the other eligible directors has been increased from 5,000 shares per year to 15,000 shares per year. The exercise price for each share subject to a director option shall be equal to the fair market value of the common stock on the date of grant. Director options will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the board.

     During the fiscal year ended December 31, 1998, Mr. Kessman was granted an initial director option to purchase 20,000 shares of common stock at an exercise price of $2.563 per share, and Messrs. Miller, Bergerac, Cary, Ferguson, Kent, Sartorelli and Wriston were each granted options under the plan, which included the automatic grant, to purchase 15,000 shares of common stock, at an exercise price of $4.875 per share.

SENIOR EXECUTIVE OFFICER PLAN

     The purpose of this plan is to secure for us and our stockholders the benefits arising from capital stock ownership by our Chief Executive Officer, who is expected to contribute to our future growth and success. The plan permits grants of options to purchase shares of common stock. Options granted pursuant to the plan shall be authorized by action of the board of directors, or a committee designated by the board, and are non-statutory options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The stock subject to options granted under the plan are shares of authorized but unissued or reacquired common stock. Subject to adjustment, the maximum number of shares of common stock that may be issued and sold under the plan is 980,000 shares. The maximum number of options, 980,000, were granted to Alan Kessman, our Chief Executive Officer, in January 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 25, 1999, and as adjusted to reflect the sale of shares in this offering, information with respect to the beneficial ownership of our common stock by (1) each person known to us to beneficially own 5% or more of the outstanding shares of our common stock,
(2) each of our directors, (3) our chief executive officer and each of our four other most highly compensated executive officers and (4) all of the directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC, which attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Additionally, shares beneficially owned include shares that may be acquired pursuant to the exercise of fully vested options and warrants that are exercisable within 60 days of consummation of this offering. Except as otherwise indicated, the named beneficial owner has the sole voting and investment power over the shares listed and the address of each beneficial owner is c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

                                                                                                        BENEFICIALLY OWNED
                                          BENEFICIALLY OWNED BEFORE THE OFFERING                        AFTER THE OFFERING
                            ------------------------------------------------------------------   --------------------------------
                                                  NUMBER OF          TOTAL
                                 NUMBER OF         CLASS A         NUMBER OF        PERCENT OF        NUMBER OF        PERCENT OF
                                  COMMON          PREFERRED         COMMON            COMMON           COMMON            COMMON
NAME OF BENEFICIAL OWNER           STOCK          STOCK(1)           STOCK            STOCK             STOCK            STOCK
------------------------           -----          --------           -----            -----             -----            -----
Michel C. Bergerac(2).....          40,000           --               40,000           *                40,000            *
Frank T. Cary.............          62,718           --               62,718           *                62,718            *
James L. Ferguson(3)......          27,250           --               27,250           *                27,250            *
Alan Kessman(4)...........         229,000           --              229,000           1.4%            229,000             1.3%
William R. Miller(5)......         178,156           --              178,156           1.1%            178,156             1.0%
Alan C. Sartorelli,
 Ph.D(6).................          442,758           --              442,758           2.8%            442,758             2.5%
Walter B. Wriston(7)......          57,718           --               57,718           *                57,718            *
Terrence W. Doyle,
  Ph.D(8).................         283,124           --              283,124           1.8%            283,124             1.6%
Thomas E. Klein(9)........         126,434           --              126,434           *               126,434            *
Thomas Mizelle(10)........         143,910           --              143,910           *               143,910            *
John A. Spears............         347,763           --              347,763           2.2%            347,763             2.0%
Elliott Associates, L.P.
  Westgate International,
  L.P.
  Martley International,
  Inc.
  c/o Elliott Associates,
  L.P.
  712 Fifth Avenue,
  36th Floor
  New York, NY
  10019(11)...............       3,046,276           --            3,046,276          17.4%          3,046,276           15.5%
Phoenix Partners L.P.
  Morgens Waterfall
  Vintiadis
  Investments N.V.
  Betje Partners
  c/o Morgens Waterfall
  Vintiadis & Co., Inc.
  10 East 50th Street
  New York, NY
  10022(12)...............         302,787         211,642           890,682           5.5%            890,682            4.8%
Kingdon Capital Management
  Corp.
  152 West 57th Street,
  50th Floor
  New York, NY
  10019(13)...............              --         236,110           655,861           4.0%            655,861            3.5%
All directors and
  executive officers as a
  group
  (12 persons)(14)........       1,715,693           --            1,715,693          10.5%          1,715,693            9.3%

------------

  *  Less than one percent.

 (1) The Class A Preferred Stock is convertible into our common stock by dividing (i) the sum of the $10.00 per share stated value by (ii) $3.60 per share (as adjusted from time to time for
                                              (footnotes continued on next page)

(footnotes continued from previous page) certain events of dilution). As of July 23, 1999, each share of Class A Preferred Stock was convertible into 2.777777 shares of our common stock.
 (2) Includes 35,000 shares issuable upon exercise of options.
 (3) Includes 21,250 shares issuable upon exercise of options.
 (4) Includes 205,900 shares issuable upon exercise of options. Does not include 775,000 shares issuable upon exercise of options that are not immediately exercisable.
 (5) Includes 16,250 shares issuable upon exercise of options.
 (6) Includes (i) 190,874 shares beneficially owned by Dr. Sartorelli's wife and
     (ii) 57,260 shares held in trust for Dr. Sartorelli's grandchildren, for which Dr. Sartorelli's wife serves as trustee, as to which Dr. Sartorelli disclaims beneficial ownership. Does not include 57,260 shares beneficially owned by other family members of Dr. Sartorelli, which were received as gifts from Dr. Sartorelli. Also includes 3,750 shares issuable upon exercise of options.
 (7) Includes 3,750 shares issuable upon exercise of options.
 (8) Includes 86,600 shares held by Dr. Doyle's wife and children, as to which Dr. Doyle disclaims beneficial ownership. Also includes 11,400 shares issuable upon exercise of options.
 (9) Includes 102,750 shares issuable upon exercise of options. Also includes 1,199 shares of common stock held by Mr. Klein's wife and children.
(10) Includes 123,900 shares issuable upon exercise of options. Also includes 488 shares of common stock held by Mr. Mizelle's children.
(11) Beneficial ownership information is based upon data set forth in a Schedule 13D Amendment No. 2 filed with the SEC on April 16, 1999. Elliott Associates, L.P. owns 625,468 shares of our common stock, 78,132 Class A Warrants exercisable into 78,132 shares of common stock, 78,132 Class B Warrants exercisable into 78,132 shares of common stock and 2,500 shares of our 5% Convertible Preferred Stock Series 1998, which are convertible into 740,193 shares of common stock (including accretion through October 25, 1999). Westgate International, L.P., which has its business address at c/o Midland Bank Trust Corporation (Cayman) Limited, P.O. Box 1109, Mary Street, Grand Cayman, Cayman Islands, British West Indies, owns 628,709 shares of our common stock, 77,724 Class A Warrants exercisable into 77,724 shares of common stock, 77,724 Class B Warrants exercisable into 77,724 shares of common stock and 2,500 shares of our 5% Convertible Preferred Stock Series 1998, which are convertible into 740,193 shares of common stock (including accretion through October 25, 1999). Pursuant to the Certificate of Designation for our 5% Convertible Preferred Stock Series 1998, the aggregate percentage ownership by Elliott Associates, L.P. and Westgate International, L.P. of common stock is limited to 9.9% of the common stock, although effective June 8, 1999, the threshold is being increased from 9.9% to 19.9%. Martley International, Inc. is the investment manager for Westgate International, L.P. and has shared voting and dispository power over the shares held by Westgate International, L.P. Martley International, Inc. disclaims beneficial ownership of all such shares.
(12) Beneficial ownership information is based in part upon data set forth in a
     Schedule 13G filed with the SEC on February 12, 1999. Class A Preferred Stock consists of 105,819 shares held by Phoenix Partners L.P., 73,964 shares held by Morgens Waterfall Vintiadis Investments N.V. and 31,859 shares held by Betje Partners. Morgens, Waterfall, Vintiadis & Co., Inc. is deemed to beneficially own all such shares by virtue of its status as investment advisor to the foregoing entities.
(13) Consists of 141,664 shares held by M. Kingdon Offshore, N.V., 47,223 shares held by Kingdon Partners, L.P. and 47,223 shares held by Kingdon Associates, L.P. Kingdon Capital Management Corp. is a general partner of Kingdon Partners, L.P. and Kingdon Associates, L.P. and is the investment advisor to M. Kingdon Offshore, N.V. Kingdon Capital disclaims beneficial ownership of all indicated shares.
(14) Includes 648,575 shares issuable upon exercise of options.

                              CERTAIN TRANSACTIONS

     Michael Kent, a former director, is a principal of an executive search firm that has rendered services for us. We paid the firm $60,000 for services rendered for the year ended December 31, 1997 and $120,000 for services rendered for the year ended December 31, 1998.

     We and Dr. Alan Sartorelli, one of our directors, who is affiliated with Yale University, entered into a five year consulting agreement on September 29, 1995 providing for various advisory services that is renewable for one additional year. Under the agreement, Dr. Sartorelli receives an annual fee of $48,000.

     On August 27, 1998, Elliott Associates, L.P., together with Westgate International, L.P., two of our principal stockholders, exercised their rights as holders of the 5% Convertible Preferred Stock Series 1998, to nominate a candidate for election to our board of directors. That candidate, Alan Kessman, is now our President and Chief Executive Officer, as well as a director.

     In April 1999, we completed a private placement of 893,915 shares of our common stock. 446,957 of these shares were sold to Elliott Associates, L.P. and Westgate International, L.P., two of our principal stockholders. All shares were sold at a price of approximately $4.47 per share, which was 90% of the average closing price of the common stock on the Nasdaq SmallCap Market for the 10 consecutive trading days immediately prior to April 8, 1999, for aggregate proceeds of $4,000,000.

     Any future material transactions and loans with our affiliates will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. Any forgiveness of loans will be approved by a majority of our independent directors who do not have an interest in the transactions and who have access to counsel. Ongoing transactions were ratified by a majority of our independent directors who did not have an interest in the transactions and who have had access to counsel. Past transactions which have now closed have been ratified by at least two disinterested directors.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 35,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value.

     As of October 25, 1999, we had 15,697,325 shares of common stock outstanding, 498,194 shares of Class A convertible preferred stock and 5,000 shares of redeemable preferred stock outstanding. Upon the closing of this offering, and after giving effect to the issuance of 2,200,000 shares of common stock in this offering, there will be 17,897,325 shares of common stock outstanding.

COMMON STOCK

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends at times and in amounts as the board may determine. The holders of our common stock have one vote for each share they hold on all matters submitted to a vote of the stockholders. The holders of a majority of the shares of common stock voted can elect all of the directors nominated for election. The holders of our common stock are not entitled to preemptive rights and our common stock is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, we will distribute pro rata to the holders of our common stock our remaining assets, after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors. Each outstanding share of our common stock is, and all shares of our common stock being purchased in this offering will be, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The 5,000,000 authorized shares of preferred stock may by issued in one or more series without further stockholder action. The board is authorized to determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to determine the variations among series. If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem it. The board can issue preferred stock without the approval of the holders of our common stock. The holders of preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock.

CLASS A CONVERTIBLE PREFERRED STOCK

     Each share of Class A Preferred Stock is immediately convertible into
2.777777 shares of our common stock and is entitled to vote on all matters on an 'as if' converted basis. The shares of Class A Preferred Stock pay semi-annual dividends of 5% per annum, payable in additional shares of Class A Preferred Stock, which are immediately convertible into our common stock. In the event that the closing bid price of our common stock exceeds $10.3125 for 20 trading days in any 30 trading day period, we can redeem the Class A Preferred Stock at $10.00 per share plus all declared and unpaid dividends thereon. We cannot pay cash dividends on our common stock without the consent of a majority of holders of the Class A Preferred Stock.

REDEEMABLE CONVERTIBLE PREFERRED STOCK SERIES 1998

     As of the date of this prospectus, there are 5,000 shares of our Redeemable Convertible Preferred Stock Series 1998 issued and outstanding.

     The shares of Series 1998 Preferred Stock are entitled to accrued cumulative dividends at a rate of 5% yearly, compounded quarterly, and payable when and as declared by the board in kind. If there is a liquidation, dissolution or winding up, the holders of our Series 1998 Preferred Stock are entitled to be paid $1,000 per share plus any accrued and unpaid dividends on our Series 1998 Preferred Stock out of our available assets, before any payment may be made to the holders of our common stock. The shares of Series 1998 Preferred Stock are non-voting. Each share of Series 1998 Preferred Stock is convertible into common stock based on the formula of issued price plus accrued dividends divided by $3.60.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Under Section 203 of the Delaware General Corporation Law, certain 'business combinations' between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an 'interested stockholder' are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

      the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

      the business combination was approved by the board of the corporation before the other party to the business combination became an interested stockholder;

      upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

      the business combination was approved by the board and ratified by 66 2/3% of the voting stock which the interested stockholder did not own.

     The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term 'business combination' is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. The term 'interested stockholder' is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of us.

'POISON PILL' RIGHTS

     On October 15, 1998, our board of directors adopted a 'poison pill' by declaring a dividend of a right to purchase one share of common stock for each outstanding share of our common stock. The dividend is also payable with respect to shares of common stock sold in the offering. Each right, when it becomes exercisable, entitles the holder to purchase from us one share of common stock at a price of $8.00 per share, subject to adjustment.

     Initially, the rights are attached to all certificates representing shares of common stock and no separate right certificates will be distributed. The rights will separate from the common stock upon the distribution date which is the earliest to occur of:

      The date that a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our common stock; or

      10 days, or such later date as may be determined by our board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group acquiring 20% or more of our outstanding shares of common stock.

     The person or group acquiring 20% of our common stock is referred to as an acquiring person. An acquiring person does not include:

      the company or any of our subsidiaries

      any employee benefit plan of the company or any of our subsidiaries any entity organized, appointed or established by us for or pursuant to the terms of any employee benefit plan, or any person, who or which, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding common stock as a result of the acquisition of shares directly from us.

     The rights are not exercisable until the distribution date and will expire at the close of business on October 25, 2008, unless we redeem them earlier.

     After the distribution date, upon the exercise of a right, the holder will receive the number of shares of common stock having a value equal to two times the exercise price of the right. All rights that are beneficially owned by an acquiring person shall be void.

     The rights will not become exercisable in connection with a tender or exchange offer which is for all outstanding shares of common stock at a price and on terms which a majority of members of the board of directors who are not officers and who are not acquiring persons or affiliates, associates, nominees or representatives of an acquiring person determines to be adequate and in the best interests of Vion and our stockholders.

     In the event that we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or more than 50% of our assets or earning power is sold or transferred, in either case, with or to an acquiring person or any affiliate or associate or any other person in which such acquiring person, affiliate or associate has an interest or any person acting on behalf of or in concert with such acquiring person, affiliate or associate, or, if in such transaction all holders of shares of common stock are not treated alike, then each holder of a right shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

     At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under certain other circumstances, we may redeem the rights at a price of $.01 per right. Additionally, following the stock acquisition date, we may redeem the rights at a price of $.01 per right if the redemption is in connection with a merger or other business combination in which all holders of common stock are treated alike but which does not involve an acquiring person or its affiliates or associates.

     Until a right is exercised, the right holder will have no rights as a stockholder including, without limitation, the right to vote or to receive dividends.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The provisions of our certificate of incorporation may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors. We believe that these provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have outstanding an aggregate of 17,897,325 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. All of these shares will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by 'affiliates' as that term is defined in Rule 144 under the Securities Act.

LOCK-UP AGREEMENTS

     All of our officers and directors have signed lock-up agreements under which they each agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

      with the prior written consent of Brean Murray & Co., Inc.;

      in the case of gifts or estate planning transfers where the donee signs a lock-up agreement; or

      in the case of distributions to stockholders or affiliates of the stockholders where the recipient signs a lock-up agreement.

     Elliott Associates L.P. and Westgate International L.P. have signed lock-up agreements under which they agree, without the prior written consent of Brean Murray & Co., Inc., not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus or until the date that the fair market value of our common stock is at least $15.00 per share, whichever is earlier. Some of the shares of our common stock have been pledged by Elliott and Westgate, and the agreements permit each entity to pledge additional shares. Elliott and Westgate have each agreed to use best efforts to prevent a default under all agreements under which it has pledged shares of our common stock and securities convertible into or exercisable or exchangeable for shares of our common stock.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      1% of the number of shares of our common stock then outstanding, which will equal approximately 178,974 shares immediately after this offering; or

      the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

REGISTRATION RIGHTS

     In conjunction with this offering, we have agreed to grant to Brean Murray & Co., Inc. a warrant to purchase 220,000 shares of common stock. This warrant will have registration rights.

STOCK OPTIONS AND WARRANTS

     As of October 25, 1999, options and warrants to purchase 7,600,248 shares of common stock were issued and outstanding, of which 6,037,628 are currently exercisable. Of such warrants, there are 1,071,232 Class A Warrants outstanding and 1,308,732 Class B Warrants outstanding. The Class A and Class B Warrants are publicly traded. Each Class A Warrant entitles the holder to purchase, at an exercise price of $4.63, subject to adjustment, one share of common stock and one Class B Warrant, and each Class B Warrant entitles the holder to purchase, at an exercise price of $6.23, subject to adjustment, one share of common stock. The warrants are exercisable at any time after issuance through August 13, 2000. The warrants are subject to redemption by us for $.05 per warrant, upon 30 days' written notice, if the average closing bid price of the common stock exceeds $7.30 per share with respect to the Class A Warrants and $9.80 per share with respect to the Class B Warrants for a 30 consecutive business day period ending within 15 days of the date of the notice of redemption. In addition, in conjunction with this offering, we have agreed to grant to Brean Murray & Co., Inc. a warrant to purchase 220,000 shares of common stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement, the underwriters named below, for which Brean Murray & Co., Inc. is acting as representative, have agreed to purchase, and we have agreed to sell an aggregate of 2,200,000 shares of common stock. The number of shares of common stock that each of the underwriters severally has agreed to purchase is set forth below.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Brean Murray & Co., Inc.....................................  1,720,000
J.C. Bradford & Co..........................................     80,000
Morgan Keegan & Co., Inc....................................     80,000
Robinson-Humphrey Co. LLC...................................     80,000
Cruttenden Roth Incorporated................................     40,000
Davenport & Company LLC.....................................     40,000
First Security Van Kasper...................................     40,000
Gilford Securities..........................................     40,000
Nordberg Capital Inc........................................     40,000
Pennsylvania Merchant Group Ltd.............................     40,000
                                                              ---------
          Total.............................................  2,200,000
                                                              ---------
                                                              ---------

     Upon the terms and subject to the conditions of the underwriting agreement, we are obligated to sell, and the underwriters are obligated to purchase, all of the shares of common stock set forth in the table above if any of the shares of common stock are purchased. The underwriting agreement provides that we will indemnify each underwriter against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments that any underwriter may be required to make in respect thereof.

     The underwriters have advised us that they propose initially to offer the common stock directly to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at a price that represents a concession of not more than $0.21 per share. After the public offering, the offering price and other selling terms may be changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to an aggregate of 330,000 additional shares of common stock to cover over-allotments, if any, at the offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     We will agree and all our officers and directors have each agreed that we and they will not, without the prior written consent of Brean Murray & Co., Inc., for a period ending 180 days after the date of this prospectus, directly or indirectly, sell, offer, contract or grant an option to sell (including without limitation any short sale), pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable or exercisable or convertible into shares of common stock held by us or them, or publicly announce the intention to do any of the foregoing. Brean Murray & Co., Inc. may, in its sole discretion and at any time without prior notice, release any or all of the shares of common stock subject to these lock-up agreements.

     We have agreed to reimburse the underwriters for $125,000 of the underwriters' accountable out-of-pocket expenses (including fees of its counsel) in connection with the sale of the common stock offered hereby.

     In connection with the offering, we have agreed to sell to Brean Murray & Co., Inc., for nominal consideration, warrants to purchase 220,000 shares of common stock from us (10% of the number of shares offered hereby). The warrants are exercisable, in whole or in part, at an exercise price of $6.00 per share, which is equal to 120% of the offering price, or through cashless exercise at any time during the four-year period commencing one year after the date of this prospectus. The warrant agreement pursuant to which the warrants will be issued will contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants should any one or more of certain specified events occur. The warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the warrants.

     In connection with the offering, the underwriters may engage in passive market making transactions in our common stock on Nasdaq immediately prior to the commencement of sales in the offering, in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on Nasdaq limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     In connection with the offering, the underwriters and selling group members, if any, may engage in stabilizing, syndicate short covering transactions, penalty bids or other transactions during the offering that may stabilize, maintain or otherwise affect the market price of the common stock at a level above that which might otherwise prevail in the open market. Stabilizing transactions are bids for and purchases of the common stock for the purpose of preventing or retarding a decline in the market price of the common stock to facilitate the offering. Syndicate short covering transactions are bids to purchase and actual purchases of common stock on behalf of the underwriters to provide them with enough common stock to deliver to those purchasing common stock in the offering. A penalty bid is an arrangement that permits the underwriters to reclaim a selling concession when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction. Such stabilizing, syndicate short covering transactions, penalty bids and other transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters in connection with the common stock offered hereby will be passed upon for the underwriters by Piper & Marbury L.L.P., New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the SEC. For further information about us and our common stock being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit.

     We are also subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings, including the registration statement of which this prospectus forms a part, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0300. In addition, all of our filings are available on the SEC's Web site on the Internet that is located at http://www.sec.gov.

     You may also request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Thomas E. Klein, Vice President, Finance and Chief Financial Officer, Telephone: (203) 498-4210.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements -- Years Ended December 31,
  1996, 1997 and 1998
     Report of Independent Auditors.........................   F-2
     Balance Sheet..........................................   F-3
     Statement of Operations................................   F-4
     Statement of Changes in Shareholders' Equity...........   F-5
     Statement of Cash Flows................................   F-6
     Notes to Financial Statements..........................   F-7

Unaudited Interim Financial Statements -- Six Months Ended
  June 30, 1998 and 1999
     Balance Sheet..........................................  F-20
     Statement of Operations................................  F-21
     Statement of Changes in Shareholders' Equity...........  F-22
     Statement of Cash Flows................................  F-24
     Notes to Financial Statements..........................  F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
VION PHARMACEUTICALS, INC.

     We have audited the accompanying balance sheet of Vion Pharmaceuticals, Inc. (a Development Stage Company) as of December 31, 1997 and 1998 and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 and the period from May 1, 1994 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vion Pharmaceuticals, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and the period from May 1, 1994 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Vion Pharmaceuticals, Inc. will continue as a going concern. As more fully described in Note 1, since commencement of operations, the Company has incurred recurring operating losses and requires substantial amounts of additional funding to continue its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

Stamford, Connecticut
February 12, 1999

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                           ASSETS                                 ----           ----
Current assets:
     Cash and cash equivalents..............................  $  3,890,621   $  3,821,234
     Short-term investments (Includes $2,277,088 and
      $1,129,886 restricted, repectively)...................     7,088,540      2,594,497
     Accounts receivable....................................       728,899      1,251,618
     Other current assets...................................       118,752        107,198
                                                              ------------   ------------
          Total current assets..............................    11,826,812      7,774,547
Property and equipment, net.................................     1,301,680      1,026,184
Security deposits...........................................        34,894         51,347
Research contract prepayments...............................       416,945        416,945
                                                              ------------   ------------
          Total assets......................................  $ 13,580,331   $  9,269,023
                                                              ------------   ------------

            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Obligation under capital leases -- current.............  $    274,853   $    291,668
     Accounts payable and accrued expenses..................       874,350      2,437,682
                                                              ------------   ------------
          Total current liabilities.........................     1,149,203      2,729,350
Obligation under capital leases -- long term................       472,578        180,960
                                                              ------------   ------------
          Total liabilities.................................     1,621,781      2,910,310
                                                              ------------   ------------
Redeemable Preferred Stock:
     5% convertible preferred stock Series 1998, $0.01 par
      value, authorized: 15,000 shares; issued and
      outstanding: 5,000 shares (redemption value
      $5,125,000)...........................................       --           4,854,505
                                                              ------------   ------------
Shareholders' equity
     Preferred stock, $0.01 par value -- 5,000,000 shares
      authorized consisting of:
     Class A convertible preferred stock, $0.01 par value,
      authorized:
       3,500,000 shares; issued and outstanding: 757,632 in
      1997 and 616,656 in 1998 (liquidation preference
      $7,576,000 in 1997; $6,167,000 in 1998)...............         7,576          6,167
     Class B convertible preferred stock, $0.01 par value,
      authorized:
       100,000 shares; issued and outstanding: 4,592 in 1997
      and none in 1998......................................            46        --
     Class C convertible preferred stock, $0.01 par value,
      authorized:
       25,000 shares; issued and outstanding: none..........       --             --
     Common stock, $0.01 par value, authorized: 35,000,000
      shares; issued and outstanding: 9,833,934 in 1997 and
      13,953,046 in 1998....................................        98,339        139,530
     Additional paid-in-capital.............................    47,661,639     52,024,648
     Deferred compensation..................................       (72,128)       (37,496)
     Accumulated deficit....................................   (35,736,922)   (50,628,641)
                                                              ------------   ------------
                                                                11,958,550      1,504,208
                                                              ------------   ------------
          Total liabilities and shareholders' equity........  $ 13,580,331   $  9,269,023
                                                              ------------   ------------
                                                              ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS

                                                                                         FOR THE
                                                                                          PERIOD
                                                                                       FROM MAY 1,
                                                                                           1994
                                                          YEAR ENDED                   (INCEPTION)
                                          ------------------------------------------     THROUGH
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1996           1997           1998           1998
                                              ----           ----           ----           ----
Revenues:
     Contract research grants...........  $     51,779   $    48,221    $    308,787   $    408,787
     Research support...................       --          1,222,912       1,647,202      2,870,114
     Technology license revenues........       --          4,000,000         --           4,000,000
                                          ------------   -----------    ------------   ------------
          Total revenues................        51,779     5,271,133       1,955,989      7,278,901
Operating expenses:
     Research and development...........     5,975,089     7,675,486      10,709,401     27,493,176
     General and administrative.........     2,113,077     2,639,486       2,202,944      9,040,826
     Nonrecurring collaboration
       restructuring fee................       --            600,000         --             600,000
     Purchased research and
       development......................       --            --              --           4,481,405
     Amortization of finance charges....       --            --              --             345,439
                                          ------------   -----------    ------------   ------------
          Total operating expenses......     8,088,166    10,914,972      12,912,345     41,960,846
                                          ------------   -----------    ------------   ------------
Loss from operations....................    (8,036,387)   (5,643,839)    (10,956,356)   (34,681,945)
Interest Income.........................      (437,993)     (343,911)       (540,240)    (1,406,188)
Interest Expense........................        10,285        43,666          61,553        160,666
                                          ------------   -----------    ------------   ------------
     Net Loss...........................    (7,608,679)   (5,343,594)    (10,477,669)   (33,436,423)
Preferred stock dividends and
  accretion.............................   (11,627,404)   (1,131,740)     (4,414,050)   (17,173,194)
                                          ------------   -----------    ------------   ------------
Loss applicable to common
  shareholders..........................  $(19,236,083)  $(6,475,334)   $(14,891,719)  $(50,609,617)
                                          ------------   -----------    ------------   ------------
                                          ------------   -----------    ------------   ------------
Basic and diluted loss applicable to
  common shareholders per share.........    $(2.52)        $(0.75)        $(1.24)
                                            ------         ------         ------
                                            ------         ------         ------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                 CLASS A             CLASS B
                               CONVERTIBLE         CONVERTIBLE
                             PREFERRED STOCK     PREFERRED STOCK       COMMON STOCK        ADDITIONAL
                           -------------------   ---------------   ---------------------     PAID-IN       DEFERRED
                            SHARES     AMOUNT    SHARES   AMOUNT     SHARES      AMOUNT      CAPITAL     COMPENSATION
                            ------     ------    ------   ------     ------      ------      -------     ------------
Common stock issued for
 cash -- July 1994.......     --       $ --       --       $--      2,693,244   $ 26,932   $   --         $  --
Common stock issued for
 services -- August
 1994....................                                             159,304      1,593
Net loss.................
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Balance -- December 31,
 1994....................     --         --       --       --       2,852,548     28,525       --            --
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Stock options issued for
 compensation -- February
 1995....................                                                                      540,000
Reverse acquisition of
 MelaRx Pharmaceuticals,
 Inc. -- April 1995......                                           2,000,000     20,000     4,300,000
Shares repurchased
 pursuant to employment
 agreements -- April
 1995....................                                            (274,859)    (2,749)
Private placement of
 common stock -- April
 1995....................                                              76,349        763       205,237
Warrants issued with
 bridge notes -- April
 1995....................                                                                      200,000
Initial public offering
 of units of one common
 share, one Class A
 warrant and one Class B
 warrant at $4.00 per
 unit -- August 1995 and
 September 1995..........                                           2,875,000     28,750     9,667,460
Issuance of common
 stock...................                                               1,250         13           488
Receipts from sale of
 unit purchase option....                                                                          250
Net loss.................
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Balance at December 31,
 1995....................     --         --       --       --       7,530,288     75,302    14,913,435            --
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Issuance of Class A
 convertible preferred
 stock...................  1,250,000   12,500                                               22,890,075
Conversion of Class A
 convertible preferred
 stock...................   (164,970)  (1,650)                        458,255      4,582        (2,932)
Class A convertible
 preferred stock
 dividend................     21,998      220                                                  255,661
Issuance of common
 stock...................                                              29,418        294       102,426
Compensation associated
 with stock option
 grants..................                                                                      190,407      (190,407)
Amortization of deferred
 compensation............                                                                                     83,647
Net loss.................
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Balance at December 31,
 1996....................  1,107,028   11,070     --       --       8,017,961     80,178    38,349,072      (106,760)
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Conversion of Class A
 convertible preferred
 stock...................   (396,988)  (3,970)                      1,102,757     11,028        (7,058)
Class A convertible
 preferred stock
 dividend................     47,592      476                                                  623,038
Issuance of Class B
 convertible preferred
 stock...................                        4,850       49                              4,851,662
Conversion of Class B
 convertible preferred
 stock...................                         (258)      (3)       64,642        647          (644)
Accretion of dividend
 payable on Class B
 convertible preferred
 stock...................                                                                      138,365
Extension/reissuance of
 underwriter warrants....                                                                      168,249
Exercise of warrants.....                                                 238          3            (6)
Issuance of common
 stock...................                                             598,336      5,983     3,463,818
Exercise of stock
 options.................                                              50,000        500        19,500
Compensation associated
 with stock option
 grants..................                                                                       55,643
Amortization of deferred
 compensation............                                                                                     34,632
Net loss.................
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Balance at December 31,
 1997....................    757,632    7,576    4,592       46     9,833,934     98,339    47,661,639       (72,128)
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Conversion of Class B
 convertible preferred
 stock...................                        (4,592)    (46)    1,205,178     12,052       (12,006)
Accretion of dividend
 payable on Class B
 convertible preferred
 stock...................                                                                      286,776
Premium on conversion
 dividend on Class B
 convertible preferred
 stock...................                                             585,898      5,859     2,043,532
Conversion of Class A
 convertible preferred
 stock...................   (174,981)  (1,749)                        486,062      4,860        (3,111)
Class A convertible
 preferred stock
 dividend................     34,005      340                                                  329,206
Discount on Series 1998
 convertible preferred
 stock...................                                                                    1,597,218
Series 1998 convertible
 preferred stock
 accretion...............                                                                      --
Common stock issued in
 exchange for
 cancellation of
 outstanding warrants....                                           1,792,952     17,929     8,441,442
                                                                                            (8,502,064)
Exercise of stock
 options.................                                              32,750        328       119,854
Exercise of warrants.....                                              16,272        163        10,910
Compensation associated
 with stock option
 grants..................                                                                       51,252
Amortization of deferred
 compensation............                                                                                     34,632
Net loss.................
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
Balance at December 31,
 1998....................    616,656   $6,167     --       $--     13,953,046   $139,530   $52,024,648    $  (37,496)
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------
                           ---------   -------   ------    ----    ----------   --------   -----------    ----------


                                              TOTAL
                           ACCUMULATED    SHAREHOLDERS'
                             DEFICIT         EQUITY
                             -------         ------
Common stock issued for
 cash -- July 1994.......  $   (19,877)    $     7,055
Common stock issued for
 services -- August
 1994....................       (1,176)            417
Net loss.................     (475,946)       (475,946)
                           ------------    -----------
Balance -- December 31,
 1994....................     (496,999)       (468,474)
                           ------------    -----------
Stock options issued for
 compensation -- February
 1995....................                      540,000
Reverse acquisition of
 MelaRx Pharmaceuticals,
 Inc. -- April 1995......                    4,320,000
Shares repurchased
 pursuant to employment
 agreements -- April
 1995....................        2,029            (720)
Private placement of
 common stock -- April
 1995....................                      206,000
Warrants issued with
 bridge notes -- April
 1995....................                      200,000
Initial public offering
 of units of one common
 share, one Class A
 warrant and one Class B
 warrant at $4.00 per
 unit -- August 1995 and
 September 1995..........                    9,696,210
Issuance of common
 stock...................                          501
Receipts from sale of
 unit purchase option....                          250
Net loss.................   (9,530,535)     (9,530,535)
                           ------------    -----------
Balance at December 31,
 1995....................  (10,025,505)      4,963,232
                           ------------    -----------
Issuance of Class A
 convertible preferred
 stock...................  (11,371,523)     11,531,052
Conversion of Class A
 convertible preferred
 stock...................                      --
Class A convertible
 preferred stock
 dividend................     (255,881)        --
Issuance of common
 stock...................                      102,720
Compensation associated
 with stock option
 grants..................                      --
Amortization of deferred
 compensation............                       83,647
Net loss.................   (7,608,679)     (7,608,679)
                           ------------    -----------
Balance at December 31,
 1996....................  (29,261,588)      9,071,972
                           ------------    -----------
Conversion of Class A
 convertible preferred
 stock...................                      --
Class A convertible
 preferred stock
 dividend................     (623,514)        --
Issuance of Class B
 convertible preferred
 stock...................     (369,861)      4,481,850
Conversion of Class B
 convertible preferred
 stock...................                      --
Accretion of dividend
 payable on Class B
 convertible preferred
 stock...................     (138,365)        --
Extension/reissuance of
 underwriter warrants....                      168,249
Exercise of warrants.....                           (3)
Issuance of common
 stock...................                    3,469,801
Exercise of stock
 options.................                       20,000
Compensation associated
 with stock option
 grants..................                       55,643
Amortization of deferred
 compensation............                       34,632
Net loss.................   (5,343,594)     (5,343,594)
                           ------------    -----------
Balance at December 31,
 1997....................  (35,736,922)     11,958,550
                           ------------    -----------
Conversion of Class B
 convertible preferred
 stock...................                      --
Accretion of dividend
 payable on Class B
 convertible preferred
 stock...................     (286,776)        --
Premium on conversion
 dividend on Class B
 convertible preferred
 stock...................   (2,049,391)        --
Conversion of Class A
 convertible preferred
 stock...................                      --
Class A convertible
 preferred stock
 dividend................     (329,546)        --
Discount on Series 1998
 convertible preferred
 stock...................   (1,597,218)        --
Series 1998 convertible
 preferred stock
 accretion...............     (151,119)       (151,119)
Common stock issued in
 exchange for
 cancellation of
 outstanding warrants....
                                               (42,693)
Exercise of stock
 options.................                      120,182
Exercise of warrants.....                       11,073
Compensation associated
 with stock option
 grants..................                       51,252
Amortization of deferred
 compensation............                       34,632
Net loss.................  (10,477,669)    (10,477,669)
                           ------------    -----------
Balance at December 31,
 1998....................  $(50,628,641)   $ 1,504,208
                           ------------    -----------
                           ------------    -----------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS

                                                                                                   FOR THE
                                                                                                 PERIOD FROM
                                                                                                 MAY 1, 1994
                                                               FOR THE YEAR ENDED                (INCEPTION)
                                                                  DECEMBER 31,                     THROUGH
                                                    -----------------------------------------   DECEMBER 31,
                                                        1996          1997           1998           1998
                                                        ----          ----           ----           ----
Cash flows from operating activities:
     Net loss....................................   $ (7,608,679)  $(5,343,594)  $(10,477,669)  $(33,436,423)
     Adjustments to reconcile net loss to net
       cash used in operating activities
          Purchased research and development.....        --            --             --           4,481,405
          Amortization of financing costs........        --            --             --             345,439
          Depreciation and amortization..........        125,838       303,746        496,776        951,982
          Increase in other current assets.......        (87,810)     (741,016)      (511,165)    (1,357,830)
          Increase in other assets...............       (176,906)      192,670        (16,453)      (466,577)
          Increase in accounts payable and
            accrued expenses.....................        185,054       380,223      1,563,332      2,403,150
          Extension/reissuance of placement agent
            warrants.............................        --            168,249        --             168,249
          Stock issued for services..............        --            600,000        --             600,417
          Stock options issued for
            compensation.........................         83,647        90,275         85,884        799,806
                                                    ------------   -----------   ------------   ------------
               Net cash used in operating
                 activities......................     (7,478,856)   (4,349,447)    (8,859,295)   (25,510,382)
                                                    ------------   -----------   ------------   ------------
Cash flows used for investing activities:
     Purchase of marketable securities...........    (11,796,338)   (8,121,720)    (2,498,422)   (24,707,588)
     Maturities of marketable securities.........      9,459,000     5,661,626      6,992,465     22,113,091
     Cash portion of MelaRx acquisition..........        --            --             --               4,061
     Acquisition of fixed assets.................       (262,907)     (299,131)      (221,280)    (1,033,733)
                                                    ------------   -----------   ------------   ------------
          Net cash provided by (used in)
            investing activities.................     (2,600,245)   (2,759,225)     4,272,763     (3,624,169)
                                                    ------------   -----------   ------------   ------------
Cash flows provided by financing activities:
     Initial public offering.....................        --            --             --           9,696,210
     Net proceeds from issuance of common
       stock.....................................          2,720     2,889,801         77,489      3,283,566
     Net proceeds from issuance of preferred
       stock.....................................     11,531,052     4,481,850      4,703,386     20,716,288
     Repurchase of common stock..................        --            --             --                (720)
     Net proceeds from bridge financing..........        --            --             --           1,704,269
     Repayments of bridge financing..............        --            --             --          (2,000,000)
     Advances from stockholders..................        --            --             --             250,000
     Repayments to stockholders..................        --            --             --            (250,000)
     Exercise of warrants........................        --                 (3)        11,073         11,070
     Receipts from sale of unit purchase
       option....................................        --            --             --                 250
     Repayment of equipment capital leases.......        (17,235)     (160,724)      (274,803)      (455,148)
                                                    ------------   -----------   ------------   ------------
          Net cash provided by financing
            activities...........................     11,516,537     7,210,924      4,517,145     32,955,785
                                                    ------------   -----------   ------------   ------------
Net (decrease) increase in cash..................      1,437,436       102,252        (69,387)     3,821,234
Cash and cash equivalents at beginning of
  period.........................................      2,350,933     3,788,369      3,890,621        --
                                                    ------------   -----------   ------------   ------------
Cash and cash equivalents at end of period.......   $  3,788,369   $ 3,890,621   $  3,821,234   $  3,821,234
                                                    ------------   -----------   ------------   ------------
                                                    ------------   -----------   ------------   ------------

     Supplemental schedule of noncash investing and financing activities:

           Capital lease obligations of $239,866, $593,489 and $22,899 were incurred for the years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively, when the company entered into leases for laboratory and office equipment.

           An investor of the Company did not exercise the option to require the Company to repurchase shares of preferred stock for $100,000, and the investor received 23,859 shares of common stock during 1996, which had been converted from previously held preferred stock.

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

     Vion Pharmaceuticals, Inc., formerly OncoRx, Inc., (the 'Company') was incorporated in May 1993 and began operations on May 1, 1994. The Company is in the development stage and is principally devoted to the research and development and commercialization of cancer treatment technologies.

     In April 1995, the Company merged into OncoRx Research Corp. a previously unaffiliated company ('Research'). The stockholders of the Company were issued shares of common and preferred stock of MelaRx Pharmaceuticals Inc. ('MelaRx'), the 100% owner of Research, in exchange for all of the outstanding shares of the Company. On April 20, 1995, the Company merged into OncoRx Research Corp., a wholly-owned subsidiary of MelaRx, which was renamed OncoRx, Inc. after the merger. The stockholders of the Company were issued 2,654,038 common and 23,859 preferred shares of MelaRx in exchange for 2,000,000 shares of common stock of the Company valued at $2.16 per share (fair value). In August 1995, the Company completed an initial public offering ('IPO') (see Note 5) resulting in net proceeds to the Company of approximately $9,696,000.

     As the shareholders of the Company obtained a majority interest in the merged company for accounting purposes, the Company is treated as the acquirer. Therefore, the transaction is recorded as a purchase in the Company's financial statements which include the results of operations of the Company from inception and MelaRx from the date of acquisition. The excess of cost over the fair value of MelaRx's net tangible assets, $4,481,405, was treated as purchased research and development and expensed immediately.

     The accompanying financial statements are prepared assuming the Company will continue as a going concern; however, at its current and planned rate of spending, the Company's cash, cash equivalents and short-term investments are not sufficient to allow it to continue operations through the 1999 calendar year. The Company requires other sources of capital in order to meet such budgeted expenditures and to continue its operations throughout the year. The Company is seeking to enter into significant strategic partnerships with pharmaceutical companies for the development of its core technologies, through which it would anticipate receiving some of the substantial revenues and financing required to continue operations beyond the year end. The Company is also seeking to raise funds through additional means, including (1) private and public placements of its securities; (2) spin-off, refinancing, or partial sale or disposition of its rights to certain of its non-core technologies; and
(3) equipment lease financing. No assurance can be given that the Company will be successful in arranging financing through any of these alternatives.

     Failure to obtain such financing will require the Company to delay, renegotiate, or omit payment on its outside research funding commitments causing it to substantially curtail its operations, resulting in a material adverse effect on the Company. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of amounts reported in the financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at cost, which approximates fair value, because of their short-term nature.

SHORT-TERM INVESTMENTS

     The Company accounts for short-term investments in accordance with Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities.' The Company's investments in debt securities, which typically mature in one year or less, are classified as available for sale and are carried at fair value, which approximates cost plus accrued interest at December 31, 1997 and 1998.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation of equipment is computed under the straight-line method over the estimated useful lives of the assets (three to seven years). Leasehold improvements are carried at cost and depreciated on a straight line basis over the shorter of the life of the lease or the estimated useful lives of the assets.

INCOME TAXES

     The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' (SFAS 109). Under this method, deferred income taxes are recognized for the tax consequences of 'temporary differences' by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

DEFINED CONTRIBUTION PLAN

     The Company sponsors a defined contribution plan (the 'Plan') that covers all employees who meet the eligibility conditions set forth in the Plan. Employee contributions to the Plan are voluntary and are based on eligible compensation, as defined therein. In accordance with the terms of the Plan, no Company contributions are made to the Plan.

SMALL BUSINESS INNOVATION RESEARCH GRANT

     On September 27, 1996 the Company was awarded a Small Business Innovation Research ('SBIR') grant for the Inhibitors of Ribonucleotide Reductase program. The award was for reimbursable direct costs of up to $100,000.

     The SBIR grant expired on March 30, 1997. The Company recognized $51,779 and $48,221 of revenue from the SBIR grant for reimbursement of expenses incurred for the years ended December 31, 1996 and 1997, respectively.

     During 1998 the Company was awarded a SBIR grant from the National Cancer Institute for the Reduced Toxicity of Tumor-Targeted Salmonella for $100,000, which was fully utilized, and an award for $373,565 for the Inhibitors of Ribonucleotide Reductase programs. The SBIR grants reimburse the company for allowable expenses and are recorded as contract research grants in the statement of operations.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PER SHARE DATA

     The following table sets forth the computation of basic and diluted earnings per share:

                                                  1996            1997             1998
                                                  ----            ----             ----
Numerator:
     Net loss...............................  $ (7,608,679)    $(5,343,594)    $(10,477,669)
     Preferred stock dividends and
       accretion............................   (11,627,404)     (1,131,740)      (4,414,050)
                                              ------------     -----------     ------------
     Numerator for basic and diluted loss
       applicable to common shareholders per
       share................................  $(19,236,083)    $(6,475,334)    $(14,891,719)
Denominator:
     Denominator for basic and diluted loss
       applicable to common shareholders per
       share................................     7,641,546       8,670,717       11,977,121
     Basic and diluted loss applicable to
       common shareholders per share........    $(2.52)          $(0.75)         $(1.24)

     For additional disclosures regarding warrants and Class A, B and Series 1998 Convertible Preferred Stock, see Note 5. For additional disclosures regarding stock options, see Note 6. These potentially dilutive securities were not included in diluted loss applicable to common shareholders per share as the effect would be antidilutive.

3. PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment as of December 31:

                                                          1997         1998
                                                          ----         ----
Office equipment.....................................  $  177,331   $  208,498
Furniture and fixtures...............................     163,251      170,482
Laboratory equipment.................................     202,762      322,998
Leasehold improvements...............................     285,765      325,512
Leased equipment under capital lease.................     927,777      950,676
                                                       ----------   ----------
                                                        1,756,886    1,978,166
Less accumulated depreciation........................    (455,206)    (951,982)
                                                       ----------   ----------
Net property and equipment...........................  $1,301,680   $1,026,184
                                                       ----------   ----------
                                                       ----------   ----------

4. RESEARCH AND LICENSE AGREEMENTS

BOEHRINGER INGELHEIM AGREEMENT

     On November 24, 1997, the Company and Boehringer Ingelheim International GmbH of Germany ('BI') entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin'r' (porfiromycin), an anticancer cell therapeutic. The agreement provides the Company with exclusive co-promotion rights to Promycin in the United States and Canada. BI will

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

have exclusive worldwide rights to market and sell Promycin outside the United States and Canada. The Company is responsible for the manufacturing and supply of Promycin worldwide.

     In exchange for these rights, the Company received $4.0 million in upfront technology access fees and net proceeds of $2,869,801 from the sale of 448,336 shares of common stock at a premium to the then current market price. BI also reimbursed the Company for certain initial development costs and will share in future worldwide development costs.

     The Company had cash equivalents and short-term investments of $10,979,161 at December 31, 1997 and $6,415,731 at December 31, 1998. These balances include $2,777,088 and $1,129,886 of restricted investments for Promycin development expenses at December 31, 1997 and 1998 respectively. Pursuant to the BI Agreement, the Company must use the BI license fee of $4.0 million exclusively for Promycin development expenses. The Company recorded $1,222,912 and $1,647,202 of Promycin development expenses as research support revenue under the agreement during 1997 and 1998, respectively. Included in the Company's total current assets as of December 31, 1998 is $1,189,369 in receivables from BI.

COVANCE AGREEMENT

     During the quarter ended June 30, 1997, the Company entered into a Clinical Development Agreement (the 'Agreement') with Covance Clinical Research Unit Ltd. and Covance Inc. ('Covance'). Pursuant to the Agreement, the Company is contracting to Covance the selection and management of clinical sites and the preparation of clinical trial reports arising from clinical trials performed by Covance regarding the Company's product candidate Promycin for the inclusion in a regulatory submission. The Company has incurred expenses of $1,633,974 and $2,610,213 for the years ended December 31, 1997 and 1998, respectively, under this agreement which has been expensed as incurred as research and development. Included in the Company's total current liabilities at December 31, 1998 are payables to Covance Development Service Corporation for $1,589,588.

YALE/MELARX AGREEMENT

     Pursuant to a License Agreement between the Company and Yale University ('Yale'), as amended and restated as of August 1, 1992, the Company has obtained rights to a synthetic form of melanin which the Company has named MELASYN. In the first quarter of 1998, the Company terminated an agreement with Creative Polymers pursuant to which Creative Polymers had agreed to be the exclusive selling agent for MELASYN, and agreed to license its MELASYN technology in an exclusive worldwide agreement with San-Mar Laboratories, a leading manufacturer of private label cosmetics and pharmaceuticals. Under the terms of the agreement, Vion granted an exclusive worldwide license to San-Mar for the manufacture and sales of products containing MELASYN. Vion will receive a royalty on products sold by San-Mar with guaranteed minimum annual royalties of $50,000 per year over an initial three-year period.

     The Company has agreed to reimburse Yale for its costs in connection with the research projects performed under the direction and supervision of Dr. John Pawelek of the Department of Dermatology in an amount currently equal to $852,000 per year. Technology licensed by the Company from research conducted under this agreement includes the inventions collectively known as TAPET. The agreement is for a term ending June 30, 2001, subject to earlier termination as defined. The Company also has an option to obtain an exclusive license for any inventions that result from research projects by Yale which are relating to synthetic melanin funded by the Company.

     The Company and Yale entered into a License Agreement dated December 15, 1995 pursuant to which the Company received a nontransferable worldwide exclusive license, expiring over the

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

lives of the patents, to three inventions relating to gene therapy for melanoma. Pursuant to this agreement, the Company has paid Yale a $100,000 fee, and has agreed to pay future milestone payments based on the status of clinical trials and regulatory approvals. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sublicensing revenues.

YALE/ONCORX AGREEMENT

     Pursuant to a License Agreement dated August 31, 1994, as amended, Yale granted the Company an exclusive, nontransferable, worldwide license to make, have made, use, sell and practice certain inventions and research for therapeutic and diagnostic purposes. The term of the license is the expiration of any patents relating to any inventions or, with respect to nonpatented inventions or research, 17 years. Yale is entitled to royalties on sales, if any, of resulting products and sublicensing revenues and, with regard to one patent, milestone payments based on the status of clinical trials and regulatory approvals.

YALE SUBSCRIPTION ASSIGNMENT AND ASSUMPTION AGREEMENT

     On June 4, 1992, the Company entered into a Subscription, Assignment and Assumption Agreement (the 'SAAA') with Yale. Pursuant to the agreement as amended and extended, the Company is to provide funding for certain research in the field of dermatology by Yale. The agreement was renewed in June 1998 for a three-year period and provides for quarterly payments to Yale in accordance with agreed upon annual budgets. The payments are recorded as expense when incurred. The Company was granted exclusive licenses to inventions in countries where patents are effective and nonexclusive licenses elsewhere expiring over the lives of the patents and 20 years, respectively. The Company is obligated to pay royalties on sales of licensed products.

5. SHAREHOLDERS' EQUITY

     On April 20, 1995, 2,000,000 shares of common stock valued at $2.16 per share were issued in conjunction with the merger with MelaRx (see Note 1). Shortly prior to the consummation of the Merger, the Company issued 76,349 shares of common stock for net proceeds of $206,000 after deducting placement fees of $14,000.

     On August 17, 1995 and September 6, 1995, the Company completed an IPO of 2,875,000 units, consisting of an aggregate of 2,875,000 shares of common stock, 2,875,000 redeemable Class A Warrants and 2,875,000 redeemable Class B Warrants at a price of $4.00 per unit. Each Class A Warrant entitles the holder to purchase one share of common stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase one share of common stock. These warrants are exercisable through August 13, 2000. The net proceeds to the Company of the IPO were approximately $9,696,000 before repayment of the bridge financing noted below.

     In conjunction with the Company's IPO, the Company granted the underwriter an option, exercisable until August 14, 2000, to purchase up to 250,000 units at $5.20 per unit, subject to adjustment.

     Commencing with its IPO, and including the gross proceeds therefrom, the Company has raised a gross amount of $33,850,000 to date, through the issuance of common and preferred stock.

BRIDGE FINANCING

     In April 1995, the Company issued $2,000,000 in 10% promissory notes and warrants to purchase 1,000,000 shares of common stock at $3.00 per share for net proceeds of $1,704,000. The promissory notes were recorded net of a discount of $200,000, attributable to the fair value of the

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

bridge warrants. The notes were paid at the closing of the IPO of the Company's securities described above, and the warrants, which are exercisable over four years, were converted into Class A Warrants at that time.

PRIVATE PLACEMENT OF CLASS A CONVERTIBLE PREFERRED STOCK

     On May 22, 1996, the Company completed a private placement of 1,250,000 shares of Class A Convertible Preferred Stock, at $10.00 per share, resulting in net proceeds to the Company of $11,531,052. Each share of Class A Preferred Stock is immediately convertible into 2.777777 shares of the Company's common stock and is entitled to vote on all matters on an 'as if' converted basis. The Company recorded an imputed one-time non-cash dividend of approximately $11.4 million as a result of the difference between the conversion price and the quoted market price of the Company's common stock as of the date of issuance as required by the Financial Accounting Standards Board Emerging Issues Task Force D-60 'Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature' (EITF D-60). The $11.4 million has been recognized as a charge against accumulated deficit with a corresponding increase in additional paid-in capital. The imputed non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. In connection with the foregoing transaction, the Company also issued to the placement agent warrants, exercisable over a five-year period, to purchase an aggregate of 546,875 shares of the Company's common stock at prices ranging from $3.96 to $12.00. The shares of Class A Preferred Stock pay semi-annual dividends of 5% per annum, payable in additional shares of Class A Preferred Stock, which are immediately convertible into common stock of the Company. The Company has recorded non-cash dividends as a charge against the accumulated deficit and a credit to additional paid-in capital based on the quoted market price of the common stock as of the date of the issuance of the preferred dividends of $255,881 in 1996, $623,514 in 1997 and $329,546 in 1998. The non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. The issue contains a provision for a 15% one-time dividend payable in additional Class A Preferred Stock if the Company redeems the issue within 3 years. In the event that the closing bid price of the Company's common stock exceeds $10.3125 for 20 trading days in any 30 trading day period, the Company can redeem the Class A Preferred Stock at the issue price plus all declared and unpaid dividends thereon. If all of the 616,656 outstanding shares of the Company's Class A Preferred Stock were thusly redeemed, their redemption value would be $6,166,560. The issuance of the Class A Preferred Stock at closing also triggered certain antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants. The Company cannot pay cash dividends on Common Stock without the consent of a majority of holders of the Class A Preferred Stock.

PRIVATE PLACEMENT OF CLASS B CONVERTIBLE PREFERRED STOCK

     On August 20, 1997, the Company completed a private placement of 4,850 shares of non-voting Class B Convertible Preferred Stock, at $1,000 per share, resulting in net proceeds to the Company of $4,481,450. Shares of Class B Preferred Stock were immediately convertible into shares of common stock including an accretion of 8% per annum. The difference between the conversion price and the quoted market price of the Company's common stock at the date of issuance, $369,861, was recognized upon the issuance of the preferred securities as a charge against accumulated deficit, with a corresponding increase in additional paid-in capital. The imputed non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. Shares of the Class B Preferred Stock are eligible, under certain circumstances, to receive dividends paid in Class C Preferred Stock. The
Class C Preferred Stock was immediately convertible into shares of common stock at the average closing bid price of

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the Company's common stock for thirty consecutive business days ending on the private placement closing date and was not entitled to dividends. Conversions of Class B Preferred Stock from January 1, 1998 through August 10, 1998 resulted in Class C dividends representing 180,141 shares of common stock valued at $622,749. In addition, the Company recorded accretion of 37,168 shares of common stock valued at $138,365 in 1997, and 61,078 shares of common stock valued at $263,737 through August 10, 1998. These dividends were recorded as a charge against accumulated deficit, with a corresponding increase in paid-in capital. The dividends have been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders.

     On August 11, 1998, the Company reached agreement with each of the holders of its Class B Convertible Preferred Stock such that the holders of the Class B Preferred Stock would convert an aggregate of 2,892 shares of Class B Preferred Stock, constituting all of the outstanding Class B Preferred Stock, into an aggregate of 1,070,423 shares of common stock. This included Class C dividends representing 304,188 shares of common stock valued at $1,069,525, and accretion of 6,553 shares of common stock valued at $23,039. As part of this agreement, an additional 101,569 common shares were issued to holders of the Class B Preferred Stock. In accordance with Financial Accounting Standards Board Emerging Issues Task Force D-42 'The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock' (EITF D-42), the excess of the fair value of the common stock issued upon conversion over the fair value of the common stock issuable pursuant to the original conversion terms ($357,117), has been added to the dividend requirement to arrive at loss applicable to common shareholders. In addition, holders of the Class B Preferred Stock waived their 'anti-dilution' rights arising from the issuance of the Series 1998 Preferred Stock.

PRIVATE PLACEMENT OF 5% REDEEMABLE CONVERTIBLE PREFERRED STOCK SERIES 1998

     On June 30, 1998, the Company completed a private placement of 5,000 shares of non-voting 5% Redeemable Convertible Preferred Stock Series 1998 ('Series 1998 Preferred Stock'). The Series 1998 Preferred Stock was issued at $1,000 per share, resulting in net proceeds to the Company of $4,703,386. The shares of Series 1998 Preferred Stock accrue dividends of 5% per annum payable in-kind. Each share of Series 1998 Preferred Stock is convertible into Common Stock based on the formula of issued price plus accrued dividends divided by $3.60. Dividends other than non-cash dividends paid in-kind with respect to other classes or series of preferred stock require consent of two-thirds majority interest of the holders of Series 1998 Preferred Stock. The Series 1998 Preferred Stock is mandatorily redeemable at $1,000 per share plus dividends on June 30, 2003. In connection with the sale of the Series 1998 Preferred Stock, the Company imputed a one-time non-cash dividend of approximately $1.6 million as a result of the difference between the conversion price and the quoted market price of the Company's common stock at the date of issuance as required by EITF D-60. Such amount was recognized upon issuance of the Series 1998 Preferred Stock as a charge against the accumulated deficit with a corresponding increase to additional paid-in capital. The imputed non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. The dividend requirement on Preferred Stock also reflects the amortization of the costs of completing the offering and the accretion of the 5% per annum dividend. The issuance of the Series 1998 Preferred Stock at closing also triggered certain antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants.

WARRANT EXCHANGE OFFER

     On May 19, 1998, the Company commenced an offer to exchange each outstanding Class A Warrant, at the option of the holder, for either (A) 0.438 shares of common stock or (B) 0.254

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

shares of common stock and $0.66 in cash. The Company simultaneously offered to exchange each outstanding Class B Warrant, at the holder's option, for either
(A) 0.212 shares of common stock or (B) 0.123 shares of common stock and $0.32 in cash. The Exchange Offer was not conditioned upon the exchange of a minimum number of Class A Warrants or Class B Warrants. As a result of the Exchange Offer 3,209,806 Class A Warrants and 1,881,835 Class B Warrants were exchanged for 1,395,027 and 397,925 shares of the Company's Common Stock and $39,007 and $3,686 in cash, respectively.

ANTIDILUTION ADJUSTMENT

     As a result of the sale on May 22, 1996 of 1,250,000 shares of Class A Convertible Preferred Stock, an adjustment was made to the exercise price of the Class A Warrants and the Class B Warrants and there was a corresponding distribution of additional Class A Warrants and Class B Warrants. Specifically, on July 12, 1996 (the 'Payment Date'), each holder of a Class A Warrant at the close of business on July 3, 1996 (the 'Record Date') was issued an additional
0.1 Class A Warrant and the exercise price of the Class A Warrants was reduced from $5.20 to $4.73. In addition, on the Payment Date, each holder of a Class B Warrant on the close of business on the Record Date was issued an additional 0.1 Class B Warrant and the exercise price of the Class B Warrants was reduced from $7.00 to $6.37.

     Subsequently, as a result of the sale on June 30, 1998 of 5,000 shares of Series 1998 Preferred Stock, an additional adjustment was made to the exercise price of the Class A Warrants and the Class B Warrants with a corresponding distribution of additional Class A Warrants and Class B Warrants. Specifically, on September 8, 1998 (the 'Payment Date') each holder of a Class A Warrant at the close of business on August 26, 1998 (the 'Record Date') received an additional 0.02 (2 per 100 outstanding) Class A Warrants and the exercise price of the Class A Warrants was reduced from $4.73 to $4.63. In addition, on the Payment Date each holder of a Class B Warrant on the close of business on the Record Date received an additional 0.02 (2 per 100 outstanding) Class B Warrants and the exercise price of the Class B Warrants was reduced from $6.37 to $6.23.

ISSUANCE AND EXTENSION OF PLACEMENT AGENT WARRANTS

     In connection with its role as placement agent for two private financings of the Company's predecessor MelaRx, Inc., D.H. Blair Investment Banking Corporation was issued warrants to purchase 56,504 and 11,929 shares of common stock at $3.56 per share, expiring August 20, 1997 and November 1, 1997; respectively, warrants to purchase 23,632 shares at $4.44 per share, expiring March 3, 1998, and warrants to purchase 110,421 shares at $4.44 per share, expiring July 5, 1998. The warrants to purchase 56,504 shares of common stock at $3.56 per share initially expired on October 31, 1997; however, the Company agreed to reissue the expired warrants and extend the expiration date of all such warrants to July 5, 1998. The extension, which was approved by the Board of Directors in 1997, resulted in an expense of $168,249. As of July 5, 1998, warrants to purchase 94,336 shares elected a 'cashless' exercise into 13,949 shares of common stock; warrants to purchase 108,150 shares expired.

ISSUANCE OF COMMON STOCK TO YALE UNIVERSITY

     Effective July 24, 1997, the Company and Yale amended two license agreements between the parties pursuant to which Yale agreed to reduce certain amounts payable by the Company under such agreements. As a result, the Company issued 150,000 shares of common stock to Yale valued at $600,000.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. EMPLOYEE STOCK OPTION PLAN

     The Company has elected to follow Accounting Principles Board Opinion
No. 25, 'Accounting for Stock Issued to Employees' (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, 'Accounting for Stock-Based Compensation,' requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In July 1995, the Board of Directors of the Company adopted the Amended and Restated 1993 Stock Option Plan (the 'Option Plan'). The Option Plan originally provided for the granting of incentive stock options or non-qualified stock options to employees, officers, directors, and consultants of the Company, to purchase up to an aggregate of 534,750 shares of common stock. On January 31, 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the plan increasing the number of shares which may be issued under the plan from 534,750 to 1,000,000. The amendment to the Option Plan was adopted by the stockholders at the Company's annual meeting on April 18, 1996. On January 29, 1997, the Board of Directors adopted an amendment to the Option Plan increasing the number of shares which may be issued under the Option Plan from 1,000,000 to 1,500,000 which was approved by the stockholders at the Company's annual meeting on April 16, 1997. Incentive options granted under the Option Plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant except that the term of an incentive option granted under the Option Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. Options granted to date under the Option Plan become exercisable in no less than four equal annual installments commencing no earlier than the first anniversary of the date of grant. No option may be granted under the Option Plan after April 14, 2003.

     Through December 31, 1996, 1997 and 1998, options to purchase an aggregate of 896,750, 1,033,050 and 1,394,162 shares, respectively, had been granted under the Option Plan. The Company recognized $55,643, $51,252 and $55,643 of compensation expense in 1998, 1997 and 1996, respectively, for options granted under the Option Plan which was a result of stock options granted to non-employees. The Company recognized $83,647 of compensation expense in 1996 for options granted under the Option Plan which was a result of stock options granted to non-employees and the issuance of certain stock options subject to approval by the shareholders of the Company resulting in compensation expense of $51,907 and $31,740, respectively.

     The provisions of the Option Plan provide for the automatic grant of non-qualified stock options to purchase shares of common stock ('Director Options') to directors of the Company who are not employees or principal stockholders of the Company ('Eligible Directors'). Eligible Directors of the Company elected subsequent to the public offering are granted a Director Option to purchase 20,000 shares of common stock on the date such person is first elected or appointed a director (an 'Initial Director Option'). Each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, is granted a Director Option to purchase 5,000 shares of Common Stock ('Automatic Grant') on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the common stock on the date of grant. Director Options are exercisable in four equal annual installments, commencing one year from the date of grant. Director Options expire the earlier of ten years after the date of grant or ninety days after the termination of the director's service on the Board of Directors. The number of director options issued were 140,000

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and 35,000 in 1998 and 1997, respectively. Of the Director Options issued in 1998, options for 20,000 shares represent an initial Director Option and options for 120,000 shares represent Automatic Grants.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options granted under the Option Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 6.28%, 5.77% and 4.70%; volatility factors of the expected market price of the Company's common stock of .563, .490 and .806; and a weighted average expected life of the option of 7 years. The Company has assumed no dividend yield in 1996, 1997 and 1998 because it did not pay cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows:

                                                           1996          1997           1998
                                                           ----          ----           ----
Pro forma net loss...................................  $ (7,824,863)  $(5,650,169)  $(10,925,090)
Pro forma dividends and accretion....................   (11,627,404)   (1,131,740)    (4,414,050)
                                                       ------------   -----------   ------------
Pro forma loss applicable to common shareholders.....  $(19,452,267)  $(6,781,909)  $(15,339,140)
Pro forma basic and diluted loss applicable to common
  shareholders per share:............................        $(2.55)       $(0.78)        $(1.28)

     A summary of the Company's stock option activity under the Option Plan, and related information for the years ended December 31 follows:

                                          1996                 1997                 1998
                                   ------------------   ------------------   ------------------
                                             WEIGHTED             WEIGHTED             WEIGHTED
                                             AVERAGE              AVERAGE              AVERAGE
                                   OPTIONS   EXERCISE   OPTIONS   EXERCISE   OPTIONS   EXERCISE
                                    (000)     PRICE      (000)     PRICE      (000)     PRICE
                                    -----     -----      -----     -----      -----     -----
Outstanding -- beginning
  of year........................     533     $3.86        885     $3.93        981     $4.00
Granted..........................     364      4.06        136      4.53        361      3.71
Exercised........................    --        --         --        --          (30)     3.77
Forfeited........................     (12)     4.25        (40)     4.26        (50)     4.28
                                    -----                -----                -----
Outstanding -- end of year.......     885     $3.93        981     $4.00      1,262     $3.91
                                    -----                -----                -----
                                    -----                -----                -----
Exercisable at end of year.......     221     $3.71        422     $3.83        571     $3.94
Weighted average fair
  value of options granted
  during the year................   $2.60                $2.65                $3.97
                                    -----                -----                -----
                                    -----                -----                -----

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the Company's ranges of exercise prices and weighted average remaining contractual life of options outstanding and of weighted average exercise price of options currently exercisable under the Option Plan as of December 31, 1998 follows:

                        NUMBER OF                           NUMBER OF                            WEIGHTED AVERAGE
                       OUTSTANDING    WEIGHTED AVERAGE       OPTIONS      WEIGHTED AVERAGE     REMAINING CONTRACTUAL
                         SHARES       EXERCISE PRICE OF    EXERCISABLE    EXERCISE PRICE OF           LIFE OF
        RANGE             (000)      OPTIONS OUTSTANDING      (000)      OPTIONS EXERCISABLE    OPTIONS OUTSTANDING
        -----             -----      -------------------      -----      -------------------    -------------------
$3.625-$5.625........     1,191             $4.08              522              $4.25               7.48 years
$2.219-$2.400........        26              2.26                6               2.40               1.67 years
$.40.................        43               .40               43                .40               7.98 years

     A summary of the Company's ranges of exercise prices and weighted average remaining contractual life of options outstanding and of weighted average exercise price of options currently exercisable under the Option Plan as of December 31, 1997 follows:

                        NUMBER OF                           NUMBER OF                            WEIGHTED AVERAGE
                       OUTSTANDING    WEIGHTED AVERAGE       OPTIONS      WEIGHTED AVERAGE     REMAINING CONTRACTUAL
                         SHARES       EXERCISE PRICE OF    EXERCISABLE    EXERCISE PRICE OF           LIFE OF
        RANGE             (000)      OPTIONS OUTSTANDING      (000)      OPTIONS EXERCISABLE    OPTIONS OUTSTANDING
        -----             -----      -------------------      -----      -------------------    -------------------
$3.625-$5.625........       932             $4.18              373              $4.24               7.88 years
$2.40................         6              2.40                6               2.40               2.67 years
$.40.................        43               .40               43                .40               2.67 years

     A summary of the Company's stock option activity outside the Option Plan, and related information for the years ended December 31 follows:

                                          1996                 1997                 1998
                                   ------------------   ------------------   ------------------
                                             WEIGHTED             WEIGHTED             WEIGHTED
                                             AVERAGE              AVERAGE              AVERAGE
                                   OPTIONS   EXERCISE   OPTIONS   EXERCISE   OPTIONS   EXERCISE
                                    (000)     PRICE      (000)     PRICE      (000)     PRICE
                                    -----     -----      -----     -----      -----     -----
Outstanding -- beginning
  of year........................    404       $.21       398       $.21       348       $.18
Granted..........................   --         --        --                   --
Exercised........................     (6)       .40       (50)       .40        (1)       .40
Forfeited........................   --         --        --                   --
                                     ---                  ---                  ---
Outstanding -- end of year.......    398       $.21       348       $.18       347       $.18
                                     ---                  ---                  ---
                                     ---                  ---                  ---
Exercisable at end of year.......    398       $.21       348       $.18       347       $.18

     A summary of the Company's ranges of exercise prices and weighted average remaining contractual life of options outstanding and of weighted average exercise price of options currently exercisable outside the Option Plan as of December 31, 1998 follows:

                                                                                           WEIGHTED AVERAGE
                        NUMBER OF    WEIGHTED AVERAGE     NUMBER OF    WEIGHTED AVERAGE       REMAINING
                       OUTSTANDING   EXERCISE PRICE OF     OPTIONS     EXERCISE PRICE OF   CONTRACTUAL LIFE
                         SHARES           OPTIONS        EXERCISABLE        OPTIONS           OF OPTIONS
RANGE                     (000)         OUTSTANDING         (000)         EXERCISABLE        OUTSTANDING
-----                     -----         -----------         -----         -----------        -----------
$5.00................       .5             $5.00              .5             $5.00            1.67 years
$ .40................       61               .40              61               .40            1.67 years
$ .13................      286               .13             286               .13            5.00 years

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES

     At December 31, 1998, the Company had available for federal income tax purposes net operating loss carryforwards of approximately $6,360,000 and a general business credit of $621,000 expiring in 2010 through 2013. The difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforwards for tax purposes is primarily due to certain costs which are not currently deductible for tax purposes, preferred stock dividends and differences in accounting and tax basis resulting from the merger described in Note 1. Significant differences have resulted from amortizing previously capitalized research and development expenses. The ability of the Company to realize a future tax benefit from a portion of its net operating loss carryforwards and general business credits may be limited due to changes in ownership of the Company. The U.S. statutory rate is 34%; however, the Company has recorded no provision or benefit for income taxes in the financial statements due to recurring losses. Accordingly, the Company has provided a full valuation allowance against its deferred tax assets. The valuation allowance increased by $3,401,800, $2,033,517 and $4,330,671 during 1996, 1997 and 1998, respectively.

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                                  ----           ----
Deferred tax assets:
     Operating loss carryforwards...........................  $   988,629    $  2,561,162
     Research and development costs.........................    6,110,481       8,610,163
     General business tax credit............................      346,407         621,326
     AMT tax credit.........................................      --                9,966
                                                              -----------    ------------
Total deferred tax assets...................................    7,445,517      11,802,617
Total deferred tax liabilities..............................      --              (26,429)
                                                              -----------    ------------
Total deferred tax assets and liabilities...................    7,445,517      11,776,188
Valuation allowance for deferred tax assets and
  liabilities...............................................   (7,445,517)    (11,776,188)
                                                              -----------    ------------
Total net deferred tax assets...............................  $   --         $    --
                                                              -----------    ------------
                                                              -----------    ------------

8. COMMITMENTS AND CONTINGENCIES

     The Company is the lessee of equipment under capital leases expiring in 2000. Effective February 1, 1996, the Company entered into a noncancelable operating lease for its facility expiring in 1999. Effective April 1, 1996, the Company entered into noncancelable operating leases for laboratory and office equipment expiring in 2000. The future minimum lease payments under the capital and operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                               -----       -----
Year ending December 31:
     1999...................................................  $322,198   $209,873
     2000...................................................   183,890    184,237
     2001...................................................     5,681     76,092
     Thereafter.............................................     --         --
                                                              --------   --------
Total minimum lease payments................................   511,769   $470,202
                                                                         --------
                                                                         --------
Less amount representing interest...........................    39,141
                                                              --------
Present value of minimum lease payments.....................  $472,628
                                                              --------
                                                              --------

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The cost of assets under capital leases amounted to $927,777 at December 31, 1997 and $950,676 at December 31, 1998. Accumulated amortization relating to the leased equipment amounted to $185,204 at December 31, 1997 and $483,782 at December 31, 1998. Amortization expense included in depreciation expense, relating to the leased equipment, amounted to $20,692, $159,791 and $298,578, $483,782, respectively, for the year ended December 31, 1996, the year ended December 31, 1997, the year ended December 31, 1998 and the period from May 1, 1994 (inception) through December 31, 1998

     Rent expense amounted to $181,093, $249,799, $270,298, and $738,955, respectively, for the year ended December 31, 1996, the year ended December 31, 1997, the year ended December 31, 1998, and the period from May 1, 1994 (inception) through December 31, 1998.

     On December 10, 1997 the Company entered into a sale and leaseback agreement with FINOVA Technology Finance, Inc. The cost of assets under the capital lease is $360,284 which is being depreciated over the lease term of 3 years.

     Under the terms of an employment agreement, the Company is obligated to pay the president of the Company an annual salary of $246,750 through January 2001.

     A former director of the Company is a party to a Consulting and Finder's Agreement dated June 4, 1992 and amended February 17, 1995 ('Agreement') with the Company. This Agreement entitles him to receive an annual fee equal to 10% of the net after-tax profits of the Company attributable to the sale or licensing of products or technology licensed pursuant to the Company's agreement with Yale (see Note 4), until the cumulative total of such fees equal $3,000,000. Such fee continues to be payable not withstanding the director's death or incapacity until the $3,000,000 has been paid.

     The Company has various commitments relating to its research agreements (see Note 4).

9. RELATED PARTY TRANSACTIONS

     A director of the Company is a principal of a management consulting firm that has rendered various consulting services for the Company. The Company paid the firm $120,000, $60,000 and $120,000 for services rendered for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company and one of its directors, who is affiliated with Yale University, entered into a five year consulting agreement on September 29, 1995 which is renewable for one additional year, providing for various advisory services. Under the agreement, the director receives an annual fee of $48,000.

10. SUBSEQUENT EVENT

     In connection with the retention its Chief Executive Officer, the Company granted options to purchase an aggregate amount of 980,000 shares of the Company's Common Stock. The options have exercise prices ranging from the fair market value on the date of grant to 110% of the fair market value on the date of grant.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                                  ----           ----
                                                                             (UNAUDITED)
                           ASSETS
Current assets:
     Cash and cash equivalents (includes $14,848
      restricted -- 1999)...................................  $  3,821,234   $  4,505,895
     Short-term investments (includes $1,129,886
      restricted)...........................................     2,594,497        --
     Accounts receivable....................................     1,251,618      1,309,541
     Other current assets...................................       107,198         64,503
                                                              ------------   ------------
          Total current assets..............................     7,774,547      5,879,939
Property and equipment, net.................................     1,026,184        829,982
Security deposits...........................................        51,347         58,566
Research contract prepayments...............................       416,945        416,945
                                                              ------------   ------------
          Total assets......................................  $  9,269,023   $  7,185,432
                                                              ------------   ------------

            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Obligation under capital leases -- current.............  $    291,668   $    235,795
     Accounts payable and accrued expenses..................     2,437,682      2,642,285
                                                              ------------   ------------
          Total current liabilities.........................     2,729,350      2,878,080
     Obligation under capital leases -- long term...........       180,960         83,230
                                                              ------------   ------------
          Total liabilities.................................     2,910,310      2,961,310
Redeemable preferred stock:
     5% convertible preferred stock Series 1998, $0.01 par
      value, authorized: 15,000 shares; issued and
      outstanding: 5,000 shares
       (redemption value $5,125,000 in 1998 and $5,250,000
      in 1999)..............................................     4,854,505      5,012,709
Shareholders' equity
     Preferred stock, $0.01 par value -- 5,000,000 shares
      authorized consisting of:
     Class A convertible preferred stock, $0.01 par value,
      authorized: 3,500,000 shares; issued and outstanding:
      616,656 in 1998 and 493,902 in 1999 (liquidation
      preference $6,167,000 in 1998; $4,939,020 in 1999)....         6,167          4,940
     Common stock, $0.01 par value, authorized: 35,000,000
      shares; issued: 13,953,046 in 1998 and 15,577,022 in
      1999..................................................       139,530        155,770
     Additional paid-in-capital.............................    52,024,648     56,195,006
     Deferred compensation..................................       (37,496)       (20,180)
     Accumulated deficit....................................   (50,628,641)   (57,074,617)
     Treasury stock (9,779 shares at cost in 1999)..........       --             (49,506)
                                                              ------------   ------------
                                                                 1,504,208       (788,587)
                                                              ------------   ------------
          Total liabilities and shareholders' equity........  $  9,269,023   $  7,185,432
                                                              ------------   ------------
                                                              ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                                                         MAY 1, 1994
                                    THREE MONTHS ENDED           SIX MONTHS ENDED        (INCEPTION)
                                         JUNE 30,                    JUNE 30,              THROUGH
                                 -------------------------   -------------------------     JUNE 30,
                                    1998          1999          1998          1999           1999
                                    ----          ----          ----          ----           ----
                                        (UNAUDITED)                 (UNAUDITED)          (UNAUDITED)
Revenues:
     Contract research
       grants..................  $   109,199   $   102,230   $   109,199   $   164,176   $    572,963
     Research support..........      147,599       855,570       422,441     1,115,038      3,985,152
     Technology license
       revenues................      --            --            --             50,000      4,050,000
                                 -----------   -----------   -----------   -----------   ------------
          Total revenues.......      256,798       957,800       531,640     1,329,214      8,608,115

Operating expenses:
     Research and
       development.............    2,097,510     3,976,273     4,371,032     6,324,074     33,817,250
     General and
       administrative..........      459,067       695,729     1,090,776     1,200,330     10,241,156
     Nonrecurring collaboration
       restructuring fee.......      --            --            --            --             600,000
     Purchased research and
       development.............      --            --            --            --           4,481,405
     Amortization of finance
       charges.................      --            --            --            --             345,439
Interest Income................     (106,191)      (66,989)     (249,065)     (127,355)    (1,533,543)
Interest Expense...............       15,712         9,166        34,417        20,773        181,439
                                 -----------   -----------   -----------   -----------   ------------
          Net loss.............  $(2,209,300)  $(3,656,379)  $(4,715,520)  $(6,088,608)  $(39,525,031)
                                 -----------   -----------   -----------   -----------   ------------
Preferred dividends and
  accretion....................  $(2,045,322)  $  (276,495)  $(2,675,786)  $  (357,368)  $(17,530,562)
                                 -----------   -----------   -----------   -----------   ------------
Loss applicable to common
  shareholders.................  $(4,254,622)  $(3,932,874)  $(7,391,306)  $(6,445,976)  $(57,055,593)
                                 -----------   -----------   -----------   -----------   ------------
                                 -----------   -----------   -----------   -----------   ------------
Basic and diluted loss
  applicable to common
  shareholders per share.......       $(0.40)       $(0.26)       $(0.72)       $(0.44)
                                      ------        ------        ------        ------
                                      ------        ------        ------        ------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                            CLASS A                     CLASS B
                                                                          CONVERTIBLE                 CONVERTIBLE
                                                                        PREFERRED STOCK             PREFERRED STOCK
                                                              -----------------------------------   ---------------
                                                                       SHARES             AMOUNT    SHARES   AMOUNT
                                                                       ------             ------    ------   ------
Common stock issued for cash -- July 1994...................                          0   $    0        0     $ 0
Common stock issued for services -- August 1994.............
Net loss....................................................
                                                              -------------------------   -------   ------    ---
Balance -- December 31, 1994................................                          0        0        0       0
                                                              -------------------------   -------   ------    ---
Stock options issued for compensation -- February 1995......
Reverse acquisition of MelaRx Pharmaceuticals, Inc. -- April
 1995.......................................................
Shares repurchased pursuant to employment
 agreements -- April 1995...................................
Private placement of common stock -- April 1995.............
Warrants issued with bridge notes -- April 1995.............
Initial public offering of units of one common share,
 one Class A warrant and one Class B warrant at
 $4.00 per unit -- August 1995 and September 1995...........
Issuance of common stock....................................
Receipts from sale of unit purchase option..................
Net loss....................................................
                                                              -------------------------   -------   ------    ---
Balance at December 31, 1995................................                          0        0        0       0
                                                              -------------------------   -------   ------    ---
Issuance of Class A convertible preferred stock.............                  1,250,000   12,500
Conversion of Class A convertible preferred stock...........                   (164,970)  (1,650)
Class A convertible preferred stock dividend................                     21,998      220
Issuance of common stock....................................
Compensation associated with stock option grants............
Amortization of deferred compensation.......................
Net loss....................................................
                                                              -------------------------   -------   ------    ---
Balance at December 31, 1996................................                  1,107,028   $11,070       0     $ 0
                                                              -------------------------   -------   ------    ---
Conversion of Class A convertible preferred stock...........                   (396,988)  (3,970)
Class A convertible preferred stock dividend................                     47,592      476
Issuance of Class B convertible preferred stock.............                                        4,850      49
Conversion of Class B convertible preferred stock...........                                         (258)     (3)
Accretion of dividend payable on Class B convertible
 preferred stock............................................
Extension/reissuance of underwriter warrants................
Exercise of warrants........................................
Issuance of common stock....................................
Exercise of stock options...................................
Compensation associated with stock option grants............
Amortization of deferred compensation.......................
Net loss....................................................
                                                              -------------------------   -------   ------    ---
Balance at December 31, 1997................................                    757,632   $7,576    4,592     $46
                                                              -------------------------   -------   ------    ---


                                                                     COMMON STOCK          ADDITIONAL
                                                              --------------------------     PAID-IN       DEFERRED
                                                                  SHARES         AMOUNT      CAPITAL     COMPENSATION
                                                                  ------         ------      -------     ------------
Common stock issued for cash -- July 1994...................     2,693,244      $ 26,932   $         0    $       0
Common stock issued for services -- August 1994.............       159,304         1,593
Net loss....................................................
                                                                ----------      --------   -----------    ---------
Balance -- December 31, 1994................................     2,852,548        28,525             0            0
                                                                ----------      --------   -----------    ---------
Stock options issued for compensation -- February 1995......                                   540,000
Reverse acquisition of MelaRx Pharmaceuticals, Inc. -- April
 1995.......................................................     2,000,000        20,000     4,300,000
Shares repurchased pursuant to employment
 agreements -- April 1995...................................      (274,859)       (2,749)
Private placement of common stock -- April 1995.............        76,349           763       205,237
Warrants issued with bridge notes -- April 1995.............                                   200,000
Initial public offering of units of one common share,
 one Class A warrant and one Class B warrant at
 $4.00 per unit -- August 1995 and September 1995...........     2,875,000        28,750     9,667,460
Issuance of common stock....................................         1,250            13           488
Receipts from sale of unit purchase option..................                                       250
Net loss....................................................
                                                                ----------      --------   -----------    ---------
Balance at December 31, 1995................................     7,530,288        75,302    14,913,435            0
                                                                ----------      --------   -----------    ---------
Issuance of Class A convertible preferred stock.............                                22,890,075
Conversion of Class A convertible preferred stock...........       458,255         4,582        (2,932)
Class A convertible preferred stock dividend................                                   255,661
Issuance of common stock....................................        29,418           294       102,426
Compensation associated with stock option grants............                                   190,407     (190,407)
Amortization of deferred compensation.......................                                                 83,647
Net loss....................................................
                                                                ----------      --------   -----------    ---------
Balance at December 31, 1996................................     8,017,961      $ 80,178   $38,349,072    $(106,760)
                                                                ----------      --------   -----------    ---------
Conversion of Class A convertible preferred stock...........     1,102,757        11,028        (7,058)
Class A convertible preferred stock dividend................                                   623,038
Issuance of Class B convertible preferred stock.............                                 4,851,662
Conversion of Class B convertible preferred stock...........        64,642           647          (644)
Accretion of dividend payable on Class B convertible
 preferred stock............................................                                   138,365
Extension/reissuance of underwriter warrants................                                   168,249
Exercise of warrants........................................           238             3            (6)
Issuance of common stock....................................       598,336         5,983     3,463,818
Exercise of stock options...................................        50,000           500        19,500
Compensation associated with stock option grants............                                    55,643
Amortization of deferred compensation.......................                                                 34,632
Net loss....................................................
                                                                ----------      --------   -----------    ---------
Balance at December 31, 1997................................     9,833,934      $ 98,339   $47,661,639    $ (72,128)
                                                                ----------      --------   -----------    ---------


                                                                                               TOTAL
                                                                ACCUMULATED     TREASURY   STOCKHOLDERS'
                                                                  DEFICIT        STOCK        EQUITY
                                                                  -------        -----        ------
Common stock issued for cash -- July 1994...................   $    (19,877)    $     0     $     7,055
Common stock issued for services -- August 1994.............         (1,176)                        417
Net loss....................................................       (475,946)                   (475,946)
                                                               ------------     --------    -----------
Balance -- December 31, 1994................................       (496,999)          0        (468,474)
                                                               ------------     --------    -----------
Stock options issued for compensation -- February 1995......                                    540,000
Reverse acquisition of MelaRx Pharmaceuticals, Inc. -- April
 1995.......................................................                                  4,320,000
Shares repurchased pursuant to employment
 agreements -- April 1995...................................          2,029                        (720)
Private placement of common stock -- April 1995.............                                    206,000
Warrants issued with bridge notes -- April 1995.............                                    200,000
Initial public offering of units of one common share,
 one Class A warrant and one Class B warrant at
 $4.00 per unit -- August 1995 and September 1995...........                                  9,696,210
Issuance of common stock....................................                                        501
Receipts from sale of unit purchase option..................                                        250
Net loss....................................................     (9,530,535)                 (9,530,535)
                                                               ------------     --------    -----------
Balance at December 31, 1995................................    (10,025,505)          0       4,963,232
                                                               ------------     --------    -----------
Issuance of Class A convertible preferred stock.............    (11,371,523)                 11,531,052
Conversion of Class A convertible preferred stock...........                                         (0)
Class A convertible preferred stock dividend................       (255,881)                          0
Issuance of common stock....................................                                    102,720
Compensation associated with stock option grants............                                          0
Amortization of deferred compensation.......................                                     83,647
Net loss....................................................     (7,608,679)                 (7,608,679)
                                                               ------------     --------    -----------
Balance at December 31, 1996................................   $(29,261,588)    $     0     $ 9,071,972
                                                               ------------     --------    -----------
Conversion of Class A convertible preferred stock...........                                         (0)
Class A convertible preferred stock dividend................       (623,514)                          0
Issuance of Class B convertible preferred stock.............       (369,861)                  4,481,850
Conversion of Class B convertible preferred stock...........                                          0
Accretion of dividend payable on Class B convertible
 preferred stock............................................       (138,365)                          0
Extension/reissuance of underwriter warrants................                                    168,249
Exercise of warrants........................................                                         (3)
Issuance of common stock....................................                                  3,469,801
Exercise of stock options...................................                                     20,000
Compensation associated with stock option grants............                                     55,643
Amortization of deferred compensation.......................                                     34,632
Net loss....................................................     (5,343,594)                 (5,343,594)
                                                               ------------     --------    -----------
Balance at December 31, 1997................................   $(35,736,922)    $     0     $11,958,550
                                                               ------------     --------    -----------

                                                        (continued on next page)

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (continued)

                                                                            CLASS A                     CLASS B
                                                                          CONVERTIBLE                 CONVERTIBLE
                                                                        PREFERRED STOCK             PREFERRED STOCK
                                                              -----------------------------------   ---------------
                                                                       SHARES             AMOUNT    SHARES   AMOUNT
                                                                       ------             ------    ------   ------
Conversion of Class B convertible preferred stock...........                                        (4,592)   $(46)
Accretion of dividend payable on Class B convertible
 preferred stock............................................
Premium on Conversion dividend on class B convertible
 preferred stock............................................
Conversion of Class A convertible preferred stock...........                   (174,981) $(1,749)
Class A convertible preferred stock dividend................                     34,005      340
Discount on Series 1998 convertible preferred stock.........
Series 1998 convertible preferred stock accretion...........
Common stock issued in exchange for cancellation of
 outstanding warrants.......................................
Exercise of stock options...................................
Exercise of warrants........................................
Compensation associated with stock option grants............
Amortization of deferred compensation.......................
Net loss....................................................
                                                              -------------------------   -------   ------    ---
Balance at December 31, 1998................................                    616,656   $6,167        0     $ 0
                                                              -------------------------   -------   ------    ---
Conversion of Class A convertible preferred stock...........                   (136,744)  (1,367)
Class A convertible preferred stock dividend................                     13,990      140
Series 1998 convertible preferred stock accretion...........
Exercise of stock options...................................
Common stock issued in exchange for cancellation of
 outstanding warrants.......................................
Exercise of warrants........................................
Issuance of common stock....................................
Amortization of deferred compensation.......................
Net loss....................................................
                                                              -------------------------   -------   ------    ---
Balance at June 30, 1999 (unaudited)........................                    493,902   $4,940        0     $ 0
                                                              -------------------------   -------   ------    ---
                                                              -------------------------   -------   ------    ---


                                                                     COMMON STOCK          ADDITIONAL
                                                              --------------------------     PAID-IN       DEFERRED
                                                                  SHARES         AMOUNT      CAPITAL     COMPENSATION
                                                                  ------         ------      -------     ------------
Conversion of Class B convertible preferred stock...........     1,205,178      $ 12,052   $   (12,006)
Accretion of dividend payable on Class B convertible
 preferred stock............................................                                   286,776
Premium on Conversion dividend on class B convertible
 preferred stock............................................       585,898         5,859     2,043,532
Conversion of Class A convertible preferred stock...........       486,062         4,860        (3,111)
Class A convertible preferred stock dividend................                                   329,206
Discount on Series 1998 convertible preferred stock.........                                 1,597,218
Series 1998 convertible preferred stock accretion...........                                         0
Common stock issued in exchange for cancellation of
 outstanding warrants.......................................     1,792,952        17,929     8,441,442
                                                                                            (8,502,064)
Exercise of stock options...................................        32,750           328       119,854
Exercise of warrants........................................        16,272           163        10,910
Compensation associated with stock option grants............                                    51,252
Amortization of deferred compensation.......................                                              $  34,632
Net loss....................................................
                                                                ----------      --------   -----------    ---------
Balance at December 31, 1998................................    13,953,046      $139,530   $52,024,648    $ (37,496)
                                                                ----------      --------   -----------    ---------
Conversion of Class A convertible preferred stock...........       379,851         3,799        (2,432)
Class A convertible preferred stock dividend................                                   199,024
Series 1998 convertible preferred stock accretion...........
Exercise of stock options...................................       323,812         3,238        49,268
Common stock issued in exchange for cancellation of
 outstanding warrants.......................................           102             1           473
Exercise of warrants........................................        26,296           263          (263)
Issuance of common stock....................................       893,915         8,939     3,924,288
Amortization of deferred compensation.......................                                                 17,316
Net loss....................................................
                                                                ----------      --------   -----------    ---------
Balance at June 30, 1999 (unaudited)........................    15,577,022      $155,770   $56,195,006    $ (20,180)
                                                                ----------      --------   -----------    ---------
                                                                ----------      --------   -----------    ---------


                                                                                               TOTAL
                                                                ACCUMULATED     TREASURY   STOCKHOLDERS'
                                                                  DEFICIT        STOCK        EQUITY
                                                                  -------        -----        ------
Conversion of Class B convertible preferred stock...........                                $         0
Accretion of dividend payable on Class B convertible
 preferred stock............................................   $   (286,776)                          0
Premium on Conversion dividend on class B convertible
 preferred stock............................................     (2,049,391)                          0
Conversion of Class A convertible preferred stock...........                                          0
Class A convertible preferred stock dividend................       (329,546)                          0
Discount on Series 1998 convertible preferred stock.........     (1,597,218)                          0
Series 1998 convertible preferred stock accretion...........       (151,119)                   (151,119)
Common stock issued in exchange for cancellation of
 outstanding warrants.......................................
                                                                                                (42,693)
Exercise of stock options...................................                                    120,182
Exercise of warrants........................................                                     11,073
Compensation associated with stock option grants............                                     51,252
Amortization of deferred compensation.......................                                     34,632
Net loss....................................................    (10,477,669)                (10,477,669)
                                                               ------------     --------    -----------
Balance at December 31, 1998................................   $(50,628,641)    $     0     $ 1,504,208
                                                               ------------     --------    -----------
Conversion of Class A convertible preferred stock...........                                          0
Class A convertible preferred stock dividend................       (199,164)                          0
Series 1998 convertible preferred stock accretion...........       (158,204)                   (158,204)
Exercise of stock options...................................                    (49,506)          3,000
Common stock issued in exchange for cancellation of
 outstanding warrants.......................................                                        474
Exercise of warrants........................................                                          0
Issuance of common stock....................................                                  3,933,227
Amortization of deferred compensation.......................                                     17,316
Net loss....................................................     (6,088,608)                 (6,088,608)
                                                               ------------    --------     -----------
Balance at June 30, 1999 (unaudited)........................   $(57,074,617)   $(49,506)    $  (788,587)
                                                               ------------    --------     -----------
                                                               ------------    --------     -----------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                                    MAY 1, 1994
                                                                                    (INCEPTION)
                                                           FOR THE SIX MONTHS         THROUGH
                                                             ENDED JUNE 30,           JUNE 30,
                                                        -------------------------   ------------
                                                           1998          1999           1999
                                                           ----          ----           ----
                                                               (UNAUDITED)          (UNAUDITED)
Cash flows from operating activities:
     Net loss.........................................  $(4,715,520)  $(6,088,608)  $(39,525,031)
     Adjustments to reconcile net loss to cash flows
       used in operating activities
          Purchased research and development..........      --            --           4,481,405
          Amortization of financing costs.............      --            --             345,439
          Depreciation and amortization...............      245,936       248,950      1,200,932
          (Increase) decrease in other current
            assets....................................      604,850       (15,228)    (1,373,058)
          (Increase) decrease in other assets.........       (4,200)       (7,219)      (473,796)
          Increase (decrease) in accounts payable and
            accrued expense...........................       22,306       204,603      2,607,753
          Accretion on Class B preferred stock........      --            --             --
          Extension/reissuance of placement agent
            warrants..................................      --            --             168,249
          Stock issued for services...................      --            --             600,417
          Stock options issued for compensation.......       42,942        17,316        817,122
                                                        -----------   -----------   ------------
               Net cash (used in) operating
                 activities...........................   (3,803,686)   (5,640,186)   (31,150,568)
                                                        -----------   -----------   ------------
Cash flows used for investing activities:
          Purchase of marketable securities...........      --            --         (24,707,588)
          Maturities of marketable securities.........    3,124,725     2,594,497     24,707,588
          Cash portion of MelaRx acquisition..........      --            --               4,061
          Acquisition of fixed assets.................      (54,808)      (52,748)    (1,086,481)
                                                        -----------   -----------   ------------
               Net cash provided by (used in)
                 investing activities.................    3,069,917     2,541,749     (1,082,420)
                                                        -----------   -----------   ------------
Cash flows provided by financing activities:
          Initial public offering.....................      --            --           9,696,210
          Net proceeds from issuance of common
            stock.....................................      (39,189)    3,936,701      7,220,267
          Net proceeds from issuance of preferred
            stock.....................................    4,738,796       --          20,716,288
          Repurchase of common stock..................      --            --                (720)
          Net proceeds from bridge financing..........      --            --           1,704,269
          Repayments of bridge financing..............      --            --          (2,000,000)
          Advances from stockholders..................      --            --             250,000
          Repayments to stockholders..................      --            --            (250,000)
          Exercise of warrants........................        4,730       --              11,070
          Receipts from sale of unit purchase
            option....................................      --            --                 250
          Repayment of equipment capital lease........     (150,139)     (153,603)      (608,751)
                                                        -----------   -----------   ------------
               Net cash provided by (used in)
                 financing activities.................    4,554,198     3,783,098     36,738,883
                                                        -----------   -----------   ------------
Net increase in cash..................................    3,820,429       684,661      4,505,895
Cash and cash equivalents at beginning of period......    3,890,621     3,821,234              0
                                                        -----------   -----------   ------------
Cash and cash equivalents at end of period............  $ 7,711,050   $ 4,505,895   $  4,505,895
                                                        -----------   -----------   ------------
                                                        -----------   -----------   ------------

   The accompanying notes are an integral part of these financial statements.

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

(NOTE A) -- THE COMPANY

     Vion Pharmaceuticals, Inc. (the 'Company') is a development stage biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. The Company, formerly OncoRx, Inc., was incorporated in May 1993 and began operations on May 1, 1994.

     In April 1995, the Company merged into OncoRx Research Corp., a previously unaffiliated company ('Research'). The shareholders of the Company were issued shares of common and preferred stock of MelaRx Pharmaceuticals Inc. ('MelaRx'), the 100% owner of Research, in exchange for all of the outstanding shares of the Company. The stockholders of the Company were issued 2,654,038 common and 23,859 preferred shares of MelaRx in exchange for 2,000,000 shares of common stock of the Company valued at $2.16 per share (fair value). In August 1995, the Company completed an initial public offering resulting in net proceeds to the Company of approximately $9,696,000.

     As the shareholders of the Company, which was renamed OncoRx, Inc. after the merger, obtained a majority interest in the merged company, for accounting purposes the Company is treated as the acquirer. Therefore, the transaction is recorded as a purchase in the Company's financial statements which include the results of operations of the Company from inception and MelaRx from the date of acquisition. The excess of cost over the fair value of MelaRx's net tangible assets, $4,481,405, was treated as purchased research and development and expensed immediately.

     The accompanying financial statements are prepared assuming the Company will continue as a going concern; however, at its current and planned rate of spending, the Company's cash, cash equivalents and short-term investments are not sufficient to allow it to continue operations through the 1999 calendar year. The Company requires other sources of capital in order to meet such budgeted expenditures and to continue its operations throughout the year. The Company is seeking to enter into significant strategic partnerships with pharmaceutical companies for the development of its core technologies, through which it would anticipate receiving some of the revenues and financing required to continue operations beyond the year end. The Company is seeking to raise funds through additional means, including (1) private and public sale of its securities; (2) spin-off, refinancing, or partial sale or disposition of its rights to certain of its non-core technologies; and (3) equipment lease financing.

     Failure to obtain such financing will require the Company to delay, renegotiate, or omit payment on its outside research funding commitments causing it to substantially curtail its operations, resulting in a material adverse effect on the Company. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the outcome of this uncertainty.

(NOTE B) -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ending December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report for the fiscal year ended December 31, 1998 on Form 10-KSB/A Amendment No. 1 (File
No. 0-26534).

(NOTE C) -- SHAREHOLDERS' EQUITY

     On April 20, 1995, 2,000,000 shares of common stock valued at $2.16 per share were issued in conjunction with the merger with MelaRx (see Note 1). Shortly prior to the consummation of the Merger, the Company issued 76,349 shares of common stock for net proceeds of $206,000 after deducting placement fees of $14,000.

     On August 17, 1995 and September 6, 1995, the Company completed an IPO of 2,875,000 units, consisting of an aggregate of 2,875,000 shares of common stock, 2,875,000 redeemable Class A Warrants and 2,875,000 redeemable Class B Warrants at a price of $4.00 per unit. Each Class A Warrant entitles the holder to purchase one share of common stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase one share of common stock. These warrants are exercisable through August 13, 2000. The net proceeds to the Company of the IPO were approximately $9,696,000 before repayment of the bridge financing noted below.

     In conjunction with the Company's IPO, the Company granted the underwriter an option, exercisable until August 14, 2000, to purchase up to 250,000 units at $5.20 per unit, subject to adjustment.

     Commencing with its IPO, and including the gross proceeds therefrom, the Company has raised a gross amount of $37,850,000 to date, through the issuance of common and preferred stock.

PRIVATE PLACEMENT OF CLASS A CONVERTIBLE PREFERRED STOCK

     On May 22, 1996, the Company completed a private placement of 1,250,000 shares of Class A Convertible Preferred Stock, at $10.00 per share, resulting in net proceeds to the Company of $11,531,052. Each share of Class A Preferred Stock is immediately convertible into 2.777777 shares of the Company's common stock and is entitled to vote on all matters on an 'as if' converted basis. The Company recorded an imputed one-time non-cash dividend of approximately $11.4 million as a result of the difference between the conversion price and the quoted market price of the Company's common stock as of the date of issuance as required by the Financial Accounting Standards Board Emerging Issues Task
Force D-60 'Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature' (EITF D-60). The $11.4 million has been recognized as a charge against accumulated deficit with a corresponding increase in additional paid-in capital. The imputed non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. In connection with the foregoing transaction, the Company also issued to the placement agent warrants, exercisable over a five year period, to purchase an aggregate of 546,875 shares of the Company's common stock at prices ranging from $3.96 to $12.00. The shares of Class A Preferred Stock pay semi-annual dividends of 5% per annum, payable in additional shares of Class A Preferred Stock, which are immediately convertible into common stock of the Company. The Company has recorded non-cash dividends as a charge against the accumulated deficit and a credit to additional paid-in capital based on the quoted market price of the common stock as of the date of the issuance of the preferred dividends of $623,514 in 1997, $329,546 in 1998 and $199,164 in 1999. The non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. The issue contains a provision for a 15% one time dividend payable in additional Class A Preferred Stock if the Company redeems the issue within 3 years. In the event that the closing bid price of the Company's common stock exceeds $10.3125 for 20 trading days in any 30 trading day period, the Company can redeem the Class A

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Preferred Stock at the issue price plus all declared and unpaid dividends thereon. If all of the 493,902 outstanding shares of the Company's Class A Preferred Stock were thusly redeemed, their redemption value would be $4,939,020. The issuance of the Class A Preferred Stock at closing also triggered certain antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants. The Company cannot pay cash dividends on common stock without the consent of a majority of holders of the class A Preferred Stock.

PRIVATE PLACEMENT OF CLASS B CONVERTIBLE PREFERRED STOCK

     On August 20, 1997, the Company completed a private placement of 4,850 shares of non-voting Class B Convertible Preferred Stock, at $1,000 per share, resulting in net proceeds to the Company of $4,481,450. Shares of Class B Preferred Stock are convertible into shares of common stock including an accretion of 8% per annum. For the three and six-month periods ended June 30, 1998 the Class B accretion totaled $142,386 and $263,548, respectively. Shares of the Class B Preferred Stock were also be eligible, under certain circumstances, to receive dividends paid in Class C Preferred Stock. The
Class C Preferred Stock was convertible into shares of common stock at the average closing bid price of the Company's common stock for thirty consecutive business days ending on the private placement closing date and was not entitled to dividends. Conversions of Class B Preferred Stock in the three and six-month periods ended June 30, 1998 resulted in additional dividends of Class C Preferred Stock representing 21,386 and 177,036 shares of common stock valued at $101,707 and $611,009, respectively. These dividends and the Class B accretion were recorded as a charge against accumulated deficit, with a corresponding increase to additional paid-in capital for the period ending June 30, 1998. These dividends and accretion have been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. On August 11, 1998, the Company reached agreement with each of the holders of its Class B Preferred Stock that the holders would convert all of the outstanding shares of Class B Preferred Stock into an aggregate of 867,806 shares of common stock.

PRIVATE PLACEMENT OF 5% CONVERTIBLE PREFERRED STOCK SERIES 1998

     On June 30, 1998, the Company completed a private placement of 5,000 shares of non-voting 5% Redeemable Convertible Preferred Stock Series 1998 ('Series 1998 Preferred Stock'). The Series 1998 Preferred Stock was issued at $1,000 per share, resulting in net proceeds to the Company of $4,703,386. The shares of Series 1998 Preferred Stock accrue dividends of 5% per annum payable in-kind. Each share of Series 1998 Preferred Stock is convertible into common stock based on the formula of issued price plus accrued dividends divided by $3.60. Dividends other than non-cash dividends paid in-kind with respect to other classes or series of preferred stock require consent of two-thirds majority interest of the holders of Series 1998 Preferred Stock. The Series 1998 Preferred Stock is mandatorily redeemable at $1,000 per share plus dividends on June 30, 2003. In connection with the sale of the Series 1998 Preferred Stock, the Company imputed a one-time non-cash dividend of approximately $1.6 million as a result of the difference between the conversion price and the quoted market price of the Company's common stock at the date of issuance as required by EITF D-60. Such amount was recognized upon issuance of the Series 1998 Preferred Stock as a charge against the accumulated deficit with a corresponding increase to additional paid-in capital. The imputed non-cash dividend has been included in the dividend requirement on Preferred Stock and the loss applicable to common shareholders. The dividend requirement on Preferred Stock also reflects the amortization of the costs of completing the offering and the accretion of the 5% per annum dividend. The issuance of the Series 1998 Preferred Stock at closing also triggered certain antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants (see
Note E).

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PRIVATE PLACEMENT OF COMMON STOCK -- APRIL 1999

     In April 1999, the Company consummated a private placement of the Company's common stock. Pursuant to the private placement, the Company issued 893,915 shares of common stock at a price of approximately $4.47 per share (the 'Purchase Price'), for aggregate proceeds of approximately $4,000,000.

     Subject to certain exceptions, if at any time during the twelve-month period following the closing of the private placement, the Company issues or agrees to issue any common stock at a price per share which is less than the Purchase Price, or if the Company issues or agrees to issue any rights, options, warrants or other securities which are directly or indirectly convertible into or exchangeable for common stock for a consideration per share of common stock deliverable upon conversion or exchange of such rights, options, warrants or other securities which is less than the Purchase Price (any such new issuance price per share being referred to as the 'New Issue Price'), then the Company shall immediately thereafter issue to the investors in the private placement, on a pro rata basis, additional registered, listed shares of common stock such that the total number of shares of common stock issued pursuant to the private placement will equal at least $4,000,000 divided by the New Issue Price. The foregoing provisions will cease to be effective after the date, if any, upon which the Company completes a private placement or public offering of its common stock at a price per share in excess of the Purchase Price and also resulting in gross proceeds equal to or greater than $11,000,000.

(NOTE D) -- WARRANT EXCHANGE OFFER

     On May 19, 1998, the Company commenced an offer to exchange each outstanding Class A Warrant, at the option of the holder, for either (A) 0.438 shares of the Company's common stock or (B) 0.254 shares of common stock and $0.66 in cash. The Company simultaneously offered to exchange each outstanding Class B Warrant, at the holder's option, for either (A) 0.212 shares of common stock or (B) 0.123 shares of common stock and $0.32 in cash. The Exchange Offer was not conditioned upon the exchange of a minimum number of Class A Warrants or Class B Warrants. As a result of the Exchange Offer 3,209,806 Class A Warrants and 1,881,835 Class B Warrants were exchanged for 1,395,027 and 397,925 shares of the Company's common stock and $39,007 and $3,686 in cash, respectively.

(NOTE E) -- ANTIDILUTION ADJUSTMENT

     As a result of the sale on May 22, 1996 of 1,250,000 shares of Class A Convertible Preferred Stock, an adjustment was made to the exercise price of the Class A Warrants and the Class B Warrants and there was a corresponding distribution of additional Class A Warrants and Class B Warrants. Specifically, on July 12, 1996 (the 'Payment Date') each holder of a Class A Warrant at the close of business on July 3, 1996 (the 'Record Date') was issued an additional
0.1 Class A Warrant and the exercise price of the Class A Warrants was reduced from $5.20 to $4.73. In addition, on the Payment Date each holder of a Class B Warrant on the close of business on the Record Date was issued an additional 0.1 Class B Warrant and the exercise price of the Class B Warrants was reduced from $7.00 to $6.37.

     Subsequently, as a result of the sale on June 30, 1998 of 5,000 shares of Series 1998 Preferred Stock, an additional adjustment was made to the exercise price of the Class A Warrants and the Class B Warrants with a corresponding distribution of additional Class A Warrants and Class B Warrants. Specifically, on September 8, 1998 (the 'Payment Date') each holder of a Class A Warrant at the close of business on August 26, 1998 (the 'Record Date') received an additional 0.02 (2 per 100 outstanding) Class A Warrants and the exercise price of the Class A Warrants was reduced from $4.73 to $4.63. In addition, on the Payment Date each holder of a Class B Warrant

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

on the close of business on the Record Date received an additional 0.02 (2 per 100 outstanding) Class B Warrants and the exercise price of the Class B Warrants was reduced from $6.37 to $6.23.

(NOTE F) -- RESEARCH AND LICENSE AGREEMENTS

BOEHRINGER INGELHEIM AGREEMENT

     On November 24, 1997, the Company and Boehringer Ingelheim International GmbH of Germany ('BI') entered into an exclusive worldwide licensing agreement for the development and marketing of Promycin'r' (porfiromycin), an anticancer cell therapeutic. The agreement provides the Company with exclusive co-promotion rights to Promycin in the United States and Canada. BI will have exclusive worldwide rights to market and sell Promycin outside the United States and Canada. The Company is responsible for the manufacturing and supply of Promycin worldwide.

     In exchange for these rights, the Company received $4,000,000 in technology access fees and net proceeds of $2,869,801 from the sale of 448,336 shares of common stock at a premium to the then current market price. BI has also reimbursed the Company for certain initial development costs to date and will share in future worldwide development costs.

     The Company has cash equivalents and short-term investments of $4,505,895 at June 30, 1999. This balance includes $14,848 of restricted investments for future Promycin development expenses from the original $4,000,000 received in 1997 from BI. The Company recorded $1,115,038 of reimbursed Promycin development expenses as revenue during the first six months of 1999.

COVANCE AGREEMENT

     During the quarter ended June 30, 1997, the Company entered into a Clinical Development Agreement (the 'Agreement') with Covance Clinical Research Unit Ltd. and Covance Inc. ('Covance'). Pursuant to the Agreement, the Company is contracting to Covance the selection and management of clinical sites and the preparation of clinical trial reports arising from clinical trials performed by Covance regarding the Company's product candidate Promycin for the inclusion in a regulatory submission. The Company has incurred estimated and actual expenses of $1,578,822 for the six months ended June 30, 1999 under this agreement which has been expensed as incurred as research and development. Included in the company's total current liabilities at June 30, 1999 are payables to Covance Development Service Corporation for $1,760,034.

(NOTE G) -- PER SHARE DATA

     The following table sets forth the computation of basic and diluted earnings per share:

                                           THREE MONTHS ENDED           SIX MONTHS ENDED
                                                JUNE 30,                    JUNE 30,
                                        -------------------------   -------------------------
                                           1998          1999          1998          1999
                                           ----          ----          ----          ----
Numerator:
     Net loss.........................  $(2,209,300)  $(3,656,379)  $(4,715,520)  $(6,088,608)
     Preferred dividends and
       accretion......................   (2,045,322)     (276,495)   (2,675,786)     (357,368)
                                        -----------   -----------   -----------   -----------
Numerator for basic and diluted loss
  applicable to common shareholders
  per share...........................  $(4,254,622)  $(3,932,874)  $(7,391,306)  $(6,445,976)
Denominator:
     Denominator for basic and diluted
       loss applicable to common
       shareholders per share.........   10,612,282    14,895,158    10,251,896    14,567,169
Basic and diluted loss applicable to
  common shareholders per share.......    $(0.40)       $(0.26)       $(0.72)       $(0.44)

                           VION PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     For additional disclosures regarding warrants and Class A, B and Series 1998 Convertible Preferred Stock, see Note C, D, E and F. These potentially dilutive securities were not included in diluted loss per share applicable to common shareholders as the effect would be antidilutive. Under the Financial Accounting Standards Board Statement No. 128, which the Company has adopted, the dilutive effect of stock options has been excluded.

(NOTE H) -- SMALL BUSINESS INNOVATION RESEARCH GRANTS

     On February 27, 1998 and April 22, 1998, the Company was awarded a Small Business Innovation Research ('SBIR') grant from the National Cancer Institute for the Reduced Toxicity of Tumor-Targeted Salmonella and the Inhibitors of Ribonucleotide Reductase ('IRR') programs, respectively. The awards were for reimbursable direct costs of up to $100,000 and $373,565, respectively, and expired on August 31, 1998 and April 30, 1999. The Company recognized $100,000 and $316,068 of revenue on these two grants, respectively, for reimbursement of expenses incurred for the duration of the grants through June 30, 1999. An automatic extension was granted on the IRR grant to utilize the amount remaining on the IRR grant. In addition to the extension, a new twelve-month IRR grant was approved on April 7, 1999 for $374,764. As of June 30, 1999 the Company recognized $56,894 in revenues from this new grant.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

 [Picture of penetration of the three regions of a tumor by various anticancer agents. Picture shows that TAPET organisms penetrate further into tumors than other agents.]

                       [VION PHARMACEUTICALS, INC LOGO]


                            STATEMENT OF DIFFERENCES
                            ------------------------

The registered trademark symbol shall be expressed as..................... 'r'